                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                   ----------

                               STRYKER CORPORATION
             (Exact name of registrant as specified in its charter)

           MICHIGAN                            3841                    38-1239739
(State or other jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer
 incorporation or organization)     Classification Code Number)    Identification No.)

                               2725 FAIRFIELD ROAD
                            KALAMAZOO, MICHIGAN 49002
                                 (616) 385-2600
       (Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

                                DAVID J. SIMPSON
              VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY
                               STRYKER CORPORATION
                 2725 FAIRFIELD ROAD, KALAMAZOO, MICHIGAN 49002
                                 (616) 385-2600
       (Name, address, including Zip Code, and telephone number, including area code, of agent for service)

                                   Copies to:
       JOHN H. DENNE, ESQ.                      WILLIAM E. TANIS, ESQ.
WHITMAN BREED ABBOTT & MORGAN LLP      IRELAND, STAPLETON, PRYOR & PASCOE, P.C.
         200 PARK AVENUE                       1675 BROADWAY, SUITE 2600
     NEW YORK, NEW YORK 10166                   DENVER, COLORADO 80202
          (212) 351-3207                            (303) 628-3654

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: The effective date of the merger of a wholly owned subsidiary of registrant with and into Image Guided Technologies, Inc. as described in the proxy statement/prospectus.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.                         [ ]
                                                                         -------

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering.                                      [ ]
                                                                         -------

                                   ----------

                                                CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
                                                                                    Proposed
  Title of each class of            Amount              Proposed maximum             maximum                 Amount of
       securities to                 to be             offering price per           aggregate              registration
       be registered            registered (1)                 unit             offering price (2)             fee
------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value
      $.10 per share            343,000 shares           Not Applicable             $9,939,932                 $2,625
------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(1) This Registration Statement relates to common stock of the registrant issuable to holders of common stock of Image Guided Technologies, Inc. in a proposed merger as described in the proxy statement/prospectus. The actual number of shares to be issued will be determined by dividing $12,000,000 by the average closing price of the registrant's common stock on the New York Stock Exchange for a specified 30-day period. The number of shares to be registered is based on an assumed average closing price of registrant's common stock of approximately $35 per share.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(1) under the Securities Act of 1933. Pursuant to Rule 457(f)(i), the proposed maximum aggregate offering price of the registrant's common stock was calculated in accordance with Rule 457(c) under the Securities Act by multiplying $1.88, the average of the bid and ask prices of the common stock of Image Guided Technologies, Inc. on the over-the-counter market on June 23, 2000, by 5,287,198, the maximum number of shares of common stock of Image Guided Technologies, Inc. to be cancelled as a result of the merger based on the shares outstanding on June 23, 2000 plus number of shares expected to be issued prior to the effective date of the merger pursuant to the exercise of outstanding options and warrants.

                                   ----------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------

                         IMAGE GUIDED TECHNOLOGIES, INC.
                             5710-B FLATIRON PARKWAY
                             BOULDER, COLORADO 80301

                                                                   July   , 2000
                                                                        --
Dear Shareholder:

         You are cordially invited to attend our special meeting of shareholders on July __, 2000, at 9:00 a.m., local time, at 5710-B Flatiron Parkway, Boulder, Colorado 80301. At the special meeting, we will ask you to vote on the merger of IGT and Stryker Corporation. In the merger, you will receive in exchange for each share of IGT common stock that you own that number of shares of Stryker common stock determined by dividing $12,000,000 by the average closing price of the Stryker common stock on the New York Stock Exchange for the 30 consecutive trading days beginning on the 35th trading day prior to the date of the special meeting and dividing the quotient so obtained by the number of shares of IGT common stock outstanding immediately prior to the merger. Stryker common stock is listed on the New York Stock Exchange under the trading symbol "SYK." On June 22, 2000, Stryker common stock closed at $41.19 per share. On that date, there were 4,304,198 shares of IGT common stock outstanding. In addition, up to an additional 983,000 shares of IGT common stock may be issued prior to the merger as a result of the exercise of in-the-money outstanding options and warrants and other adjustments. You will receive cash for any fractional share of Stryker common stock that you would otherwise receive in the merger.

         Your vote is very important. We cannot complete the merger unless holders of a majority of the outstanding shares of IGT common stock vote to approve the merger agreement. Only shareholders who hold shares of IGT common stock at the close of business on June 22, 2000 will be entitled to vote at the special meeting.

         THE ENCLOSED PROXY STATEMENT/PROSPECTUS GIVES YOU DETAILED INFORMATION ABOUT THE PROPOSED MERGER AND INCLUDES THE MERGER AGREEMENT AS ANNEX A. WE ENCOURAGE YOU TO READ CAREFULLY THE PROXY STATEMENT/PROSPECTUS, INCLUDING ITS ANNEXES. YOU SHOULD CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS RELATING TO THE MERGER" ON PAGE 13 OF THE ENCLOSED PROXY STATEMENT/PROSPECTUS BEFORE VOTING.

         AFTER CAREFUL CONSIDERATION, THE IGT BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT, HAS DETERMINED THAT THE MERGER IS FAIR TO YOU AND RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

         Please complete, sign and return your proxy. Thank you for your cooperation.

                                       Sincerely,


                                       Paul L. Ray, Chief Executive Officer and
                                       Chairman of the Board


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE MERGER DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS OR THE STRYKER COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER, OR DETERMINED IF THE PROXY STATEMENT/ PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             THE PROXY STATEMENT/PROSPECTUS IS DATED JULY __, 2000,
      AND IS FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT JULY __, 2000.

                      REFERENCES TO ADDITIONAL INFORMATION

         This proxy statement/prospectus incorporates important business and financial information about Stryker from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Stryker at the following address and telephone number:

                             Stryker Corporation
                             P.O. Box 4085
                             Kalamazoo, Michigan  49003-4085
                             Attention: Secretary
                             Telephone: 616-385-2600

         If you would like to request documents, please do so by July __, 2000 in order to receive them before the IGT special meeting.

              See "Where You Can Find More Information" (page 62).

                         IMAGE GUIDED TECHNOLOGIES, INC.

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JULY __, 2000

To the Shareholders of Image Guided Technologies, Inc.:

         We will hold a special meeting of the shareholders of Image Guided Technologies, Inc. on July __, 2000, at 9:00 a.m., local time, at 5710-B Flatiron Parkway, Boulder, Colorado 80301 for the following purpose:

         To consider and vote upon a proposal to approve the merger agreement among Stryker Corporation, IGT Acquisition Co., a wholly owned subsidiary of Stryker, and IGT. Under the merger agreement, each outstanding share of IGT common stock will be converted into the right to receive that number of shares of Stryker common stock determined by dividing $12,000,000 by the average closing price of the Stryker common stock on the New York Stock Exchange for the 30 consecutive trading days beginning on the 35th trading day prior to the date of the special meeting and dividing the quotient so obtained by the number of shares of IGT common stock outstanding immediately prior to the merger.

         We will transact no other business at the special meeting, except business that may be properly brought before the special meeting or any adjournment of it by the IGT board of directors.

         Only holders of record of shares of IGT common stock at the close of business on June 22, 2000, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements.

         We cannot complete the merger unless holders of a majority of the outstanding shares of IGT common stock vote to adopt the merger agreement. Under Colorado law, you are entitled to dissenters' rights. If you do not vote in favor of the merger and you properly elect to exercise your dissenters' rights, you may receive payment of the "fair value" of your IGT common stock.

         FOR MORE INFORMATION ABOUT THE MERGER, PLEASE REVIEW THE ACCOMPANYING PROXY STATEMENT /PROSPECTUS AND THE MERGER AGREEMENT ATTACHED AS ANNEX A.

         All IGT shareholders are cordially invited to attend the special meeting in person. However, whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope. You may vote in person at the special meeting, even if you have returned a proxy. If you do not vote by proxy or in person at the special meeting, it will have the same effect as a vote against the merger agreement.

         Executed proxies with no instructions will be voted "FOR" the approval of the merger agreement. Please do not send any stock certificates at this time. If the merger is completed, you will be sent instructions regarding the exchange of your certificates.



                                       By Order of the Board of Directors,

                                            Waldean Schulz, Secretary

Boulder, Colorado
July   , 2000
     --

                                TABLE OF CONTENTS


                                                                                                        PAGE
                                                                                                        ----

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL
   MEETING................................................................................................1
SUMMARY...................................................................................................4
   General................................................................................................4
   The Companies..........................................................................................6
   The Special Meeting....................................................................................7
   The Merger.............................................................................................8
RISK FACTORS RELATING TO THE MERGER.......................................................................13
INFORMATION CONCERNING IGT................................................................................14
   General Description of IGT's Business..................................................................14
   Selected Historical Financial Data.....................................................................22
   Management's Discussion and Analysis of Financial Condition and Results of
     Operations...........................................................................................24
Security Ownership of Certain Beneficial Owners and Management............................................30
   Additional Information.................................................................................33
INFORMATION CONCERNING STRYKER............................................................................33
   General Description of Stryker's Business..............................................................33
   Selected Historical Financial Data.....................................................................33
   Additional Information.................................................................................35
MATERIAL CONTRACTS BETWEEN STRYKER AND IGT................................................................35
THE SPECIAL MEETING.......................................................................................36
   Date, Time and Place...................................................................................36
   Purpose of Special Meeting.............................................................................36
   Record Date; Stock Entitled to Vote; Quorum............................................................36
   Votes Required.........................................................................................36
   Voting of Proxies......................................................................................36
   Revocability of Proxies................................................................................37
   Solicitation of Proxies................................................................................38
THE MERGER................................................................................................38
   Background to the Merger...............................................................................38
   Reasons for the Merger.................................................................................39
   Recommendation of the IGT Board of Directors...........................................................41
   Interests of IGT's Directors and Management in the Merger..............................................41
   Accounting Treatment...................................................................................42
   Form of the Merger.....................................................................................42
   Merger Consideration...................................................................................42
   Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares.......................43
   Effective Time of the Merger...........................................................................44
   Stock Exchange Listing of Stryker Common Stock.........................................................44
   Delisting and Deregistration of IGT Common Stock.......................................................44
   Certain Material United States Federal Income Tax Consequences of the Merger...........................44

   Dissenters' Rights.....................................................................................46
   Resale of Stryker Common Stock.........................................................................48
THE MERGER AGREEMENT......................................................................................48
   Conditions to the Merger...............................................................................48
   No Solicitation........................................................................................49
   Termination of the Merger Agreement....................................................................51
   Termination Fees.......................................................................................52
   Conduct of Business Pending the Merger.................................................................52
   Amendment; Extension and Waiver........................................................................53
   Expenses...............................................................................................53
   Representations  and Warranties........................................................................53
COMPARATIVE STOCK PRICES AND DIVIDENDS....................................................................55
DESCRIPTION OF STRYKER CAPITAL STOCK......................................................................57
COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS OF STRYKER
   AND IGT................................................................................................57
   Capitalization.........................................................................................57
   Voting Rights..........................................................................................58
   Number, Election, Vacancy and Removal of Directors.....................................................58
   Amendments to Articles of Incorporation................................................................59
   Amendments to Bylaws... ...............................................................................59
   Shareholder Action.....................................................................................59
   Special Shareholder Meetings...........................................................................59
   Limitation of Personal Liability of Directors and Indemnification......................................60
LEGAL MATTERS.............................................................................................61
EXPERTS...................................................................................................61
OTHER MATTERS.............................................................................................62
WHERE YOU CAN FIND MORE INFORMATION.......................................................................62
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.........................................................64
INDEX TO FINANCIAL STATEMENTS.............................................................................66
Annexes
   Annex A Agreement and Plan of Merger
   Annex B Colorado Dissenters' Rights Statute

                     QUESTIONS AND ANSWERS ABOUT THE MERGER
                             AND THE SPECIAL MEETING

         Q: WHY IS IGT MERGING?

         A: IGT needs additional capital to compete effectively in the image guided surgery market.

         Q: WHY IS THE IGT BOARD OF DIRECTORS RECOMMENDING THAT I VOTE FOR APPROVAL OF THE MERGER AGREEMENT?

         A: In reaching its decision to approve the merger agreement and the merger and to recommend approval of the merger agreement by IGT's shareholders, the IGT board of directors consulted with IGT management, as well as IGT's financial and legal advisors, and considered the terms of the proposed merger agreement and the transactions contemplated by the merger agreement. In addition, the IGT board of directors considered each of the items set forth on pages 39 to 41. Based on those consultations and considerations, the IGT board of directors unanimously approved the merger agreement and the merger and believes that the terms of the merger agreement and the merger are fair to IGT's shareholders.

         Q: WHAT WILL I RECEIVE IN THE MERGER?

         A: If the merger is completed, you will receive for each share of IGT common stock that you own that number of shares of Stryker common stock determined by dividing $12,000,000 by the average closing price of the Stryker common stock on the New York Stock Exchange for the 30 consecutive trading days beginning on the 35th trading day prior to the date of the special meeting and dividing the quotient so obtained by the number of shares of IGT common stock outstanding immediately prior to the merger. Stryker common stock is listed on the New York Stock Exchange under the trading symbol "SYK." On June 22, 2000, Stryker common stock closed at $41.19 per share. On that date, there were 4,304,198 shares of IGT common stock outstanding and up to an additional 983,000 shares may be issued upon exercise of in-the-money options and warrants and other adjustments prior to the effective date. You will receive cash for any fractional share of Stryker common stock that you would otherwise receive in the merger.

         For example, if the average closing price of the Stryker common stock during the specified period and on the day preceding the effective time of the merger were $37.685 and the number of shares of IGT common stock issued and outstanding at the effective time of the merger were 5,287,198, a holder of 100 shares of IGT common stock would be entitled to receive an aggregate of six shares of Stryker common stock and $.85 in lieu of a fractional share.

         Q: WHAT IF THE MERGER IS NOT COMPLETED?

         A: If the merger is not completed, IGT will continue to operate as an independent company. None of Stryker, IGT or any third party is under any obligation to make or consider any alternative proposal regarding the purchase of your IGT common stock. IGT may be required to pay a termination fee under the merger agreement if the merger is not completed for certain reasons.

         Q: WHERE CAN I GET INFORMATION REGARDING STRYKER, IGT AND THE MERGER?

         A: We urge you to read and consider the information contained in this proxy statement/prospectus, including its annexes. You also may want to review the documents referenced under "Where You Can Find More Information."

         Q: WHO MAY VOTE AT THE SPECIAL MEETING?

         A: All shareholders of record as of the close of business on June 22, 2000 may vote. You are entitled to one vote for each share of IGT common stock that you own on the record date.

         Q: HOW DO I VOTE?

         A: After carefully reading and considering the information contained in this proxy statement/prospectus, please complete and sign your proxy and return it in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, we will count your proxy as a vote in favor of approval of the merger agreement. IF YOU ABSTAIN FROM VOTING OR DO NOT VOTE YOUR SHARES BY PROXY OR IN PERSON, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT.

         The special meeting will take place on July __, 2000 at 9:00 a.m., local time, at 5710-B Flatiron Parkway, Boulder, Colorado 80301. You may attend the special meeting and vote your shares in person, rather than signing and mailing your proxy.

         Q: IF MY SHARES ARE HELD IN A BROKERAGE ACCOUNT OR IN "STREET NAME" BY MY BROKER, HOW DO I VOTE?

         A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. IF YOU DO NOT INSTRUCT YOUR BROKER, YOUR SHARES WILL NOT BE VOTED, WHICH WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE APPROVAL OF THE MERGER AGREEMENT.

         Q: MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY?

         A: Yes. You may change your vote in one of three ways at any time before your proxy is voted at the special meeting. First, you may send a written notice stating that you would like to revoke your proxy. Second, you may complete and submit a new, later dated proxy. Third, you may attend the special meeting and vote in person. If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Secretary of IGT at the following address: Image Guided Technologies, Inc., 5710-B Flatiron Parkway, Boulder, Colorado 80301, Attention: Secretary.

         Q: DO I HAVE DISSENTERS' RIGHTS?

         A: Under Colorado law, you are entitled to dissenters' rights. If you do not vote in favor of the merger and you properly elect to exercise your dissenters' rights as described under "The Merger -- Dissenters' Rights" and in Annex B, you may receive payment of the "fair value" of your IGT common stock. The fair value could be more than, less than or equal to the value of the Stryker common stock that you would otherwise be entitled to receive.

         Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

         A: No. After the merger has been completed, you will receive written instructions for exchanging your stock certificates. Please do not send in your stock certificates with your proxy.

         Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

         A: We are working to complete the merger as quickly as possible. We expect to complete the merger during the third calendar quarter of 2000.

         Q: WHO CAN HELP ANSWER MY QUESTIONS?

         A: If you have any questions about the merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy, you should contact:

                           Paul L. Ray
                           Image Guided Technologies, Inc.
                           5710-B Flatiron Parkway
                           Boulder, Colorado  80301
                           Telephone: 303-447-0248

                                     SUMMARY

         This summary highlights selected information from this proxy statement/prospectus and does not contain all the information that is important to you. For a more complete understanding of the merger, you should carefully read this entire proxy statement/prospectus, the documents attached to the proxy statement/prospectus as annexes and the other documents to which we refer you. In addition, we incorporate by reference important business and financial information about Stryker into this proxy statement/prospectus. You may obtain the information incorporated by reference without charge by following the instructions in the section "Where You Can Find More Information" on page 62. We have included page references parenthetically to direct you to a more complete description of certain topics presented in this summary.

                                     GENERAL

WHAT YOU WILL RECEIVE IN THE MERGER

         In the merger, you will receive for each share of IGT common stock that you own that number of shares of Stryker common stock determined by dividing $12,000,000 by the average closing price of the Stryker common stock on the New York Stock Exchange for the 30 consecutive trading days beginning on the 35th trading day prior to the date of the special meeting and dividing the quotient so obtained by the number of shares of IGT common stock outstanding immediately prior to the merger. You will receive cash for any fractional share of Stryker common stock that you would otherwise receive in the merger. Stryker common stock is listed on the New York Stock Exchange under the trading symbol "SYK." On June 22, 2000, Stryker common stock closed at $41.19 per share. On that date, there were 4,304,198 shares of IGT common stock outstanding and up to an additional 983,000 shares may be issued upon exercise of in-the-money options and warrants and other adjustments prior to the effective date.

         For example, if the average closing price of the Stryker common stock during the specified period were $ 37.685 and the number of shares of IGT common stock issued and outstanding at the effective time of the merger were 5,287,198, a holder of 100 shares of IGT common stock would be entitled to receive an aggregate of six shares of Stryker common stock and $.85 in lieu of a fractional share.

OWNERSHIP OF STRYKER FOLLOWING THE MERGER

         Based on the number of outstanding shares of IGT common stock and the number of shares of IGT common stock likely to be issued upon exercise of outstanding options and warrants and the closing price of the Stryker common stock on the record date, we anticipate that IGT shareholders will receive in the aggregate approximately 318,500 shares of Stryker common stock in the merger. Based on that number and on the number of outstanding shares of Stryker common stock, following the merger former IGT shareholders will own less than one-fifth of one percent of the outstanding shares of Stryker common stock.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (PAGE 44)

         The merger is intended to qualify as a reorganization within the meaning of the Internal Revenue Code of 1986. It is a condition to the completion of the merger that IGT receive an opinion from its counsel, Ireland, Stapleton, Pryor & Pascoe, P.C., stating that the merger will qualify for United States federal income tax purposes as a reorganization within the meaning of the Internal Revenue Code. If the merger qualifies, unless you are subject to special tax treatment under the Internal Revenue Code, you will not recognize gain or loss for United States federal income tax purposes as a result of the exchange of your IGT common stock for Stryker common stock in the merger, except for any cash received in lieu of a fractional share of Stryker common stock.

         TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

RECOMMENDATION OF THE IGT BOARD OF DIRECTORS (PAGE 41)

         The IGT board of directors believes that the terms of the merger and the merger agreement are fair to IGT's shareholders and unanimously (Mr. Ray not voting because of his interest in the merger as described below) recommends that shareholders vote "FOR" the approval of the merger agreement.

         To review the background and reasons for the merger in greater detail, as well as certain risks related to the merger, see pages 38 to 41 and page 13.

INTERESTS OF IGT'S DIRECTORS AND MANAGEMENT IN THE MERGER (PAGE 41)

         IGT shareholders should note that a number of directors and officers of IGT have interests in the merger as directors or officers that are different from, or in addition to, those of a shareholder. It is a condition to Stryker's obligation to consummate the merger that Paul L. Ray, Chief Executive Officer, Chief Financial Officer and Chairman of the Board of IGT, and Waldean Schulz, Vice President of Technology and Secretary of IGT, enter into employment agreements with IGT. In addition, all stock options will become fully vested immediately prior to the merger and certain indemnification arrangements for current directors and officers of IGT will be continued.

DISSENTERS' RIGHTS (PAGE 46)

         IGT is organized under Colorado law. Under Colorado law, any IGT shareholder who does not vote in favor of the approval of the merger agreement and who properly exercises his or her dissenters' rights will be entitled to receive fair value of his or her IGT common stock. In order to receive the fair value for their shares, dissenting IGT shareholders must:

         o        Not vote in favor of the merger;

         o Deliver to IGT prior to a vote on the merger a written notice of their intent to demand fair value for their shares; and

         o Strictly follow the other requirements of Article 113 of the Colorado Business Corporation Act, a copy of which is attached hereto as Annex B.

         Any IGT shareholder who wishes to submit a notice of intent to demand payment of the fair value of his or her IGT shares must deliver the written notice to Image Guided Technologies, Inc., 5710-B Flatiron Parkway, Boulder, Colorado 80301, Attention: Secretary, prior to the vote on the merger at the special meeting.

                                  THE COMPANIES

IMAGE GUIDED TECHNOLOGIES, INC. (PAGE 14)

         IGT develops and manufactures optical localizers for both medical and industrial applications. IGT's optical localizer is a series of infrared cameras that compute the position and orientation of a point or object in three-dimensional space. IGT's wholly-owned subsidiary, Springfield Surgical Instruments, Inc., manufactures minimally invasive surgical instruments.

         The address of IGT's principal executive offices is 5710-B Flatiron Parkway, Boulder, Colorado 80301 and its telephone number is 303-447-0248.

STRYKER CORPORATION (PAGE 33)

         Stryker develops, manufactures and markets specialty surgical and medical products worldwide. These products include orthopaedic implants, trauma systems, powered surgical instruments, endoscopic systems and patient care and handling equipment. Stryker also provides outpatient rehabilitative health services in the United States and is engaged in premarket testing of the bone growth factor osteogenic protein-1 ("OP-1").

         The address of Stryker's principal executive offices is P.O. Box 4085, Kalamazoo, Michigan 49003-4085 and its telephone number is 616-385-2600.

MARKET PRICE AND DIVIDEND INFORMATION (PAGE 55)

         Shares of Stryker common stock are listed on the New York Stock Exchange under the symbol "SYK". Shares of IGT common stock are traded on the over-the-counter market under the symbol "IGTI" and on the Boston Stock Exchange under the symbol "IGK". The following table presents as of June 1, 2000, the last full trading day prior to the public announcement of the proposed merger, and as of July __, 2000, the last day for which information in the table could be calculated prior to the date of this proxy statement/prospectus:

         o The last reported sale price of the Stryker common stock, as reported on the New York Stock Exchange Composite Transactions Tape;

         o The last reported sale price of the IGT common stock, as reported on the over-the-counter market; and

         o The market value of one share of IGT common stock on an equivalent per share basis in each case as if the merger had been completed on the relevant date. The equivalent price per share data for IGT common stock has been determined by dividing the last reported sale price of one share of Stryker common stock by 16.60, based on an assumed exchange ratio of one share of Stryker common stock for each 16.60 shares of IGT common stock. The exchange ratio was based on the assumption that the average closing price of the Stryker common stock for the specified period was $37.685 and that there will be 5,287,198 shares of IGT common stock outstanding on the effective date of the merger. There can be no assurance that the actual average price and the number of shares will not vary in a way that will result in the actual exchange ratio at the time the merger is completed being lower.

                                                                                           EQUIVALENT
                                                                                            PRICE PER
                                      STRYKER                        IGT                    SHARE OF
                                      COMMON                       COMMON                  IGT COMMON
        DATE                          STOCK                        STOCK                      STOCK
        ----                        ---------                    ---------                  ---------
June 1, 2000                         $37.6875                       $0.88                     $2.27

July   , 2000
     --

         Stryker paid its stockholders an annual dividend of $0.065 (adjusted for a two-for-one stock split effective on May 12, 2000) per share for 1999. The payment of dividends by Stryker in the future will depend on business conditions, its financial position, earnings and other factors. IGT has never paid dividends to its shareholders.

                          THE SPECIAL MEETING (PAGE 36)

         The special meeting of IGT shareholders will be held at 5710-B Flatiron Parkway, Boulder, Colorado 80301 at 9:00 a.m., local time, on July __, 2000. At the special meeting, all IGT shareholders who held shares of IGT common stock at the close of business on June 22, 2000 will be asked to approve the merger agreement.

RECORD DATE; VOTING POWER

         IGT shareholders are entitled to vote at the special meeting if they owned shares of IGT common stock as of the close of business on June 22, 2000, the record date.

         On the record date, there were 4,304,198 shares of IGT common stock entitled to vote at the special meeting held by approximately 80 holders of record. Shareholders will have one vote for each share of IGT common stock that they owned on the record date.

VOTE REQUIRED

         The affirmative vote of a majority of the shares of IGT common stock outstanding on the record date is required to approve the merger agreement.

         Each of the directors and executive officers of IGT has advised IGT that he intends to vote all shares of IGT common stock over which he has or shares voting control "FOR" approval of the merger agreement. The directors and executive officers and their affiliates own an aggregate of 876,665 shares (20.4%) of the outstanding IGT common stock.

                              THE MERGER (PAGE 38)

         The merger agreement is attached as Annex A to this proxy statement/prospectus. We encourage you to read the entire merger agreement carefully. It is the principal document governing the merger.

CONDITIONS TO THE MERGER (PAGE 48)

         Stryker and IGT will complete the merger only if they satisfy or, in some cases, waive certain conditions, including the following:

         o Holders of a majority of the outstanding shares of IGT common stock must approve the merger agreement;

         o Holders of not more than 200,000 shares of IGT common stock have exercised their dissenters' rights and delivered written notice of their intent to demand fair value for their shares;

         o No legal restraints or prohibitions are in effect, and no suits, actions or proceedings by any governmental authority are pending that would prevent the consummation of the merger or are reasonably likely to have a material adverse effect on Stryker or IGT;

         o The registration statement on Form S-4, of which this proxy statement/prospectus forms a part, must have become effective under the Securities Act and must not be the subject of any stop order or proceedings seeking a stop order;

         o The Stryker common stock to be issued to IGT shareholders pursuant to the merger must be authorized for listing on the New York Stock Exchange;

         o IGT and Stryker must comply with their respective agreements and conditions under the merger agreement in all material respects;

         o The respective representations and warranties of IGT and Stryker contained in the merger agreement must be true and correct, except where the failure of those representations and warranties to be true and correct does not result, and could not reasonably be expected to result, individually or in the aggregate, in losses, liabilities, claims, damages, expenses and diminution of value exceeding $600,000;

         o IGT must receive from Ireland, Stapleton, Pryor & Pascoe, P.C., on the date on which the registration statement is declared effective by the Securities and Exchange Commission and on the date on which the merger is to be completed an opinion, on the basis of certain facts, representations and assumptions as set forth in the opinion, stating that the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

         o In the case of Stryker only, Paul L. Ray, Chief Executive Officer, Chief Financial Officer and Chairman of the Board, and Waldean Schulz, Vice President of Technology and Secretary of IGT, shall have entered into employment agreements with IGT covering periods of one and two years, respectively; and

         o In the case of Stryker only, IGT shall have taken all necessary action to terminate any option or warrant to purchase IGT common stock that has not been exercised prior to the effective time of the merger.

NO SOLICITATION (PAGE 49)

         The merger agreement provides that IGT will not, and will not authorize or permit any of its officers, directors, employees or other representatives to solicit any takeover proposal or participate in any discussion or negotiation regarding any takeover proposal. However, if at any time prior to the date of the special meeting, the IGT board of directors determines in good faith, after consultation with outside counsel, that a proposal by a third party, which was unsolicited and did not result from a breach by IGT of the merger agreement, is more favorable and superior to IGT shareholders than the terms of the merger with Stryker, IGT may furnish, under a customary confidentiality agreement, information about IGT to any person making the superior proposal and participate in discussions or negotiations regarding the superior proposal.

TERMINATION OF THE MERGER AGREEMENT (PAGE 51)

         The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the merger agreement by the IGT shareholders, as summarized below:

         o Stryker and IGT can mutually agree to terminate the merger agreement at any time without completing the merger;

         o        Stryker or IGT can terminate the merger agreement if:

                           (1) The merger is not completed by December 31, 2000,
                  provided that this right to terminate will not be available to a party whose failure to perform any of its obligations under the merger agreement has caused or resulted in the failure of the merger to be completed by that date;

                           (2) Holders of a majority of the outstanding shares
                  of IGT common stock do not approve the merger agreement; or

                           (3) The conditions to its obligations referred to
                  above have not been satisfied at the closing date or if satisfaction of a condition becomes impossible (other than through its failure to comply with its obligations), at least 30 days notice of an intention to terminate has been given and such condition has not been satisfied or reasonable assurance given that it will be satisfied on or before the closing date;

         o IGT can terminate the merger agreement before the special meeting if the IGT board of directors receives an unsolicited proposal by a third party to acquire IGT on terms determined by the IGT board of directors, based on the advice of its financial advisor, Viscogliosi Brothers LLC, to be more favorable to IGT shareholders than the terms of the merger with Stryker; or

         o Stryker can terminate the merger agreement if IGT or any of its directors or officers participates in discussions or negotiations with third parties regarding certain takeover proposals or furnishes information to third parties in breach of the merger agreement.

TERMINATION FEES (PAGE 52)

         IGT must pay Stryker a termination fee of $600,000 if:

         o IGT shareholders receive a takeover proposal, a takeover proposal otherwise becomes publicly known or anyone publicly announces its intention to make a takeover proposal and thereafter Stryker or IGT terminates the merger agreement because either (1) the merger is not completed by December 31, 2000 or (2) IGT's shareholders have not approved the merger agreement, and within nine months of the termination IGT or any of its subsidiaries enters into any definitive agreement with respect to, or consummates, a takeover proposal;

         o IGT terminates the merger agreement because IGT receives before the special meeting an unsolicited proposal by a third party to acquire IGT on terms determined by the IGT board of directors to be more favorable to the IGT shareholders than the terms of the merger with Stryker; or

         o Stryker terminates the merger agreement because IGT or any of its directors or officers participates in discussions or negotiations with third parties regarding certain takeover proposals or furnishes information to third parties in breach of the merger agreement.

EMPLOYMENT AGREEMENTS WITH CERTAIN OFFICERS (PAGE 41)

         As a condition to Stryker's obligation to complete the merger, Paul L. Ray, Chief Executive Officer, Chief Financial Officer and Chairman of the Board of IGT, and Waldean Schulz, Vice President of Technology and Secretary of IGT, must enter into employment agreements with IGT.

         Under Mr. Ray's agreement, he will be employed for a one-year period following the effective date of the merger at an annual salary of $125,000. In addition, he will receive a payment of $325,000 at the commencement of the employment period and will be entitled to incentive compensation based on the proceeds realized from divestiture of certain IGT assets in one or more transactions for which an agreement in principle is negotiated during the employment term.

         Under the agreement with Mr. Schulz, he will be employed for a two-year period following the effective date of the merger at an annual salary of $115,000.

ACCOUNTING TREATMENT (PAGE 42)

         The merger will be accounted for under the "purchase" method of accounting in accordance with generally accepted accounting principles. Stryker expects a significant portion of the purchase price to be allocated to goodwill and other intangible assets.

EXPENSES (PAGE 53)

         Stryker and IGT will each pay its own expenses incidental to the preparation of the merger agreement, the carrying out of the provisions of the merger agreement and the completion of the merger whether or not the merger is completed.

COMPARATIVE PER SHARE INFORMATION

         We have summarized below the per share information for each of Stryker and IGT on a historical basis, for Stryker on a pro forma basis and for IGT on a pro forma equivalent basis. All per share data has been restated to account for Stryker's two-for-one stock split effective on May 12, 2000.

         The unaudited "pro forma Stryker" and the unaudited "pro forma equivalent -- IGT" information assumes that the merger of IGT and Stryker will be accounted for as a purchase. The unaudited "pro forma Stryker" information is derived from the historical financial information of Stryker and IGT at or for the three months ended March 31, 2000 and at or for the year ended December 31, 1999 and assumes the merger of Stryker and IGT occurred at the beginning of the earliest period presented.

         The unaudited "pro forma Stryker" net earnings includes pro forma adjustments for the amortization of goodwill and other intangible assets. These adjustments are based on preliminary estimates and the final amounts of these adjustments may vary. Stryker's and IGT's results for the three-month period ended March 31, 2000 may not be indicative of results for the full year.

         "Pro forma Stryker" basic net earnings per share was calculated using the weighted average number of Stryker common stock outstanding and adding the weighted average number of shares of IGT common stock outstanding, assuming all IGT common stock was converted to Stryker common stock at an assumed exchange ratio of one share of Stryker common stock for each 16.60 shares of IGT common stock, which is based on an assumed average closing price of the Stryker common stock for the specified period of $37.685 and the assumption that 5,287,198 shares of IGT common stock will be outstanding at the time of the merger.

         "Pro forma Stryker" diluted net earnings per share was calculated by dividing "pro forma Stryker" net earnings by the sum of the weighted average number of shares of "pro forma Stryker" common stock outstanding plus all additional shares of "pro forma Stryker" common stock that would have been outstanding if potentially dilutive securities or common stock equivalents had been issued.

         "Pro forma Stryker" book value per share was calculated by dividing the sum of Stryker historical book value and the purchase price of IGT (fair value of the net assets acquired plus goodwill) by the number of shares of "pro forma Stryker" common stock outstanding as of the end of the period.

         The unaudited "pro forma equivalent -- IGT" information was calculated by dividing the corresponding "pro forma Stryker" data by 16.60 so that the per share amounts are equated to the respective values for one share of IGT common stock. These amounts do not necessarily reflect future per share levels of net earnings, cash dividends or book value of Stryker.

         SHAREHOLDERS SHOULD READ THE INFORMATION IN THIS SECTION ALONG WITH STRYKER'S AND IGT'S HISTORICAL FINANCIAL STATEMENTS AND ACCOMPANYING NOTES INCLUDED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS OR IN THE DOCUMENTS DESCRIBED UNDER "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 62.

                                           AT OR FOR THE THREE       AT OR FOR YEAR
                                              MONTHS ENDED               ENDED
                                              MARCH 31, 2000       DECEMBER 31, 1999
                                           -------------------     -----------------
STRYKER-HISTORICAL

Basic net earnings per share ...........          $0.27                  $0.10
Diluted net earnings per share .........           0.26                   0.10
Cash dividends declared per share ......             --                   0.065
Book value per share ...................           3.61                   3.46

                                           AT OR FOR THE THREE       AT OR FOR YEAR
                                              MONTHS ENDED               ENDED
                                              MARCH 31, 2000       DECEMBER 31, 1999
                                           -------------------     -----------------
IGT - HISTORICAL

Basic net loss per share ...............          $(0.03)               $(0.23)
Diluted net loss per share .............           (0.03)                (0.23)
Cash dividends declared per share ......              --                    --
Book value per share ...................            0.11                  0.14

                                           AT OR FOR THE THREE       AT OR FOR YEAR
                                              MONTHS ENDED               ENDED
                                              MARCH 31, 2000       DECEMBER 31, 1999
                                           -------------------     -----------------
PRO FORMA STRYKER

Basic net earnings per share ...........          $0.27                  $0.09
Diluted net earnings per share .........           0.26                   0.09
Cash dividends declared per share ......             --                   0.065
Book value per share ...................           3.66                   3.51


                                           AT OR FOR THE THREE       AT OR FOR YEAR
                                              MONTHS ENDED               ENDED
                                              MARCH 31, 2000       DECEMBER 31, 1999
                                           -------------------     -----------------
PRO FORMA EQUIVALENT - IGT

Basic net earnings per share ...........          $0.0163                $.0054
Diluted net earnings per share .........           0.0157                 .0054
Cash dividends declared per share ......               --                 .0039
Book value per share ...................            .22                   .21

                       RISK FACTORS RELATING TO THE MERGER

         In addition to the other information included and incorporated by reference in this proxy statement/prospectus, IGT shareholders should consider carefully the matters described below in determining whether to approve the merger agreement.

         ONCE ESTABLISHED, THE AVERAGE CLOSING PRICE UTILIZED IN THE DETERMINATION OF THE EXCHANGE RATIO FOR THE STRYKER COMMON STOCK TO BE RECEIVED IN THE MERGER WILL BE FIXED AND WILL NOT BE ADJUSTED IN THE EVENT OF ANY SUBSEQUENT CHANGE IN PRICE. The exchange ratio will be determined based in part on the average closing price of the Stryker common stock on the New York Stock Exchange for the 30 consecutive trading days beginning on the 35th trading day prior to the special meeting and will not be adjusted for subsequent changes in the price of the Stryker common stock. The average closing price of the Stryker common stock on the effective date of the merger may vary from the average price for the specified period and the average closing price for the specified period may vary from the assumed price of $37.685 used in determining the assumed exchange ratio for example purposes in this proxy statement/prospectus. The board of directors of IGT urges IGT shareholders to obtain current market prices for Stryker common stock.

         THE EXCHANGE RATIO FOR STRYKER COMMON STOCK TO BE RECEIVED IN THE MERGER WILL VARY BASED ON THE NUMBER OF SHARES OF IGT COMMON STOCK OUTSTANDING ON THE EFFECTIVE DATE OF THE MERGER. The number of shares of IGT common stock outstanding on the effective date of the merger is expected to increase by up to approximately 983,000 shares from the 4,304,198 shares outstanding on the record date as a result of the exercise of in-the-money options and warrants, including shares as to which the vesting of the underlying options has been accelerated pursuant to the merger agreement. There can be no assurance that the actual number of shares will not vary in a way that will result in the actual exchange ratio at the time the merger is completed being lower than the assumed ratio of one share of Stryker common stock for each 16.60 shares of IGT common stock.

         FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT THE MARKET PRICE OF IGT'S COMMON STOCK AND IGT'S OPERATING RESULTS. If the merger is not completed, the market price of IGT's common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed. There can be no assurance that IGT would be able to find a party willing to pay an equivalent or more attractive price than that to be received by the IGT shareholders in the merger.

         THE PRICE OF STRYKER COMMON STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING THE PRICE OF IGT COMMON STOCK. Upon completion of the merger, holders of IGT common stock will become holders of Stryker common stock. Stryker's business differs from that of IGT, and Stryker's results of operations, as well as the price of Stryker common stock, may be affected by factors different from those affecting IGT's results of operations and the price of IGT common stock. For a discussion of Stryker's business and certain factors to consider in connection with its business, see Stryker's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and Stryker's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, which are incorporated by reference in this proxy statement/prospectus. See "Information Concerning IGT" for a discussion of IGT's business and certain factors to consider in connection with its business.

                           INFORMATION CONCERNING IGT

GENERAL DESCRIPTION OF IGT'S BUSINESS

         IGT was incorporated in Colorado in 1990, and until December 1997, it derived substantially all of its revenue from the sales of 3D optical measurement devices ("optical localizers") manufactured at IGT's Boulder, Colorado facility. In December 1997, IGT purchased all the stock of Brimfield Precision, Inc. ("BPI"). BPI manufactured general instruments and orthopedic implants and orthopedic instrumentation at its Brimfield, Massachusetts facility and minimally invasive surgical instruments at its Springfield, Massachusetts facility.

         On September 24, 1998, IGT adopted a plan to sell the net assets of the general instrument and implant business units of BPI and to retain the surgical instruments operation in Springfield, Massachusetts. The plan was effected on March 30, 1999, with the closing of the sale and changing of the name of the retained operation to Springfield Surgical Instruments, Inc. ("SSI"). IGT has continued the SSI operations in Springfield, Massachusetts, with a focus on the manufacture of minimally invasive surgical instruments. The general instrument and implant business units of BPI represented a separate major line of business, and, accordingly, are reflected in IGT's consolidated financial statements as a discontinued operation.

         Optical Localizers. IGT's optical localizers have both medical and industrial applications and typically consist of a proprietary microprocessor-based control system, proprietary software to calculate the digital coordinate location of light emitting diodes ("LEDs"), a multi-camera array for detecting the LED emissions, a relative position dynamic reference device connected to the measured object, and a number of custom-manufactured LEDs mounted on the device or instrument to be tracked in 3D space.

         IGT's FlashPoint(R) localizer is a key component of the anatomical image display workstation used by physicians to perform image guided surgery, a specialty procedure in the field of minimally invasive surgery. When the FlashPoint localizer is combined with the imaging software provided by IGT's customers, the location of specially designed surgical instruments can be tracked in relation to the patient's anatomy during surgical procedures by display as an overlay on a magnetic resonance imaging ("MRI") or computerized tomography ("CT") image. IGT's Pixsys(TM) localizer is used in industrial applications to measure the position or shape of objects in 3D space.

         Image Guided Surgery. In image guided surgery, a surgeon tracks the location of specially designed surgical instruments on the medical image (such as CT or MRI). Image guided surgery requires a method for registering or "mapping" the points in the medical image onto the patient's anatomical physical space and a method for localizing (i.e., determining the position in 3D space) the surgical instrument. Knowing the exact position of the probe or pointer is key to the successful completion of this type of surgical procedure.

         Since image guided surgery allows the patient's CT, MRI or other medical image to be used as a map, it provides the surgeon with a real-time visual representation of the surgical probe or pointing device on the interactive medical image. It allows the spatial position of the instrument to be tracked during the surgical procedure and to be displayed as an overlay on the medical image shown on the workstation. The medical image may either be historical (i.e., pre-operative), or real-time (i.e., intraoperative).

IGT'S PRODUCTS

         Optical Localizers. The FlashPoint and Pixsys localizers consist of a number of LEDs used as markers mounted on a pointer device or surgical instrument, a relative position dynamic reference device (the "Dynamic Reference Frame"(R)) connected to the measured object (a patient in a medical application or a part in an industrial application), a multi-camera array for detecting the X, Y and Z positions of the LEDs, a proprietary microprocessor based control system, and a proprietary, internally developed, software package. IGT's optical localizer is an input subsystem providing real-time mathematical coordinates to a host computer. IGT's optical localizer determines the position of the hand-held probe or surgical instrument and the patient reference device by tracking the X, Y and Z coordinates of each infrared light emitting diode mounted on the probe or surgical instrument and reference device. It then communicates this position in the form of X, Y and Z coordinates to the host computer. Most localizer models sold by IGT are customized prior to delivery to satisfy customer requirements.

         IGT provides various instruments, such as probes and pointers, containing LEDs and dynamic reference frames as component parts to its optical localizers. For both medical and industrial applications, the LEDs are placed on the instrument, and the distance between the LED and the tip of the instrument is precisely calibrated. The medical instruments can be reused on a limited basis, while an industrial instrument can normally be reused until it no longer fulfills its intended use. IGT began offering cordless instruments for use with its medical optical localizers in early 1999.

         Minimally Invasive Surgical Instruments. SSI's instruments are used mainly in minimally invasive surgical procedures. SSI controls all aspects of the manufacturing process from machining through finishing, including in-house passivation and laser marking.

CUSTOMERS AND USE

         Optical Localizers and Image Guided Instruments. IGT sells most of its optical localizers and image guided instruments to original equipment manufacturers ("OEMs"). During 1999 and the first quarter of 2000, approximately 83% and 77%, respectively, of IGT's total revenues were derived from its six largest customers. IGT's FlashPoint product is used to determine the position in 3D space of the surgical probe or instrument. The FlashPoint 5000 medical optical localizer is a component integrated into several medical devices. Sales to medical customers constituted approximately 79% of sales in 1999 and 85% of sales in the first quarter of 2000. Some medical customers and illustrative uses are set forth below:

         o Carl Zeiss. IGT's FlashPoint product is an integral and key component of the Zeiss Stereotactic System. By combining imaging diagnostic data with powerful computers, precision optics and finely crafted hand-held instrumentation, Zeiss has created a product enhancement to its operating microscope line. Recent shipments to Zeiss have been comprised of image guided instruments and upgrades to previously supplied optical localizers.

         o GE Medical Systems. In 1993, GE Medical Systems introduced its magnetic resonance guided therapy ("MRT") system, which provides direct physician access to the patient during imaging, giving a real-time, internal view of patients for procedures such as needle biopsies. MRT is currently used to plan, guide and monitor surgical procedures in a minimally invasive manner. FlashPoint is being used by GE Medical Systems for the guidance system in its MRT device. IGT is currently providing image guided instruments to previously supplied optical localizers.

         o Radionics Software Applications, Inc. Radionics employs FlashPoint in the Radionics' Optical Tracking System for Frameless Stereotaxy. This real-time, free-hand stereotaxy system is primarily used in neurosurgical applications. Tyco International, Inc. purchased Radionics in January 2000. Radionics has not purchased any optical localizers since the acquisition by Tyco.

         o Sofamor Danek, a subsidiary of Medtronic. Sofamor Danek incorporates the FlashPoint system into an image guided system that is marketed through Xomed, Inc., for use in functional endoscopic sinus surgery.

         o Howmedica Leibinger, Inc., a subsidiary of Stryker. Stryker uses FlashPoint in the Stryker proprietary navigational system. See "Material Contracts Between Stryker and IGT" on page 35. Stryker will acquire IGT if the merger is completed.

         o Surgical Navigation Network, Inc. (SNN). SNN supports companies that want to avail themselves of a standard image guided surgery technology/performance platform. SNN purchases a custom instrument set developed by SSI and IGT's optical localizer system used in Carl Zeiss' Stereotactic System sold in the North American market.

         IGT's Pixsys product is used to determine the shape or position of an object by rapidly collecting a large number of points on the object's surface or locating a particular location on the object. Sales to industrial customers constituted approximately 21% of IGT's total revenues in 1999 and 15% in the first quarter of 2000. A key industrial customer and illustrative use are set forth below:

         o Nu-Tech Industries, Inc., a wholly owned subsidiary of Snap-on Incorporated. In a variation of its standard product offering for automobile collision repair, Nu-Tech has created the Wolf frame straightening system. The Wolf incorporates a Pixsys localizer into its system to measure the extent of damage caused by a collision and indicate to the system operator the progress of the straightening operation. IGT has granted Snap-on Technologies an exclusive license to its technology for the automotive, truck and golf cart field of use.

         Minimally Invasive Surgical Instruments. The two largest customers for SSI's minimally invasive surgical instruments in 1999 and the first quarter of 2000 were Davol, Inc., a subsidiary of Bard International, and V. Mueller, a subsidiary of Allegiance Healthcare Corporation.

MARKETING AND SALES

         IGT's marketing strategy focuses on selling its localizers to OEM customers. SSI is a contract manufacturer for medical supply companies. None of IGT's customers has entered into a long-term minimum purchase agreement with IGT. Accordingly, purchases from IGT by customers in any prior period may not be indicative of orders or purchases in any future period, and there can be no assurance that these companies will remain customers of IGT.

BACKLOG

         At May 31, 2000, IGT's backlog was approximately $1,388,000. Backlog can fluctuate depending upon how customers order their products and over what period of time, and therefore IGT does not necessarily consider backlog to be indicative of future sales.

COMPETITION

         IGT's primary competitor in the medical OEM localizer market is Northern Digital Inc. ("NDI"). NDI markets a localizer to the medical OEM marketplace named the Polaris, an infrared based optical localizer using two two-dimensional CCD cameras. Medical device companies have also developed their own optical localization devices for their image guided surgery systems. Companies have also attempted to use other systems as localization devices for medical applications.

         The competition for the contract manufacturing of surgical instruments provided by SSI is, in general, from other machine shops that can manufacture product to a customer's design specifications.

         The methods of competition for IGT are in general based on quality, price and delivery.

MANUFACTURING AND SUPPLIERS

         IGT's localizer manufacturing activities primarily consist of assembling and testing components and subassemblies acquired from qualified vendors, as well as final assembly and testing its fully-configured systems. Components are generally available from several sources, although the order lead-time for the semi-custom isolated power supply used in the FlashPoint 5000 varies from four to six months.

         IGT uses a coordinate measurement machine ("CMM") to improve the calibration process for products being shipped to its customers. The CMM gives IGT a final calibration capability that is traceable to National Institute of Standards and Technology standards. The CMM system is also used by IGT for research and development projects.

         SSI's surgical instruments manufacturing activities primarily consist of assembling components, machining high quality titanium and cobalt chrome alloys, or some combination thereof, and finishing the product to include passivation and laser marking. Raw materials are generally available from many suppliers.

         SSI utilizes several types of high-technology machine tools in its manufacturing operations. Its computer numerically controlled ("CNC") machines are programmable milling and turning machines used to remove metal according to pre-programmed specifications. CNC machines typically require less machine operator time and produce less variation in the final product. Its electrical discharge machines ("EDMs") typically produce contoured shapes to very close manufacturing tolerances through programmed procedures. EDMs minimize the secondary finishing operations required on the final product.

INTELLECTUAL PROPERTY

         Intellectual Property Rights.

         IGT and SSI have been issued ten patents.

         o U.S. Patent #5,987,349 issued in 1999 describes a system for sensing at least two points on an object for determining the position and orientation of the object relative to another object.

         o U.S. Patent #5,920,395 issued in 1999 provides for locating and displaying the relative positions of two objects in a three-dimensional space where one object is a three-dimensional object and the second object has at least three collinear points, at least two of which are sensible by a detector.

         o U.S. Patent #5,907,395 issued in 1999 provides for improved point source electromagnetic radiation emitters including a dispersing element that radiates electromagnetic radiation over a very wide conical angle approaching about 180 degrees.

         o U.S. Patent #5,622,170 issued in 1997 describes an optical system for determining the location and orientation of one object (such as a medical probe) relative to another object (such as a patient), where the first object has an invasive portion which is partially inside the second. A display device connected to a computer graphically indicates the location of a representation of the probe with respect to a model of the second object.

         o U.S. Patent #5,617,857 issued in 1997 describes a "smart" 3-D probe (such as a medical instrument) which contains a memory module that can store its serial number, calibration data, and similar information in a computer-readable form. The patent also provides for interchangeable tips or other workpieces that can be identified electronically.

         o U.S. Patent #5,263,967 issued in 1993 describes a medical instrument utilizing a dual action drive mechanism that actuates two jaws or blades that in turn move rotationally relative to each other and a center pivot point.

         o U.S. Patent #5,198,877 issued in 1993 is a non-contact, laser based, hand-held 3D localizer that allows the user to acquire simply and easily a multitude of points on the surface of an object or anatomy by sweeping a hand-held scanner over the desired target. U.S. Patent RE35,816 is a reissue of this patent, which broadens its claims and was issued in 1998.

         o U.S. Patent #5,054,906 issued in 1991 describes an indirectly illuminating ophthalmological speculum used for opening the eyelids to permit access to the eye and for illuminating the eye.

         o U.S. Patent #4,770,174 issued in 1988 describes rotary cutting scissors used for surgical procedures in which soft tissue needs to be cut. The inner blade rotates against the outer blade through the use of a unique helical drive mechanism.

         o U.S. Patent #4,499,899 issued in 1985 describes a fiber-optic illuminated microsurgical scissor used in surgery to illuminate the surgical site so that the surgeon can more clearly see the site.

         In July 1999, IGT granted Snap-on an exclusive license for its technology for use in the automotive, truck and golf cart markets. Snap-on plans to set up its own manufacturing arrangements for the optical localizers, but in the interim IGT is continuing to sell localizers to Snap-on's Nu-Tech Industries subsidiary.

GOVERNMENT REGULATION

         IGT's FlashPoint localizer is incorporated into medical devices that are subject to extensive regulation by the United States Food and Drug Administration (the "FDA") and corresponding foreign organizations in the countries to which the devices are exported. The FDA regulates the processes of design, manufacture, labeling, clinical testing, distribution and promotion of medical devices. Before a new device or significantly modified device can be introduced into the market, the manufacturer must generally obtain clearance through either the 510(k) premarket notification process or the more rigorous premarket approval application process. Medical device customers that incorporate IGT's products may be subject to regulation by the FDA.

         Medical devices that incorporate IGT products and are sold into the European Union and other international markets must comply with additional standards and regulations. Some of the compliance requirements include the European Economic Community Medical Device Directive (MDD), International Electrotechnical Commission (IEC), conformity assessment (CE MARK), and ISO9000/EN46001 guidelines.

         SSI is registered as an original equipment manufacturer and contract manufacturer with the FDA. The scope of SSI manufacturing includes FDA Class III general surgical instrumentation. Some of the products sold by SSI are sold pursuant to a SSI 510 (k) premarket notification.

         IGT is ISO 9001 certified.

RESEARCH AND DEVELOPMENT

         For the fiscal years ended December 31, 1999 and 1998, and the three months ended March 31, 2000 and 1999, IGT expended $1,272,000 and $1,470,000, and $321,000 and $345,000, respectively, on research and development activities. Some of IGT's customers may, at times, pay for research and development activities related to specific applications of IGT's localizer technology.

         IGT has developed core competencies in software development, mathematical modeling of the 3D measurement process, digital signal processing, circuit design, computer system integration, and 3D optical sensor system development. Outside consultants and contract engineering are employed, when needed, for optical system design, surgical instrument development and safety engineering. IGT's engineers work closely with its OEMs to assist in the integration of IGT's products with customer systems and to identify new applications for IGT's products.

         In addition to improving functionality, IGT's product development engineering staff continues to refine the overall accuracy of its localizer. Improvements in the sensor array design, emitter technology, calibration and position calculation algorithms are expected to continue to improve the accuracy of the system.

EMPLOYEES

         At June 1, 2000, IGT had 46 full-time employees, 14 of whom are employed at SSI's Springfield manufacturing facility.

IGT'S PROPERTY

         IGT leases approximately 18,000 square feet within a 133,000 square foot multi-tenant facility in Boulder, Colorado, where it performs all development, manufacturing and marketing activities related to its optical localizers. In addition to base rent, IGT pays its pro-rata share of building operating expenses, insurance and taxes and its own utilities. Monthly base rent is as follows: $15,356 from May 2000 through April 2001, and $16,124 from May 2001 through April 2002.

         SSI leases approximately 14,000 square feet in a facility in Springfield, Massachusetts. The current lease for the SSI facility has approximately 1 1/2 years remaining. In addition to base rent, SSI pays its pro-rata share of building operating expenses, taxes and utilities. Monthly base rent is $4,927 through December 2001.

IGT'S LEGAL PROCEEDINGS

         IGT is a party to one pending legal proceeding. This case was filed in the Chancery Court for the State of Tennessee in Davidson County on October 27, 1998. The plaintiff was an exclusive sales representative for SSI for certain products in SSI's line of surgical instruments. The plaintiff claims the products were defective and sued SSI for breach of contract, breach of express and implied warranties, negligent misrepresentation, fraud and violations of the Tennessee Consumer Protection Act. In January 2000, the plaintiff filed a motion for summary judgment claiming the instruments sold by SSI were defective and seeking to return the instruments in its possession and to obtain, in addition to other damages, a refund of the purchase price paid of $101,187. SSI filed pleadings opposing the plaintiff's motion for summary judgment claiming, among other things, that the instruments were not defective. The judge denied the plaintiff's motion, and IGT expects the case to be tried in the fall of 2000. IGT is currently unable to determine the ultimate outcome or resolution of this legal proceeding, whether resolution of this matter will have a material adverse impact on IGT's financial position or results of operations, or a reasonable estimate of the amount of loss, if any, that may result from resolution of this matter.

SELECTED HISTORICAL FINANCIAL DATA

         The following selected historical consolidated financial data of IGT for the fiscal years as of December 31, 1999 and 1998 and for each of the two years in the period ended December 31, 1999 is derived from audited financial statements contained in this proxy statement/prospectus; for the fiscal years as of December 31, 1997, 1996 and 1995 and for each of the three years in the period ended December 31, 1997, the selected data is derived from historical audited financial statements not contained in this proxy statement/prospectus. The selected financial data of IGT at March 31, 2000 and for the three-month periods ended March 31, 2000 and 1999 is derived from unaudited financial statements contained in this proxy statement/prospectus, which, in the opinion of IGT's management, include all necessary adjustments (consisting of normal recurring items) necessary for a fair presentation of the interim data. The results of operations for any interim period are not necessarily indicative of results for the full year.

THE INFORMATION IN THIS SECTION SHOULD BE READ ALONG WITH IGT'S FINANCIAL STATEMENTS AND ACCOMPANYING NOTES CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. SEE "INDEX TO FINANCIAL STATEMENTS" ON PAGE 66.

STATEMENT OF EARNINGS DATA                            Three Months Ended
  (in thousands, except per share amounts)                 March 31,
                                                          (Unaudited)                 Year ended December 31
                                                     ----------------------    -----------------------------------
                                                       2000         1999         1999        1998(1)      1997(1)
                                                     ---------    ---------    ---------    ---------    ---------
Net sales                                            $ 1,777.0    $ 1,854.0    $ 6,432.0    $ 7,154.0    $ 5,306.0
      Cost of Goods Sold                               1,053.0      1,031.0      3,850.0      4,395.0      2,368.0
                                                     ---------    ---------    ---------    ---------    ---------
Gross profit                                             724.0        823.0      2,582.0      2,759.0      2,938.0

Operating Expenses:
      Research and Development                           321.0        345.0      1,272.0      1,470.0      1,093.0
      Selling and Marketing                              128.0        307.0      1,023.0        723.0        660.0
      General and Administrative                         335.0        531.0      1,696.0      1,816.0      1,106.0
                                                     ---------    ---------    ---------    ---------    ---------
Total Operating Expenses                                 784.0      1,183.0      3,991.0      4,009.0      2,859.0
                                                     ---------    ---------    ---------    ---------    ---------

Operating Income, (Loss)                                 (60.0)      (360.0)    (1,409.0)    (1,250.0)        79.0
      Interest and Other Expense                         (57.0)      (134.0)      (311.0)      (681.0)       (31.0)
      Other Income                                         0.0          0.0          2.0         90.0        239.0
                                                     ---------    ---------    ---------    ---------    ---------
Income (Loss) from Continuing Operations                (117.0)      (494.0)    (1,718.0)    (1,841.0)       287.0

Discontinued Operations(2)
        Income (Loss) from Discontinued Operations          --        162.0        162.0        185.0        (27.0)
        Gain (Loss) on Disposal                             --        668.0        668.0     (4,411.0)          --
Extraordinary Loss on Early
        Extinguishment of Debt                              --           --           --       (253.0)          --
                                                     ---------    ---------    ---------    ---------    ---------
Net Earnings (Loss)                                  $  (117.0)   $   336.0    $  (888.0)   $(6,320.0)   $   260.0
                                                     =========    =========    =========    =========    =========

Earnings (loss) per common share:
       Earnings (loss) from continuing operations:
            Basic                                    $   (0.03)   $   (0.13)   $   (0.45)   $   (0.50)   $    0.09
            Diluted                                  $   (0.03)   $   (0.13)   $   (0.45)   $   (0.50)   $    0.08
       Earnings (loss) from discontinued operations:
            Basic                                    $      --    $    0.22    $    0.22    $   (1.14)   $   (0.01)
            Diluted                                  $      --    $    0.22    $    0.22    $   (1.14)   $   (0.01)
       Loss from extraordinary item: basic and
         diluted                                     $      --    $      --    $      --    $   (0.07)   $      --
       Net earnings (loss):
            Basic                                    $   (0.03)   $    0.09    $   (0.23)   $   (1.71)   $    0.08
            Diluted                                  $   (0.03)   $    0.09    $   (0.23)   $   (1.71)   $    0.07

Weighted average number of shares outstanding
      Basic                                            4,061.9      3,705.2      3,852.6      3,705.2      3,138.3
      Diluted                                          4,061.9      3,705.2      3,852.6      3,705.2      3,557.3

STATEMENT OF EARNINGS DATA
  (in thousands, except per share amounts)              Year ended December 31
                                                        ----------------------
                                                          1996         1995
                                                        ---------    ---------
Net sales                                               $ 4,080.0    $ 1,884.0
      Cost of Goods Sold                                  1,836.0        794.0
                                                        ---------    ---------
Gross profit                                              2,244.0      1,090.0

Operating Expenses:
      Research and Development                              618.0        627.0
      Selling and Marketing                                 554.0        767.0
      General and Administrative                            705.0        596.0
                                                        ---------    ---------
Total Operating Expenses                                  1,877.0      1,990.0
                                                        ---------    ---------

Operating Income, (Loss)                                    367.0       (900.0)
      Interest and Other Expense                            (74.0)      (176.0)
      Other Income                                           62.0         24.0
                                                        ---------    ---------
Income (Loss) from Continuing Operations                    355.0     (1,052.0)

Discontinued Operations(2)
        Income (Loss) from Discontinued Operations             --           --
        Gain (Loss) on Disposal                                --           --
Extraordinary Loss on Early
        Extinguishment of Debt                                 --           --
                                                        ---------    ---------
Net Earnings (Loss)                                     $   355.0    $(1,052.0)
                                                        =========    =========

Earnings (loss) per common share:
       Earnings (loss) from continuing operations
            Basic                                       $    0.21    $   (0.63)
            Diluted                                     $    0.16    $   (0.63)
       Earnings (loss) from discontinued operations:
            Basic                                       $      --    $      --
            Diluted                                     $      --    $      --
       Loss from extraordinary item: basic and
         diluted                                        $      --    $      --
       Net earnings (loss):
            Basic                                       $    0.21    $   (0.63)
            Diluted                                     $    0.16    $   (0.63)

Weighted average number of shares outstanding
      Basic                                               1,726.3      1,675.9
      Diluted                                             2,171.6      1,675.9



BALANCE SHEET DATA
(in thousands)                      March 31                                   December 31
                                     2000       ------------------------------------------------------------------------
                                  (Unaudited)       1999           1998          1997(1)         1996           1995
                                 ------------   ------------   ------------   ------------   ------------   ------------
Total assets(1)                  $    2,812.0   $    2,831.0   $    9,513.0   $   15,533.0   $    6,582.0   $      858.0
Long-term debt                          232.0          253.0           38.0        4,908.0           96.0             --
Shareholders' equity (deficit)          436.0          553.0        1,370.0        7,479.0        5,773.0         (604.0)

(1) Increases in 1998 revenue, cost of revenue and general and administrative expenses, as well as total assets and long-term obligations as of December 31, 1997 are due primarily to the acquisition of Brimfield Precision, Inc., which was consummated on December 12, 1997. The purchase price was paid with a combination of approximately $8,069,000 in cash, $500,000 in note payable and 579,710 shares of IGT's common stock. IGT obtained the cash for the acquisition from the bank financing and its own funds. In addition, goodwill of approximately $5,748,000 was recorded for the excess of the purchase price over the fair value of the net identifiable assets acquired.

(2) On September 24, 1998, IGT adopted a plan to discontinue the operations of the general instrument and implant business units of its wholly-owned subsidiary, Brimfield Precision, Inc. The original estimated loss on the disposal of the net assets was $4,411,000 as reflected in the 1998 statement of operations. The sale of such assets, as consummated on March 30, 1999, resulted in a loss on disposal of $3,743,000 compared to the originally estimated loss of $4,411,000 reflected in the 1998 statement of operations. The $668,000 reduction in the actual loss on disposal is reflected as a gain in the 1999 statement of operations. See also Note 11 of the 1999 "Notes to Consolidated Financial Statements" of IGT, included elsewhere in the document.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

FISCAL YEAR ENDED DECEMBER 31, 1999, COMPARED TO THE FISCAL YEAR ENDED DECEMBER 31, 1998

         Revenue. Revenue decreased by $722,000, or approximately 10%, to $6,432,000 for the year ended December 31, 1999, as compared to $7,154,000 for the year ended December 31, 1998. The increases in revenue associated with higher sales of optical localizer products and the recognition of technology licensing and non-recurring engineering fees were more than offset by a decrease in surgical instrument sales due to the loss of a major customer.

         Cost of Goods Sold and Gross Margin. The cost of goods sold decreased by $545,000, or approximately 12%, to $3,850,000 for the year ended December 31, 1999, compared to $4,395,000 for the year ended December 31, 1998. The cost of goods sold as a percentage of revenue decreased to 60% for the year ended December 31, 1999, as compared to 61% for the year ended December 31, 1998. The decrease in cost of goods sold was primarily attributable to a change in the revenue mix as 12% of the annual revenue in 1999 resulted from technology licenses and non-recurring engineering fees where the cost of the revenue is lower than product/systems sales. Partially offsetting the favorable revenue mix was a relatively high cost of sales ratio for Springfield which provided a lower gross margin compared to the other IGT products.

         Gross Profit. Gross profit decreased by $177,000, or approximately 6%, to $2,582,000 for the year ended December 31, 1999, compared to $2,759,000 for the year ended December 31, 1998.

         Research and Development Expenses. Research and development expenses decreased by $198,000, or approximately 13%, to $1,272,000 for the year ended December 31, 1999, compared to $1,470,000 for the year ended December 31, 1998. The impact of the reduction in engineering personnel in the third quarter of 1998 partially offset the spending incurred for base technology enhancement and product/software customization required to satisfy customer requirements.

         Selling and Marketing Expenses. Selling and marketing expenses increased by $300,000, or approximately 41%, to $1,023,000 for the year ended December 31, 1999, compared to $723,000 for the year ended December 31, 1998. This increase was primarily attributable to the addition of two sales personnel in 1999 coupled with increased spending to broaden the customer base.

         General and Administrative Expenses. General and administrative expenses decreased by $120,000, or approximately 7%, to $1,696,000 for the year ended December 31, 1999, compared to $1,816,000 for the year ended December 31, 1998. The decrease was primarily due to a decrease in the number of personnel during 1999 utilized to support this functional activity.

         Operating Loss. The operating loss increased by $159,000 to ($1,409,000) for the year ended December 31, 1999, compared to ($1,250,000) for the year ended December 31, 1998. This increase was primarily attributable to reduced revenue partially offset by lower cost of sales and a 2% increase in the spending for operating expenses.

         Other Expenses. Other income (expense), net, decreased by $282,000 to ($309,000) for the year ended December 31, 1999, compared to ($591,000) for the year ended December 31, 1998. This change was primarily due to reduced interest expense to support the debt associated with continuing operations.

         As a result of the foregoing, the loss from continuing operations decreased to ($1,718,000) for the year ended December 31, 1999 (a reduction of $123,000 or 7%), compared to ($1,841,000) for the year ended December 31, 1998.

         Discontinued Operations. The income (loss) from discontinued operations represents the results of operations and loss on disposal of the general surgical instruments, orthopedic implants and orthopedic instrumentation business which IGT sold in March 1999. IGT recorded an estimated net loss of ($4,411,000) for 1998 on the disposal of this business. The gain for 1999 resulted from a reduction of the loss on the disposal of assets compared to the previously estimated loss recognized in 1998.

         Extinguishment of Debt. IGT realized an extraordinary loss of $253,000 during 1998 related to warrant costs associated with the early extinguishment of debt.

THREE MONTHS ENDED MARCH 31, 2000, COMPARED TO THE THREE MONTHS ENDED MARCH 31, 1999.

         Revenue. IGT's revenue decreased $77,000 or 4.2% from $1,854,000 in the first quarter of 1999 to $1,777,000 in the first quarter of 2000. The decrease is due to a decrease in the sales of optical localizers.

         Cost of Goods Sold and Gross Margin. IGT's gross margin decreased from 44.4% in the first quarter of 1999 to 40.7% in the first quarter of 2000. This decrease is due to higher production costs associated with the implementation of revised production methods for new products for both optical localizers and surgical instruments.

         Research and Development Expenses. IGT's research and development expenses decreased $24,000 or 7% from $345,000 in the first quarter of 1999 to $321,000 in the first quarter of 2000. Higher spending for research and development is projected to occur during later quarters of 2000 as new product developmental programs enter the tooling and certification phase.

         Selling and Marketing Expenses. Selling and marketing expenses decreased $179,000 or 58% from $307,000 in the first quarter of 1999 to $128,000 in the first quarter of 2000. The decrease is due to the reduction of the sales force by two individuals at the end of January 2000. IGT's senior executives now directly administer sales.

         General and Administrative Expenses. General and administrative expenses decreased $196,000 or 37% from $531,000 in the first quarter of 1999 to $335,000 in the first quarter of 2000. The decrease is due to a continuing reduction in the number of people utilized to support this functional area, severance costs in the first quarter of 1999 for a former officer, and higher spending for legal fees in 1999.

         Other Expenses. Other expenses decreased $77,000 or 57% from $134,000 in the first quarter of 1999 to $57,000 for the first quarter of 2000. The decrease is due primarily to a reduction in interest expense required to support on-going operations.

         Discontinued Operations. Income from discontinued operations in 1999 represents the results of operations of the general surgical instruments, orthopedic implants and orthopedic instrumentation business that IGT sold in March 1999. The gain on the disposal of these assets is a gain recognized in the first quarter of 1999, due to a change in the estimated sale price primarily due to the valuation of net assets sold and the costs associated with finalizing the sale.

LIQUIDITY AND CAPITAL RESOURCES

         IGT's working capital deficit at March 31, 2000 was $668,000. IGT has paid down its bank obligations and financed its losses from continuing operations through a combination of the sale of BPI's business units located in Brimfield, Massachusetts, the technology license fees received from Snap-on Technologies, the sale and leaseback of certain of its equipment, customer funding of customization required to incorporate IGT's optical localizer into the customer's product, a partial prepayment on an order, and funds provided by Silicon Valley Financial Services.

         IGT is currently in default under its $500,000 12% subordinated promissory note payable to Cruttenden Roth, Inc. ("Cruttenden"). While interest has been paid to date, IGT owes the $500,000 principal in full. The note is subordinated to IGT's bank debt and the holders of the note are not permitted under the terms of the subordination agreement with the bank to sue upon or collect, nor to make any demand for, nor to exercise any rights or remedies to enforce, the note so long as any bank obligation remains outstanding.

         IGT needs cash to fund operations, pay its obligations to suppliers and for other corporate purposes. On June 1, 2000, Stryker purchased 383,142 shares of a newly-issued IGT series of preferred stock for $300,000. See "Material Contracts Between Stryker and IGT" on page 35.

RECENT ACCOUNTING PRONOUNCEMENTS

         In June 1998 and June 1999 respectively, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), and SFAS No. 137, "Accounting for Derivative Instruments and

Hedging Activities -- Deferral of the Effective Date of FASB No. 133" ("SFAS No. 137"). IGT is required to adopt SFAS No. 133 and SFAS No. 137 effective
January 1, 2001. These pronouncements establish methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. The adoption of this standard is not expected to have a material effect on IGT's results of operations, liquidity, or financial position.

         In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation - an interpretation of APB Opinion No. 25" ("FIN 44"). The provisions of this Interpretation are effective July 1, 2000 and shall be treated prospectively unless otherwise stated within the Interpretation. The adoption of this Interpretation is not expected to have a material effect on IGT's results of operations, liquidity, or financial position.

         On December 6, 1999 the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). This Staff Accounting Bulletin provides guidance in applying generally accepted accounting principles to revenue recognition in the financial statements. IGT is required to adopt SAB 101 during the quarter ended June 30, 2000 and apply the principles retroactively on transactions occurring after December 31, 1999. IGT will also be required to report the cumulative effect of the application of SAB 101 for periods prior to December 31, 1999.

OTHER MATTERS

         In December 1997, IGT acquired all the outstanding stock of Brimfield Precision, Inc. ("BPI") for a purchase price of approximately $9,844,000 (including expenses related to the acquisition), consisting of approximately $8,069,000 in cash, $500,000 in a subordinated note payable to Cruttenden and 579,710 shares of IGT's common stock.

         To finance the acquisition, IGT entered into a secured loan agreement with Imperial Bank under which Imperial Bank loaned IGT $4,000,000 pursuant to a three-year term loan and up to $2,000,000 pursuant to a revolving loan. IGT paid Cruttenden a $300,000 finder's fee for introducing IGT to, and advising IGT in negotiations with, Imperial Bank. IGT issued a one-year $500,000 subordinated note to Cruttenden to pay the finder's fee and an additional $200,000 advisory fee owed to Cruttenden. In connection with the loan and subordinated note, IGT issued a seven-year warrant for 160,000 shares of IGT's common stock with an exercise price of $2.92 per share to Imperial Bank and an one-year warrant for 100,000 shares of IGT's common stock with an exercise price of $2.92 per share to Cruttenden. On March 15, 1998, IGT issued to Imperial Bank an additional seven-year warrant for 80,000 shares of IGT's common stock with an exercise price of $2.65 per share and on March 31, 1998 a seven-year warrant for 10,000 shares of IGT's common stock with an exercise price of $2.86 per share.

         In April 1998, Imperial Bank assigned its loan to BankBoston. After the assignment, BankBoston and IGT amended and restated the loan to provide for a $2,700,000 sixty-month term loan and up to a $3,000,000 revolving loan.

         In September 1998, IGT adopted a plan to sell the net assets of BPI's general surgical instrument, orthopedic implant and orthopedic instrumentation businesses located at Brimfield, Massachusetts. IGT sold the businesses on March 30, 1999. The adjusted sale price was $6,158,000 in cash plus assumption of certain trade payables and accrued liabilities, totaling $449,000.

         As a result of the sale of BPI's general surgical instrument, orthopedic implant and orthopedic instrumentation businesses located at Brimfield, Massachusetts, IGT paid off amounts outstanding under its equipment leases, paid off its term loan with BankBoston and paid down its revolving loan with BankBoston.

         In April 1999, BankBoston assigned its loan to Silicon Valley Financial Services, a division of Silicon Valley Bank ("Silicon"). After the assignment, Silicon and IGT amended and restated the loan to provide for a loan facility under which Silicon would purchase certain of IGT's receivables, initially at rates of 90% and subsequently decreasing to 75% of their face amount. Under the facility, IGT will repurchase from Silicon any uncollected receivables and pay Silicon a finance charge equal to 2% per month on the face amount of all purchased receivables and an administrative fee of 1.5% of the face amount of each purchased receivable. Silicon has no obligation to purchase any receivable under the facility and in no event shall the aggregate amount of all purchased receivables outstanding exceed $650,000.

         In July 1999, IGT entered into an exclusive licensing agreement with Snap-on Technologies for the automotive, truck, and golf cart markets. Under the terms of the agreement, IGT was to receive three equal payments totaling $500,000 as a license fee. As a result of a settlement of issues between the parties, the final payment was reduced from $166,667 to $112,000.

FACTORS AFFECTING IGT'S BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION

         Continuing Losses; Potential Fluctuations in Operating Results. IGT lost $1,718,000 from continuing operations in 1999 and $117,000 in the first quarter of 2000. There can be no assurance IGT will generate sufficient revenue to attain profitability. In addition, because IGT generally ships its products on the basis of purchase orders, operating results in any quarter are highly dependent on orders booked and shipped in that quarter and, accordingly, may fluctuate materially from quarter to quarter. IGT's operating expense levels are based on IGT's internal forecasts of future demand and not on firm customer orders. Failure by IGT to achieve these internal forecasts could result in expense levels that are inconsistent with actual revenues. Moreover, IGT's results may also be affected by fluctuating demand for IGT's products, declines in the average selling prices for its products, changes in product mix sold, increases in the costs of the components and subassemblies acquired by IGT from vendors and availability of such component and subassemblies.

         Bank Debt. IGT is currently borrowing money from Silicon through an arrangement by which it sells its outstanding accounts receivable to Silicon. The arrangement is expensive and Silicon has no obligation to purchase any receivable.

         Need for Additional Capital. IGT will need additional capital to satisfy its obligations to Cruttenden and to meet its other capital requirements. There can be no assurance that such capital will be available on reasonable terms, or at all.

         Dependence on Few Customers. IGT realizes a majority of its revenues by sales to relatively few customers. None of these customers has entered into a long-term minimum purchase agreement with IGT. The loss of, or substantial diminution of purchases from IGT by, any of these customers could have a material adverse effect on IGT.

         Technological Change in the Medical Industry and in IGT's Product. There can be no assurance that IGT's competitors will not succeed in developing or marketing products or technologies that are more effective and/or less costly and that render IGT's products obsolete or non-competitive. In addition, new technologies and procedures could be developed for medical and other industries that replace or reduce the value of IGT's products. IGT's success will depend in part on its ability to respond quickly to technological changes through the development and improvement of its products. IGT believes that a substantial amount of capital will be required to be allocated to such activities in the future.

         Intellectual Property Rights. IGT primarily relies on a combination of patents, trade secrets and copyright laws, together with nondisclosure agreements, to protect its know-how and proprietary rights. There can be no assurance that such measures will provide adequate protection for IGT's intellectual property rights, that disputes with respect to ownership of its intellectual property rights will not arise, that IGT's trade secrets or proprietary technology will not otherwise become known or be independently developed by competitors or that IGT can otherwise meaningfully protect its intellectual property rights. Furthermore, there can be no assurance that others will not develop similar products or software or duplicate IGT's products or software or that third parties will not assert intellectual property infringement claims against IGT. Moreover, there can be no assurance that any patent owned by, or issued to, IGT will not be invalidated, circumvented or challenged, or that the rights granted thereunder will provide meaningful competitive advantages to IGT.

         A patent granted to Saint Louis University ("SLU Patent") and subsequently licensed to a company acquired by Sofamor Danek, one of IGT's customers, relates, in general, to a particular technique for determining the position of a surgical probe within a patient's body on a historical image of that body. Sofamor Danek has sued BrainLab GmbH for infringement of this patent. IGT's documents have been subpoenaed and Waldean Schulz, Vice President of Technology of IGT, has had his deposition taken in connection with such lawsuit. In 1995, IGT assigned to Saint Louis University all right, title and interest it had in the SLU Patent. There can be no assurance that Sofamor Danek or Saint Louis University may not challenge IGT's ownership of certain of its patents based on such assignment. IGT is not in a position to evaluate what effect this lawsuit, or any further lawsuits, will have on its customers or whether it will become a defendant in any lawsuit involving this patent or any of IGT's patents.

         Litigation may be necessary to protect IGT's intellectual property rights and trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources, regardless of the outcome of the litigation. If any claims are asserted against IGT, IGT may be required to obtain a license under a third party's intellectual property rights. However, such a license may not be available on reasonable terms, or at all.

         Competition by Existing Competitors and Potential New Entrants into the Marketplace. Companies with substantially greater financial, technical, marketing, manufacturing and human resources, as well as name recognition, may enter markets currently serviced by IGT. Additionally, competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and to devote substantially greater resources to the development, marketing and sale of their products than IGT. IGT's customers may develop their own products to be able to differentiate their product or for other reasons. Furthermore, competitors may develop technologies and/or products other than that currently offered by IGT that are more effective or economical.

         Regulation by the FDA. Noncompliance with applicable requirements of FDA can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant pre-market clearance or pre-market approval for medical devices, withdrawal of marketing approvals and criminal prosecution. The FDA also has the authority to request repair, replacement or refund of the cost of any medical device. In addition, international sales of medical devices are subject to foreign regulatory requirements, which vary from country to country.

         Risk of Product Liability Claims. IGT faces an inherent business risk of exposure to product liability claims in the event that the use of its products is alleged to have resulted in adverse effects. To date, no product liability claims have been asserted against IGT. IGT maintains a product liability and commercial general liability insurance policy, with coverage of $1,000,000 per occurrence and an annual aggregate maximum coverage of $2,000,000, and a commercial umbrella excess liability policy of $3,000,000. IGT's product liability and general liability policy is provided on an occurrence basis and is subject to annual renewal. There can be no assurance that liability claims will not exceed the coverage limits of such policy or that such insurance will continue to be available on commercially reasonable terms or at all. If IGT does not or cannot maintain sufficient liability insurance, its ability to market its products could be significantly impaired.

         IGT's Dependence on Key Management and Technical Personnel and Its Ability to Attract New Personnel. IGT's success depends in significant part on the continued contribution of certain key management and technical personnel. The loss of services of any of these individuals could have a material adverse effect on IGT. IGT's growth and profitability also depend on its ability to attract and retain other management and technical personnel.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information concerning the beneficial ownership of IGT's common stock as of June 22, 2000 by (i) each director, (ii) each executive officer, (iii) each shareholder known by IGT to own beneficially five percent or more of the outstanding shares of common stock and (iv) all executive officers and directors of IGT as a group.

                                            Number of Shares      Percentage of
                                            of Common Stock     Outstanding Common
               Name and Address of            Beneficially      Stock Beneficially
               Beneficial Owner(1)              Owned(2)              Owned
               -------------------         ------------------   ------------------
Paul L. Ray(3) .........................              583,385                 12.9%

Ray L. Hauser, Ph.D.(4) ................              299,926                  7.0%

Clifford F. Frith(5) ...................               48,956                  1.1%

William O'Connor(6) ....................               99,671                  2.3%

William G. Lyons(7) ....................              333,460                  7.7%

Tibor Foldvari .........................               10,500                    *

Terry R. Knapp, M.D.(8) ................               34,750                    *

Waldean Schultz(9) .....................              216,121                  5.0%

John Pappajohn .........................              232,820                  5.4%
2116 Financial Center
Des Moines, Iowa 50309

Matthew Lyons ..........................              226,655                  5.3%
90 Brookdale Drive
Springfield, MA 01104

Imperial Bank(10) ......................              250,000                  5.5%
225 Franklin Street, 29th Floor
Boston, MA 02110

Austin W. Marxe and ....................              552,700                 12.8%
  David Greenhouse(11)
153 East 53rd Street
New York, NY 10022

All executive officers and directors ...            1,326,843                 27.9%
as a group (7 persons)(12)


*Less than one percent.

(1) Unless otherwise noted, the address for each beneficial owner is c/o IGT, 5710-B Flatiron Parkway, Boulder, Colorado 80301.

(2) Except as indicated by footnote, and subject to community property laws where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of IGT common stock shown as beneficially owned by them. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with the Securities and Exchange Commission rules, shares of the common stock that may be acquired upon exercise of stock options and warrants that are currently exercisable or that become exercisable within 60 days of June 22, 2000, are deemed beneficially owned by the optionee and each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days of June 22, 2000, have been exercised. This table does not include as beneficially owned shares of common stock that an optionee will have the right to acquire as a result of the full vesting of his options in connection with the merger, but which are not otherwise included as a result of the previous sentence.

(3) Includes 224,799 shares that Mr. Ray has a right to acquire upon exercise of stock options currently exercisable or exercisable within 60 days of June 22, 2000, and includes 774 shares of common stock owned by Medcap Ltd. Mr. Ray is the sole shareholder of Medcap Ltd.

(4) Includes 9,206 shares of IGT common stock that Dr. Hauser has a right to acquire upon exercise of stock options currently exercisable or exercisable within 60 days of June 22, 2000, and excludes 2,560 shares of common stock owned by Dr. Hauser's wife of which Dr. Hauser disclaims beneficial ownership.

(5) Includes 45,081 shares of IGT common stock that Mr. Frith has a right to acquire upon exercise of stock options currently exercisable or exercisable within 60 days of June 22, 2000.

(6) Includes 93,325 shares of IGT common stock that Mr. O'Connor has a right to acquire upon exercise of stock options currently exercisable or exercisable within 60 days of June 22, 2000.

(7) Includes 17,750 shares of IGT common stock that Mr. Lyons has a right to acquire upon exercise of stock options currently exercisable or exercisable within 60 days of June 22, 2000.

(8) Includes 34,750 shares of IGT common stock that Dr. Knapp has a right to acquire upon exercise of stock options currently exercisable or exercisable within 60 days of June 22, 2000.

(9) Includes 35,013 shares of IGT common stock that Dr. Schulz has a right to acquire upon exercise of stock options currently exercisable or exercisable within 60 days of June 22, 2000.

(10) Includes 250,000 shares of IGT common stock that Imperial Bank has the right to acquire upon exercise of warrants currently exercisable.

(11) Includes 425,700 shares of IGT common stock held by Special Situations Fund III, L.P. and 127,000 shares held by Special Situations Cayman Fund, L.P. The investment advisor of both funds is controlled by Mr. Marxe and Mr. Greenhouse. Mr. Marxe and Mr. Greenhouse have shared voting power and shared dispositive power over all such shares.

(12) Includes 450,718 shares of IGT common stock issuable upon exercise of options currently exercisable or exercisable within 60 days of June 22, 2000.

ADDITIONAL INFORMATION

         Certain historical financial information regarding IGT is contained in this proxy statement/prospectus. See "Index to IGT Financial Statements" on page
66. Additional information regarding IGT is contained in IGT's filings with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 62.

                         INFORMATION CONCERNING STRYKER

GENERAL DESCRIPTION OF STRYKER'S BUSINESS

         Stryker develops, manufactures and markets specialty surgical and medical products worldwide. These products include orthopaedic implants, trauma systems, powered surgical instruments, endoscopic systems and patient care and handling equipment. Stryker also provides outpatient rehabilitative health services in the United States and is engaged in premarket testing of the bone growth factor osteogenic protein-1 ("OP-1"). Stryker was incorporated in Michigan in February 1946.

SELECTED HISTORICAL FINANCIAL DATA

         The following selected historical financial data of Stryker for each of the five years in the period ended December 31, 1999 are derived from audited historical financial statements incorporated by reference in this proxy statement/prospectus.

         The selected historical financial data of Stryker for the three months ended March 31, 2000 and March 31, 1999, is derived from unaudited condensed financial statements incorporated by reference in this proxy statement/prospectus and, in the opinion of Stryker's management, include all necessary adjustments for a fair presentation of that data in conformity with generally accepted accounting principles. Results for the three-month period ended March 31, 2000 may not be indicative of the results for the full year.

         THE INFORMATION IN THIS SECTION SHOULD BE READ ALONG WITH STRYKER'S HISTORICAL FINANCIAL STATEMENTS AND ACCOMPANYING NOTES INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 62.

STATEMENT OF EARNINGS DATA                          Three Months Ended
(in millions except per share amounts)                   March 31,                       Year ended December 31
                                                    -------------------    ------------------------------------------------------
                                                      2000       1999        1999       1998       1997        1996        1995
                                                    --------   --------    --------   --------   --------    --------    --------
                                                   (Unaudited)
Net Sales                                           $  562.1   $  522.4    $2,103.7   $1,103.2   $  980.1    $  910.1    $  871.9
Cost of sales:
         Before inventory step-up                      201.6      204.1       791.5      464.3      397.7       392.4       369.4
         Inventory step-up(1)                             --       62.5       198.2        7.8         --          --          --
                                                    --------   --------    --------   --------   --------    --------    --------
Total Cost of sales                                    201.6      266.6       989.7      472.1      397.7       392.4       369.4
                                                    --------   --------    --------   --------   --------    --------    --------

Gross profit                                           360.5      255.8     1,114.0      631.1      582.4       517.7       502.5

Research, development and engineering expenses          28.6       25.2       105.2       61.0       56.9        56.9        43.8
Selling, general and administrative expenses           218.6      202.3       808.4      373.6      334.3       326.6       301.4
Purchased research and development(2)                                                     83.3                    7.5
Acquisition-related, restructuring and special            --       19.7        18.9       19.0         --        34.3          --
charges(3)
Gain on patent judgment(4)                                --         --          --         --         --       (61.1)         --
                                                    --------   --------    --------   --------   --------    --------    --------
                                                       247.2      247.2       932.5      536.9      391.2       364.2       345.2

Other expense (income)(5)                               34.8       40.1       151.7        3.3       (4.1)      (12.6)        3.4
                                                    --------   --------    --------   --------   --------    --------    --------
Earnings (loss) before income taxes                     78.5      (31.5)       29.8       90.9      195.3       166.1       153.9
Income taxes                                            26.7      (10.7)       10.4       30.9       70.0        61.6        66.9
                                                    --------   --------    --------   --------   --------    --------    --------
Net earnings (loss)                                 $   51.8   $  (20.8)   $   19.4   $   60.0   $  125.3    $  104.5    $   87.0
                                                    ========   ========    ========   ========   ========    ========    ========

Net earnings (loss) per share of common stock:(6)
         Basic                                      $    .27   $   (.11)   $    .10   $    .31   $    .65    $    .54    $    .45
         Diluted                                    $    .26   $   (.11)   $    .10   $    .31   $    .64    $    .53    $    .44

Dividend per share of common stock (6)                    --         --    $   .065   $    .06   $   .055    $    .05    $  .0225

Average number of shares outstanding:(6)
         Basic                                         194.5      193.5       193.8      192.6      192.5       193.7       193.9
         Diluted                                       199.6      197.7       198.6      196.3      196.3       196.9       197.1
                                                    --------   --------

BALANCE SHEET DATA                       Three Months Ended
(in millions)                                 March 31,                               December 31,
                                         ------------------      ----------------------------------------------------
                                                2000               1999       1998       1997       1996       1995
                                              --------           --------   --------   --------   --------   --------
                                             (Unaudited)
Total assets                                  $2,562.2           $2,580.5   $2,875.4   $  985.1   $  993.5   $  854.9
Long-term debt                                 1,140.1            1,181.1    1,488.0        4.4       89.5       97.0
Stockholders' equity                             702.2              671.5      672.6      612.8      530.4      454.3


(1) Represents additional nonrecurring cost of sales for inventory sold that was stepped-up to fair value in connection with the acquisition of Howmedica, the orthopaedic division of Pfizer Inc.

(2) Represents nonrecurring purchased research and development charges related to the acquisition of Howmedica in 1998 and Osteo Holdings in 1996.

(3) Represents nonrecurring acquisition-related charges related to the acquisition of Howmedica in 1999 and 1998 and special charges in 1996 related to the conversion of a portion of Stryker's distributors to direct sales and asset impairments.

(4) Represents gain on patent judgment, net of legal and other fees in 1996.

(5) The increase in other expense in 1999 is due to intangibles amortization expense and interest expense related to the Howmedica acquisition.

(6) Adjusted for the two-for-one stock splits effective May 10, 1996 and May 12, 2000. Stryker's Annual Report on Form 10-K for the year ended December 31, 1999, which is incorporated in this proxy statement/prospectus, was filed prior to the two-for-one stock split and the share and per share data in the Form 10-K did not reflect this split.

ADDITIONAL INFORMATION

         Additional information regarding Stryker is contained in Stryker's filings with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 62.

                   MATERIAL CONTRACTS BETWEEN STRYKER AND IGT

         In September 1999, IGT and a Stryker subsidiary entered into a Development and Supply Agreement under which a customized modification of IGT's FlashPoint optical localizer product was jointly developed for use in conjunction with Stryker's Surgical Navigation System for image guided surgical procedures. Stryker paid IGT $250,000 for its work on the development phase. Since December 31, 1999, IGT has manufactured and supplied 73 modified FlashPoint systems to Stryker for a total purchase price of approximately $911,000. IGT has agreed not to manufacture or make available to anyone other than Stryker pointers or handpieces used in conjunction with optical localizers for image guided surgical procedures that utilize certain features of the FlashPoint modification developed in collaboration with Stryker for the two-year period ending September 22, 2001. IGT also agreed in the event of a sale of all or substantially all its assets to a third party or the sale of thirty percent or more of its capital stock to a third party, that it would grant the Stryker subsidiary a royalty-free license to use IGT's technology to manufacture the FlashPoint modification for incorporation in the Stryker Surgical Navigation System. In February 2000, the Stryker subsidiary made a partial prepayment on an order in the amount of $250,000. IGT agreed to pay interest on the prepayment at the rate of 10% per annum until the product was shipped and, in the event of default, the Stryker subsidiary would be granted an exclusive royalty-free license to certain of IGT's patents and patent applications until the product was shipped or the prepayment repaid.

         On June 1, 2000, in conjunction with the signing of the merger agreement, Stryker purchased 383,142 shares of a newly issued series of preferred stock from IGT for $300,000, or $0.783 per share. The preferred stock is convertible into IGT common stock on a share-for-share basis at any time after the earliest of December 31, 2000, the date holders of record of IGT common stock are given notice of certain proposed transactions or the date IGT sends a notice of redemption to the holders of the preferred stock. The conversion formula is subject to customary anti-dilution adjustments. IGT may elect to redeem the preferred stock at any time at a redemption price of $0.783 per share. The transaction was entered into to provide funding for IGT's continued operation pending the closing of the merger. If the merger is consummated, the preferred stock will be canceled and retired without payment of any consideration and will cease to exist. The preferred stock is not entitled to vote on the merger. Otherwise, holders of preferred stock are entitled to one vote for each share of IGT common stock into which the preferred stock is then convertible. In the event of a dissolution, liquidation or winding up of IGT, holders of preferred stock are entitled to receive $0.783 per share before any payment is made in respect of the IGT common stock. The holders of preferred stock have the same rights to dividends as the holders of IGT common stock based on the number of shares of IGT common stock into which the preferred stock is then convertible.

                               THE SPECIAL MEETING

         We are furnishing this proxy statement/prospectus to shareholders of IGT as part of the solicitation of proxies by the IGT board of directors for use at the special meeting.

DATE, TIME AND PLACE

         The special meeting will be held at 5710-B Flatiron Parkway, Boulder, Colorado 80301 at 9:00 a.m., local time, on July __, 2000.

PURPOSE OF SPECIAL MEETING

         At the special meeting, holders of IGT common stock will be asked to approve the merger agreement. The IGT board of directors has determined that the merger is fair to IGT shareholders, has approved the merger agreement and the merger, and recommends that IGT shareholders vote "FOR" approval of the merger agreement.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

         Only holders of record of IGT common stock at the close of business on June 22, 2000, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 4,304,198 shares of IGT common stock were issued and outstanding and held by approximately 80 holders of record. A quorum will be present at the special meeting for purposes of the vote of the holders of IGT common stock if a majority of the shares of IGT common stock that are issued and outstanding and entitled to vote on the record date are represented in person or by proxy. Shares of IGT common stock represented at the special meeting but not voting, including abstentions and broker non-votes, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. If a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of IGT common stock on the record date are entitled to one vote per share of common stock at the special meeting.

VOTES REQUIRED

         The affirmative vote of a majority of the outstanding shares of IGT common stock is required to approve the merger agreement. IF YOU ABSTAIN FROM VOTING OR DO NOT VOTE, EITHER IN PERSON OR BY PROXY, IT WILL HAVE THE EFFECT OF A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT.

VOTING OF PROXIES

         All shares represented by properly executed proxies received in time for the special meeting, unless previously revoked, will be voted at the special meeting in the manner specified by the holders. PROPERLY EXECUTED PROXIES THAT DO NOT CONTAIN VOTING INSTRUCTIONS WILL BE

VOTED "FOR" APPROVAL OF THE MERGER AGREEMENT. As explained below in the section entitled "The Merger - Dissenters' Rights," a vote in favor of the merger agreement means that the shareholder owning those shares will not have the right to dissent and seek appraisal of the fair value of such shareholder's shares.

         Only shares voted for approval of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for the merger agreement. Because Colorado law requires that the Merger Agreement be approved by the affirmative vote of the holders of a majority of the outstanding shares of IGT common stock, if you abstain from voting or do not vote, either in person or by proxy, it will count as a vote against approval of the merger agreement. Brokers who hold shares of IGT common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers. Those non-voted shares are referred to as broker non-votes and will have the same effect as votes against approval of the merger agreement.

         IGT does not expect that any matter other than the proposal to approve the merger agreement will be brought before the special meeting. If, however, the IGT board of directors properly presents other matters, the persons named as proxies will vote on those other matters in accordance with their judgment. In addition, the persons named as proxies may propose and vote for one or more adjournments or postponements of the special meeting, including adjournments or postponements to permit further solicitation of proxies. No proxy voted against the proposal to approve the merger agreement will be voted in favor of any adjournment or postponement.

REVOCABILITY OF PROXIES

         The grant of a proxy on the enclosed form of proxy does not preclude you from voting in person at the special meeting. You may revoke a proxy at any time prior to its exercise by:

         o Filing with the Secretary of IGT, before the proxy is voted at the special meeting, a duly executed written notice of revocation of proxy which is dated later than the proxy;

         o Before the proxy is voted at the special meeting, submitting a duly executed later dated proxy to the Secretary of IGT; or

         o Voting in person at the special meeting, although attendance at the special meeting will not itself constitute revocation of a proxy.

         Any written notice of revocation or subsequent proxy should be sent to Image Guided Technologies, Inc., 5710-B Flatiron Parkway, Boulder, Colorado 80301, Attention: Secretary, or hand delivered to the Secretary of IGT at or before the taking of the vote at the special meeting.

SOLICITATION OF PROXIES

         IGT will bear the cost of the solicitation of proxies from its shareholders. In addition to solicitation by mail, the directors, officers and employees of IGT may solicit proxies from shareholders by telephone or other electronic means or in person. IGT will cause brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by those persons. IGT will reimburse any of these custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so.

         PLEASE DO NOT SEND STOCK CERTIFICATES WITH YOUR PROXY. A transmittal form with instructions for the exchange of IGT common stock certificates will be mailed to you as soon as practicable after completion of the merger.

                                   THE MERGER

         The following discussion summarizes the material terms of the merger and the merger agreement. We urge shareholders to read carefully the merger agreement, which is attached as Annex A to this proxy statement/prospectus.

BACKGROUND TO THE MERGER

         At the April 2000 meeting of the American Academy of Neurosurgery, IGT discussed a possible transaction with three of its customers and signed confidentiality agreements with all three. One of these companies subsequently informed IGT that it was not interested in pursuing an acquisition.

         On Friday, April 28, 2000, Stryker called IGT and stated that it wanted to meet with IGT on the following Monday to discuss a transaction. IGT then engaged Viscogliosi Brothers LLC , an investment banking, merchant banking and venture capital firm specializing exclusively in the musculoskeletal industry, as its financial advisor. IGT agreed to pay Viscogliosi Brothers 3-1/2% of the first $12.5 million of the purchase price received by IGT from a sale and 6% of any amount in excess of $12.5 million. On Monday, May 1, 2000, IGT and its financial advisor met with Stryker and the general terms of the merger were negotiated. On Wednesday, May 3, 2000, IGT received an unsigned letter of intent from Stryker. The letter of intent contained substantially the same no-shop and termination fee provisions as are in the merger agreement and required that the letter of intent be kept confidential.

         On Friday, May 5, 2000, IGT's financial advisor received two calls from the third customer concerning a possible acquisition of IGT. This customer stated it could not meet with IGT until the following week and could not recommend a price without a better understanding of IGT's business. IGT's financial advisor then called Stryker to request a delay in signing the letter of intent. Stryker refused and threatened to break off negotiations if IGT negotiated with another party. That evening, IGT received a signed letter of intent from Stryker.

         On Thursday, May 4, 2000, and again on Saturday, May 6, 2000, IGT's board of directors met to consider the Stryker letter of intent. In determining whether or not to delay signing the letter of intent with Stryker in order to meet with the other interested party, the board considered the following uncertainties: (1) timing, as the other party could not meet until the following week; (2) the price the other party would be willing to pay; (3) the other party's knowledge of the technology license to Stryker that would be triggered if IGT was acquired; and (4) Stryker's position that it would terminate discussions with IGT if IGT delayed signing the letter of intent to hold discussions with another interested party. The board of directors of IGT approved the letter of intent on Saturday, May 6, 2000.

         On Monday, May 29, 2000, Wednesday, May 31, 2000 and Thursday, June 1, 2000, IGT's board of directors considered and then approved the merger agreement with Stryker. The merger agreement was signed on June 1, 2000.

REASONS FOR THE MERGER

         In reaching its decision to approve the merger agreement and the merger and to recommend approval of the merger agreement by IGT shareholders, the IGT board of directors consulted with IGT management, as well as its financial and legal advisors, and independently considered the proposed merger agreement and the transactions contemplated by the merger agreement. In unanimously approving the merger agreement and the merger, the IGT board of directors considered a number of factors, including all the following:

         o The premium represented by the merger consideration over the current market price for IGT stock;

         o The financial condition of IGT and IGT's need for working capital;

         o The capital required by IGT to compete effectively in the image guided surgery market and the fact that there can be no assurance that such capital will be available to IGT as an independent company on reasonable terms, or at all;

         o Possible technological changes in the image guided surgery market that may require the development of new products;

         o Poor stock market conditions for microcap stocks like IGT with the result that any equity capital raised by IGT to remain independent would be extremely dilutive;

         o        Stryker's plans to keep IGT's Boulder operations intact;

         o The benefit to IGT shareholders of participating in a larger, more diversified company; and

         o        The financial condition, business and reputation of Stryker.

         In the course of its deliberations, the IGT board of directors also considered a number of additional factors relevant to the merger, including:

         o The terms and conditions of the merger agreement, including termination fees and closing conditions;

         o The number of outstanding shares of common stock of IGT, an estimate of the number of options and warrants that would be exercised prior to consummation of the merger and the resulting dilution to existing IGT shareholders from such exercises;

         o Other possible alternatives for IGT, including other possible buyers and IGT's prospects if it were to continue as an independent company;

         o The expected qualification of the merger as a tax-free reorganization under Section 368(a) of the Internal Revenue Code;

         o The synergy between IGT's and Stryker's research and development groups and the belief the combination would have a positive impact on IGT's employees;

         o        The likelihood the merger would be completed;

         o IGT's need for bridge capital financing pending closing and Stryker's agreement to provide such capital by purchasing 383,142 shares of a series of IGT preferred stock for $300,000; and

         o IGT's existing contractual relationship with Stryker and Stryker's extensive knowledge of IGT.

         The IGT board of directors also identified and considered potentially negative factors in its deliberations concerning the merger, including:

         o The merger agreement might foreclose offers by other interested parties.

         The IGT board of directors determined that the risks to the shareholders from not proceeding were substantially outweighed by the potential benefits of the merger.

         The above discussion of the factors considered by the IGT board of directors in making its decision is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger agreement and the merger, the IGT board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the IGT board of directors may have given different weight to different factors.

RECOMMENDATION OF THE IGT BOARD OF DIRECTORS

         After careful consideration, the IGT board of directors (Mr. Ray not voting) determined that the terms of the merger agreement and the merger are fair to IGT's shareholders and has unanimously (Mr. Ray not voting) approved the merger agreement and the merger. The IGT board of directors unanimously (Mr. Ray not voting) recommends that the IGT shareholders vote "FOR" the approval of the merger agreement. Paul L. Ray did not vote due to his interest in the merger as described below.

INTERESTS OF IGT'S DIRECTORS AND MANAGEMENT IN THE MERGER

         In considering the recommendation of the IGT board of directors in favor of the merger, you should be aware that certain directors and executive officers of IGT have interests in the merger that are different from, or in addition to, the interests of IGT shareholders. These interests relate to or arise from, among other things:

         o The employment agreements entered into by Paul L. Ray, Chief Executive Officer, Chief Financial Officer and Chairman of the Board of IGT, and Waldean Schulz, Vice President of Technology and Secretary of IGT;

         o William O'Connor, Vice President and Chief Operating Officer of IGT, may be entitled to severance benefits in certain circumstances as a result of the merger;

         o All stock options to acquire IGT common stock will become fully vested as a result of the merger; and

         o The merger agreement provides that all rights for exculpation and indemnification from liabilities existing in favor of the current and former directors or officers of IGT as provided in IGT's articles of incorporation and bylaws will be assumed by the surviving corporation in the merger and will continue in full force and effect in accordance with their terms after the merger. Stryker will maintain for six years after the merger directors' and officers' liability insurance for acts or omissions which occur prior to the merger for those directors and officers who were, as of the date of the merger agreement, covered by IGT's directors' and officers' liability insurance policy on terms no less advantageous than those in effect on the date of the merger agreement. Stryker's obligation to provide this insurance coverage is subject to an annual premium cap of $35,000, the current annual premium paid by IGT for its existing insurance coverage. If Stryker cannot maintain the existing or equivalent insurance coverage without exceeding the cap, Stryker is required to maintain only that amount of insurance coverage that can be obtained by paying an annual premium equal to $35,000.

         Except as described above those persons have, to the knowledge of Stryker and IGT, no material interest in the merger apart from those of shareholders generally. The IGT board of directors was aware of, and considered the interests of, its directors and Dr. Schultz in approving the merger agreement and the merger.

ACCOUNTING TREATMENT

         The merger will be accounted for under the "purchase" method of accounting in accordance with generally accepted accounting principles. Stryker expects a significant portion of the purchase price to be allocated to goodwill and other intangible assets.

FORM OF THE MERGER

         Subject to the terms and conditions of the merger agreement and in accordance with Colorado law, at the effective time of the merger, IGT Acquisition Co., a wholly owned subsidiary of Stryker, will merge with and into IGT. IGT will survive the merger and become a wholly owned subsidiary of Stryker. IGT will continue operations under its present name.

MERGER CONSIDERATION

         At the effective time of the merger, each outstanding share of IGT common stock will be converted into the right to receive that number of shares of Stryker common stock determined by dividing $12,000,000 by the average closing price of the Stryker common stock on the New York Stock Exchange for the 30 consecutive trading days beginning on the 35th trading day prior to the date of the special meeting and dividing the quotient so obtained by the number of shares of IGT common stock outstanding immediately prior to the merger, except that treasury stock and stock held by IGT Acquisition Co. and Stryker will be canceled. Shareholders will receive cash for any fractional share that they would otherwise receive in the merger. As of the effective time of the merger, all shares of IGT common stock will no longer be outstanding and will automatically be canceled. At that time, each holder of a certificate representing shares of IGT common stock will cease to have any rights as a shareholder except the right to receive Stryker common stock and the right to receive cash for any fractional share of Stryker common stock. The merger consideration was determined through arm's-length negotiations between Stryker and IGT.

         Based on the number of outstanding shares of Stryker common stock and IGT common stock as of the record date, the holders of IGT common stock immediately prior to the merger would own less than one-fifth of one percent of the outstanding shares of Stryker common stock immediately after the merger.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

         The conversion of IGT common stock into the right to receive Stryker common stock will occur automatically at the effective time of the merger. As soon as practicable after the merger, the exchange agent, First Chicago Trust, a division of Equiserve, will send a transmittal letter to each former IGT shareholder. The transmittal letter will contain instructions for obtaining shares of Stryker common stock in exchange for shares of IGT common stock. PLEASE DO NOT SEND STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

         After the merger, each certificate that previously represented shares of IGT common stock will represent only the right to receive the Stryker common stock into which those shares were converted in the merger and the right to receive cash for any fractional share of Stryker common stock as described below.

         Until holders of certificates previously representing IGT common stock have surrendered those certificates to the exchange agent for exchange, holders will not receive dividends or distributions on the Stryker common stock into which those shares have been converted with a record date after the merger, and will not receive cash for any fractional share of Stryker common stock. When holders surrender those certificates, they will receive any unpaid dividends and any cash for any fractional share of Stryker common stock without interest.

         In the event of a transfer of ownership of IGT common stock that is not registered in the records of IGT's transfer agent, a certificate representing the proper number of shares of Stryker common stock may be issued to a person other than the person in whose name the certificate so surrendered is registered if:

         o That certificate is properly endorsed and otherwise is in proper form for transfer; and

         o The person requesting the issuance (1) pays to the exchange agent any transfer or other taxes resulting from the issuance of shares of Stryker common stock in a name other than that on the surrendered certificate, or (2) establishes to the satisfaction of the exchange agent that any tax has been paid or is not applicable.

         All shares of Stryker common stock issued upon conversion of shares of IGT common stock, including any cash paid for any fractional share of Stryker common stock, will be issued in full satisfaction of all rights relating to those shares of IGT common stock.

         No fractional share of Stryker common stock will be issued to any IGT shareholder upon surrender for exchange of certificates previously representing IGT common stock. In lieu of any fractional share, the shareholder will receive cash equal to the product obtained by multiplying (1) the closing price for a share of Stryker common stock on the New York Stock Exchange Composite Transactions Tape on the date immediately preceding the date on which the merger is completed by (2) the fractional share to which the shareholder would otherwise be entitled.



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

EFFECTIVE TIME OF THE MERGER

         The merger will become effective upon the filing of articles of merger with the Secretary of State of the State of Colorado, or at such later time as stated in the articles of merger or agreed upon by Stryker and IGT. The filing of the articles of merger will occur at the time of the closing of the merger.

STOCK EXCHANGE LISTING OF STRYKER COMMON STOCK

         It is a condition to the completion of the merger that Stryker common stock issued to IGT shareholders in the merger be authorized for listing on the New York Stock Exchange, subject to official notice of issuance.

DELISTING AND DEREGISTRATION OF IGT COMMON STOCK

         If the merger is completed, IGT common stock will no longer be traded on the over-the-counter market, will be delisted from the Boston Stock Exchange and will be deregistered under the Securities Exchange Act of 1934.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         The following summary of the material United States federal income tax consequences of the merger to the holders of IGT common stock who hold their IGT common stock as a capital asset is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), currently applicable Treasury regulations and judicial and administrative rulings and decisions as of the date hereof. The following summary is not binding on the Internal Revenue Service (the "IRS"), and no rulings have been or will be sought from the IRS regarding any matters relating to the merger. In addition, legislative, judicial or administrative changes may be forthcoming that could alter or modify the statements set forth herein, possibly on a retroactive basis. The summary does not purport to deal with all aspects of the federal income taxation that may be relevant to particular holders of IGT common stock in light of their individual circumstances, nor with certain types of holders who are subject to special treatment under the federal income tax laws (e.g., tax-exempt organizations; insurance companies; financial institutions; broker-dealers; persons who hold such stock as part of a hedge, appreciated financial position, straddle or conversion transaction; holders whose functional currency is not the U.S. dollar; holders who acquired their stock pursuant to the exercise of employee stock options or otherwise as compensation; and holders who are neither citizens nor residents of the United States, or that are foreign corporations, foreign partnerships or foreign estates or trusts for United States federal income tax purposes). Also, the summary assumes that each holder holds his or her shares of IGT common stock as capital assets. Finally, no foreign, state or local tax considerations are addressed herein. CONSEQUENTLY, EACH HOLDER OF IGT COMMON STOCK IS STRONGLY URGED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE MERGER IN LIGHT OF EACH SUCH HOLDER'S PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

         Completion of the merger is conditioned upon, among other things, the receipt by IGT of tax opinions of Ireland, Stapleton, Pryor & Pascoe, P.C., dated as of the effective date of the registration statement of which this proxy statement/prospectus is a part and as of the closing date, to the effect that the merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. This opinion will be based on customary assumptions and representations made by IGT, IGT Acquisition Co., and Stryker. An opinion of counsel represents counsel's best legal judgment and is not binding on the IRS or any court.

         Consequences of the Merger. Provided that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, and based on the above assumptions and qualifications, the merger will generally result in the following federal income tax consequences:

         o        No gain or loss will be recognized by IGT, IGT Acquisition Co.
                  or Stryker solely as a result of the merger;

         o No gain or loss will be recognized by IGT's shareholders who exchange their IGT common stock solely for Stryker common stock (except to the extent of cash received in lieu of fractional shares);

         o The holding period of Stryker common stock received will include the holding period of shares of IGT common stock surrendered in the merger;

         o The aggregate tax basis of Stryker common stock received by IGT shareholders who exchange all of their IGT common stock for Stryker common stock in the merger will be the same as the aggregate tax basis of IGT common stock surrendered in the merger (reduced by any portion of such tax basis allocable to a fractional share of Stryker common stock for which cash is received); and

         o Cash payments received by IGT shareholders in lieu of a fractional share of Stryker common stock will be treated as capital gain or loss measured by the difference, if any, between the cash payment received and the portion of the tax basis in the shares of IGT common stock allocable to the fractional share; this gain or loss will be long-term capital gain or loss if the holder's holding period in the IGT common stock exchanged for the fractional share of Stryker common stock is more than one year at the time the merger is completed.

         Backup Withholding. Backup withholding at the rate of 31% may apply with respect to certain cash payments received by an IGT shareholder in connection with the merger unless either:

         o The recipient is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

         - The recipient provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

         An IGT shareholder who does not provide Stryker with his correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's federal income tax liability, provided that the required information is furnished to the IRS.

DISSENTERS' RIGHTS

         Under Colorado corporate law, each holder of IGT common stock has the right to dissent from the consummation of the merger and receive payment of the fair value of his or her common stock. Shareholders wishing to exercise their Dissenters' Rights must carefully comply with the applicable procedures set forth in Article 113 of the Colorado Business Corporation Act which are summarized below. Shareholders who fail to follow the specific requirements of
Article 113 will lose the right to payment of the fair value of their shares and will instead receive the consideration offered as part of the merger. Annex B to this Proxy Statement contains a complete copy of Article 113 of the Colorado Business Corporation Act. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger except to the extent that exclusion would be inequitable. We strongly encourage you to read the attached Annex B for a complete understanding of your rights.

         THE FOLLOWING PARAGRAPHS SUMMARIZE THE PROCEDURES FOR DISSENTING SHAREHOLDERS PRESCRIBED BY ARTICLE 113 OF THE COLORADO BUSINESS CORPORATION ACT AND THE FULL TEXT OF ARTICLE 113 IS INCLUDED AS ANNEX B TO THIS PROXY STATEMENT. WE ENCOURAGE YOU TO READ THIS STATUTE AND/OR CONTACT YOUR LEGAL COUNSEL FOR A MORE COMPLETE UNDERSTANDING OF YOUR RIGHTS AND DUTIES.

         Colorado law provides that each record or beneficial holder of IGT common stock is entitled to dissent from the merger and obtain payment of the fair value of his/her shares of common stock. A shareholder wishing to exercise dissenters' rights must (1) prior to the shareholder vote on the Merger, deliver to IGT written notice of his or her intention to demand payment for shares if the shareholders approve the merger, and (2) either abstain from voting on or vote against the merger. A shareholder who votes in favor of the merger may not exercise dissenters' rights. A beneficial shareholder as defined by Section 7-113-101(1) of the Colorado Business Corporation Act must cause the record shareholder to notify IGT of his or her intent to dissent and demand payment. A beneficial shareholder should contact his or her record shareholder who owns the beneficial shareholder's shares for instructions on how to dissent.

         Within ten days after the merger becomes effective, IGT must deliver a written dissenter's notice to all shareholders who properly deliver written notice of their intent to demand payment and who also either abstain from voting on or vote against the merger. In the notice, IGT must (1) state that the merger was authorized, (2) state the effective date of the merger, (3) include the address where IGT will receive payment demands and the stock certificates, (4) supply a form which the dissenting shareholder may use to demand payment, (5) set the date by which IGT must receive the payment demand and the stock certificates, which cannot be less than 30 days after the delivery of the notice, and (6) include a copy of Article 113 of the Colorado Business Corporation Act. Furthermore, the notice may require that all beneficial shareholders of the dissenting shares, if any, certify that they have asserted or will assert their dissenters' rights.

         After receiving the notice a dissenting shareholder must demand payment in writing and deposit any stock certificates according to the instructions in the notice. Any shareholders who fail to demand payment in writing or properly deposit stock certificates will not be entitled to the fair value of their shares. A shareholder's demand for payment and the deposit of any stock certificates is irrevocable except as provided in Section 7-113-204(3) of the Colorado Business Corporation Act. Once a shareholder demands payment and deposits the certificates with IGT, he or she may not transfer his or her shares. However, if the effective time of the merger does not occur within 60 days after the date IGT sets as the day by which a shareholder must demand payment, IGT must return the deposited shares and lift the transfer restrictions, and send a new notice to the dissenting shareholders.

         Upon the later of the effective date of the merger, or upon receipt of a demand for payment by a dissenting shareholder, IGT must pay each dissenting shareholder who properly demands payment and deposits his or her stock certificates the amount IGT estimates to be the fair value of such shares, plus accrued interest. The payment must be accompanied by (1) IGT's balance sheet for the fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of change in shareholders' equity for that year, and the latest available interim financial statement; (2) a statement of IGT's estimate of the fair value of the shares; (3) an explanation of how the interest was calculated; (4) a statement of the dissenting shareholder's right to demand payment if he or she rejects IGT's estimate of the fair value of the shares; and (5) a copy of Article 113 of the Colorado Business Corporation Act.

         A dissenting shareholder may reject IGT's valuation of the fair value of the shares if: (1) the dissenting shareholder believes that the amount paid or offered is less than the fair value of the shares or that the interest due is incorrectly calculated; (2) IGT fails to make payment within 60 days after the date set for demanding payment; or (3) IGT does not return the deposited stock certificates within the time specified by Section 7-113-207 of the Colorado Business Corporation Act. In order to reject IGT's estimation of fair value, the shareholder must notify IGT of his or her rejection in writing within 30 days after IGT makes or offers to pay each dissenting shareholder. This notification must include either the shareholder's own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of their estimate, less any payment already made by IGT, or a demand for payment of the fair value of the shares and interest due. In the event a demand for payment remains unresolved, IGT may commence a court proceeding to determine the fair value of the shares and accrued interest within 60 days after receiving the payment demand from a dissenting shareholder.

RESALE OF STRYKER COMMON STOCK

         Stryker common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, except for shares issued to any IGT shareholder who may be deemed to be an "affiliate" of IGT for purposes of paragraphs (c) and (d) of Rule 145 under the Securities Act. An affiliate of IGT is any individual or entity that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, IGT or Stryker. It is expected that each affiliate will agree not to transfer any Stryker common stock received in the merger unless (1) the disposition is made in conformity with the provisions of Rule 145 under the Securities Act, (2) the disposition has been registered under the Securities Act, or (3) in the opinion of counsel reasonably acceptable to Stryker, the disposition is otherwise exempt from registration under the Securities Act. The merger agreement requires IGT to use its reasonable best efforts to cause its affiliates to enter into these agreements and conditions Stryker's obligation to effect the merger on the receipt of these agreements. This proxy statement/prospectus does not cover resales of Stryker common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

                              THE MERGER AGREEMENT

         The following description summarizes the material provisions of the merger agreement. We urge shareholders to read carefully the merger agreement, which is attached as Annex A to this proxy statement/prospectus.

CONDITIONS TO THE MERGER

         Each party's obligation to complete the merger is subject to the satisfaction or waiver of various conditions which include, in addition to other customary closing conditions, all the following:

         o Holders of a majority of the outstanding shares of IGT common stock must adopt the merger agreement;

         o No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, enforced, promulgated or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition being in effect, and no suit, action or proceeding by any governmental entity being pending that (1) would prevent the consummation of the merger or (2) otherwise would be reasonably likely to have a material adverse effect, as described below, on Stryker or IGT; provided, that each of the parties will have used its reasonable best efforts to prevent the entry of any legal restraint or prohibition and (ii) to appeal as promptly as possible any legal restraint or prohibition that may be entered;

         o Stryker's registration statement on Form S-4, of which this proxy statement/prospectus forms a part, must have become effective under the Securities Act and must not be the subject of any stop order or proceedings seeking a stop order;

         o The shares of Stryker common stock issuable to IGT's shareholders in the merger must be authorized for listing on the New York Stock Exchange, subject to official notice of issuance;

         o Each of IGT and Stryker must have, in all material respects, performed the various obligations and complied with the various conditions required by the merger agreement;

         o The representations and warranties of each party set forth in the merger agreement must be true and correct as of the date of the merger agreement and as of the date on which the merger is to be completed as if made at and as of the date on which the merger is to be completed, except to the extent expressly made as of an earlier date, in which case as of such date, except where the failure of such representations and warranties to be true and correct, without giving effect to any included limitation as to "materially" or "material adverse effect," does not result, and could not reasonably be expected to result, individually or in the aggregate, in losses, liabilities, claims, damages, expenses and diminution in value, whether or not involving a third party claim, in an amount exceeding $600,000;

         o IGT must receive from Ireland, Stapleton, Pryor & Pascoe, P.C., on the date on which the registration statement is declared effective by the Securities and Exchange Commission and on the date on which the merger is to be completed, an opinion in each case dated as of those dates, to the effect that on the basis of certain facts, representations and assumptions set forth in the opinions, the merger will be treated for United States federal income tax purposes as a reorganization with the meaning of Section 368(a) of the Internal Revenue Code;

         o In the case of Stryker only, Paul L. Ray, Chief Executive Officer and Chairman of the Board of IGT, and Waldean Schulz, Vice President of Technology and Secretary of IGT, must enter into employment agreements effective at the time of the merger with IGT, and those agreements must be in full force and effect; and

         o In the case of Stryker only, IGT shall have taken all necessary action to terminate all options and warrants to purchase IGT common stock that have not been exercised prior to the effective time of the merger.

NO SOLICITATION

         The merger agreement provides that IGT will not, and will not authorize or permit any of its directors, officers or employees, or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person:

         o Solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that is or may reasonably be expected to lead to a takeover proposal, as described below; or

         o Participate in any discussions or negotiations regarding any takeover proposal;

provided that if, at any time prior to the date of the special meeting, the IGT board of directors determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to IGT's shareholders under applicable law, IGT and its representatives, in response to a superior proposal, as described below, which was not solicited by IGT or which did not otherwise result from a breach of the merger agreement, may furnish information about IGT and its subsidiaries to any person making a superior proposal and participate in discussions or negotiations regarding that superior proposal. In such event, IGT must provide Stryker with prior written notice of IGT's decision to enter into the negotiations, and promptly advise Stryker of the material terms and conditions of the superior proposal and the identity of the person making the superior proposal.

         The merger agreement further provides that neither the IGT board of directors nor any committee of the board of directors will:

         o Withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Stryker, the approval or recommendation by the IGT board of directors or such committee of the merger or the merger agreement;

         o Approve or recommend, or propose publicly to approve or recommend, any takeover proposal; or

         o Approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, agreement in principle, acquisition agreement, option agreement or other similar agreement related to any takeover proposal, other than any such agreement entered into concurrently with a termination as described below in order to facilitate such action.

Notwithstanding the foregoing, in response to a superior proposal received prior to the date of the special meeting which was not solicited by IGT and which did not otherwise result from a breach of the provisions of the merger agreement described above, if the IGT board of directors determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the IGT shareholders under applicable law, the IGT board of directors may terminate the merger agreement and enter into a definitive agreement regarding the superior proposal, but only at a time prior to the special meeting and that is after the tenth business day following Stryker's receipt of written notice advising Stryker that the board of directors is prepared to accept a superior proposal. IGT must pay a fee in the amount of $600,000 to Stryker upon termination. See "--Termination of the Merger Agreement" and "--Termination Fees."

         The merger agreement provides that:

         o The term "takeover proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of assets of IGT and its subsidiaries, other than in the ordinary course of business, or shares of any class or series of equity securities of IGT or any of its subsidiaries, any tender offer or exchange offer for shares of any class or series of equity securities of IGT or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving IGT or any of its subsidiaries; and

         o The term "superior proposal" means any proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of IGT common stock then outstanding or all or substantially all the assets of IGT on terms that the IGT board of directors determines in its good faith judgment, based on the advice of its financial advisor, Viscogliosi Brothers LLC, to be more favorable to IGT's shareholders than the merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the IGT board of directors, is reasonably capable of being obtained.

TERMINATION OF THE MERGER AGREEMENT

         The merger agreement may be terminated at any time before the effective time of the merger, whether before or after adoption of the merger agreement by the IGT shareholders:

         o        By mutual agreement of Stryker and IGT;

         o By Stryker or IGT, if the merger has not been completed by December 31, 2000; provided, that this right to terminate the merger agreement will not be available to a party whose failure to perform any of its obligations under the merger agreement has been the cause of, or resulted in, the failure of the merger to be completed by that date;

         o By Stryker or IGT if holders of a majority of the shares of IGT common stock do not adopt the merger agreement at the special meeting of IGT's shareholders or any adjournment or postponement of that meeting;

         o By Stryker or IGT if the conditions to its obligations referred to above have not been satisfied at the closing date or if satisfaction of a condition becomes impossible (other than through its failure to comply with its obligations), at least 30 days notice of an intention to terminate has been given and such condition has not been satisfied or reasonable assurance given that it will be satisfied on or before the closing date;

         o By IGT, at any time prior to the date of the special meeting of IGT's shareholders, in response to a superior proposal which was not solicited by IGT and which did not otherwise result from a breach of the provisions of the merger agreement, if IGT has complied with certain notice requirements and paid the termination fee; or

         o By Stryker, if IGT or any of its directors or officers participated in discussions or negotiations with third parties regarding certain takeover proposals or furnished information to third parties in breach of the merger agreement.

TERMINATION FEES

         Under certain circumstances, if the merger agreement is terminated, IGT must pay Stryker a termination fee of $600,000. IGT must pay Stryker the termination fee if:

         o IGT shareholders receive a takeover proposal, a takeover proposal otherwise becomes publicly known or anyone publicly announces its intention to make a takeover proposal, and thereafter Stryker or IGT terminates the merger agreement because either (1) the merger is not completed by December 31, 2000 or (2) IGT's shareholders have not adopted the merger agreement and within nine months of the termination IGT or any of its subsidiaries enters into any definitive agreement with respect to, or consummates, any takeover proposal;

         o IGT terminates the merger agreement because before the date of the special meeting IGT receives an unsolicited proposal by a third party to acquire IGT on terms determined by the IGT board of directors to be more favorable to IGT's shareholders than the terms of the merger with Stryker; or

         o Stryker terminates the merger agreement because IGT or any of its directors or officers participates in discussions or negotiations with third parties regarding certain takeover proposals or furnishes information to third parties in breach of the merger agreement.

         The merger agreement further provides that if IGT fails to pay the termination fee when due and, in order to obtain payment of the fee, Stryker commences a suit which results in a judgment against IGT for the fee, IGT must pay the costs and expenses, including attorneys' fees and expenses, in connection with any action taken to collect payment, together with interest on the amount of the fee.

CONDUCT OF BUSINESS PENDING THE MERGER

         Pursuant to the merger agreement, IGT has agreed that, until the closing of the merger, it will, and cause its subsidiaries to:

         o        Conduct its business only in the ordinary course of business;

         o Use its best efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

         o Confer with Stryker concerning operational matters of a material nature; and

         o Otherwise report periodically to Stryker concerning the status of its business, operations and finances.

AMENDMENT; EXTENSION AND WAIVER

         Subject to applicable law:

         o The merger agreement may be amended by the parties in writing at any time, except that after the merger agreement has been approved by IGT's shareholders, no amendment may be entered into that by law requires further approval by IGT's shareholders unless that further approval is obtained; and

         o At any time before the effective time of the merger, a party may, by written instrument signed on behalf of that party, (1) extend the time for performance of any of the obligations or other acts of any other party to the merger agreement, (2) waive any inaccuracies in representations and warranties of any other party contained in the merger agreement or in any document delivered pursuant to the merger agreement, or (3) except as provided in the merger agreement, waive compliance by any other party with any agreements or conditions in the merger agreement.

EXPENSES

         Whether or not the merger is consummated, all fees and expenses incurred in connection with the merger and the merger agreement will be paid by the party incurring those fees or expenses.

REPRESENTATIONS AND WARRANTIES

         The merger agreement contains customary representations and warranties relating to, among other things:

         o Corporate organization and similar corporate matters of Stryker and IGT;

         o        Subsidiaries of IGT;

         o        The capital structure of Stryker and IGT;

         o Authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the merger agreement and related matters of Stryker, IGT Acquisition Co. and IGT;

         o Documents filed by each of Stryker and IGT with the Securities and Exchange Commission, the accuracy of information contained in those documents and the absence of undisclosed liabilities of each of Stryker and IGT;

         o The accuracy of information supplied by each of Stryker and IGT in connection with this proxy statement/prospectus and the registration statement of which it is a part;

         o        Title to property of IGT, free of nondisclosed encumbrances;

         o Filing of tax returns and payment of taxes by IGT and its subsidiaries;

         o Matters relating to the benefit plans of IGT and its subsidiaries and IGT's compliance with the Employee Retirement Income Security Act;

         o Absence of any material adverse change in the business, operation, properties, prospects, assets or condition of IGT and its subsidiaries or events concerning IGT and its subsidiaries that may result in such a material adverse change;

         o        Compliance with applicable laws by IGT and its subsidiaries;

         o Absence of legal proceedings or orders affecting IGT and its subsidiaries;

         o Absence of certain changes and events affecting IGT and its subsidiaries;

         o Certain leases and contracts entered into by IGT and absence of default by IGT and its subsidiaries under those leases and contracts;

         o Liability of IGT and its subsidiaries under environmental laws;

         o Certain employment and labor relations matters regarding IGT and its subsidiaries;

         o        Intellectual property matters of IGT and its subsidiaries;

         o        Regulatory matters affecting IGT and its subsidiaries;

         o Inapplicability of certain state takeover statutes' requirements to the merger; and

         o        Transactions by IGT and its subsidiaries with related persons.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

         Stryker common stock is listed for trading on the New York Stock Exchange under the trading symbol "SYK" and IGT common stock is quoted on the over-the-counter market under the trading symbol "IGTI" and on the Boston Stock Exchange under the symbol "IGK." The following table sets forth, for the periods indicated, dividends and the high and low sales prices per share of Stryker common stock on the New York Stock Exchange Composite Transactions Tape and dividends and range of high and low bid information per share of IGT common stock on the Nasdaq SmallCap Market for 1998 (except the fourth quarter low) and on the over-the-counter market for the 1998 fourth quarter low, 1999 and 2000. Such over-the-counter prices reflect inter-dealer quotations, without retail mark-up, mark-down or commission and may not represent actual transactions. IGT has never paid dividends to its shareholders. Stryker's per share data has been restated to account for Stryker's two-for-one stock split effective on May 12, 2000. For current price information, shareholders are urged to consult publicly available sources.

                                              STRYKER COMMON STOCK
                                                                                                      DIVIDENDS
              CALENDAR PERIOD                          HIGH                      LOW                  DECLARED
         -------------------------                  ----------                ---------               --------
1998
----
First Quarter............................             $24.56                   $17.38                    --
Second Quarter...........................              24.34                    18.44                    --
Third Quarter............................              22.56                    15.94                    --
Fourth Quarter...........................              27.88                    15.50                   $0.06
1999
----
First Quarter............................              31.25                    22.22                    --
Second Quarter ..........................              32.91                    23.88                    --
Third Quarter ...........................              34.38                    24.94                    --
Fourth Quarter ..........................              36.63                    24.31                   $0.65
2000
----
First Quarter............................              40.66                    24.39
Second Quarter...........................
Third Quarter (through July __,) ........

                                   IGT STOCK PRICE

              CALENDAR PERIOD                          HIGH                     LOW
         -------------------------                  ----------                ------
1998
----
First Quarter............................             $3.63                    $2.00
Second Quarter...........................              3.13                     1.63
Third Quarter............................              2.56                     0.50
Fourth Quarter...........................              0.88                     0.09
1999
----
First Quarter............................              0.75                     0.13
Second Quarter ..........................              0.63                     0.22
Third Quarter ...........................              0.47                     0.19
Fourth Quarter ..........................              1.50                     0.38
2000
----
First Quarter............................              1.06                     0.41
Second Quarter...........................
Third Quarter (through July __)..........


         The following table sets forth the high and low sales prices per share of Stryker common stock on the New York Stock Exchange Composite Transactions Tape and of IGT common stock on June 1, 2000, the last trading day before the public announcement of the merger agreement, and on July __, 2000, the last trading day before the date of this proxy statement/prospectus:

                                         STRYKER COMMON STOCK                          IGT COMMON STOCK
                                      -----------------------------               ---------------------------
                                       HIGH                   LOW                  HIGH                   LOW
                                      ------                 ------               -----                  ----
June 1, 2000...............           $38.38                 $37.44               $1.03                  $.88
July __, 2000..............           $                      $                    $                      $


                      DESCRIPTION OF STRYKER CAPITAL STOCK

         The following summary of the capital stock of Stryker is subject in all respects to applicable Michigan law and Stryker's articles of incorporation and bylaws. See "Comparison of Rights of Common Shareholders of Stryker and IGT" on page 57.

         The total authorized shares of capital stock of Stryker consist of (1) 500 million shares of common stock, $.10 par value per share, and (2) 500,000 shares of preferred stock, $1.00 par value per share. At the close of business on June 22, 2000, 195,139,639 million shares of

Stryker common stock were issued and outstanding and no shares of Stryker preferred stock were issued and outstanding.

         The Stryker board of directors is authorized to provide for the issuance from time to time of Stryker preferred stock in series and, as to each series, to fix the designation, the dividend rate and the preferences, if any, which dividends on each series will have compared to any other class or series of capital stock of Stryker, the voting rights, if any, the voluntary and involuntary liquidation prices, the conversion or exchange privileges, if any, applicable to each series and the redemption price or prices and the other terms of redemption, if any, applicable to each series. Cumulative dividends, dividend preferences and conversion, exchange and redemption provisions, to the extent that some or all of these features may be present when shares of Stryker preferred stock are issued, could have an adverse effect on the availability of earnings for distribution to the holders of Stryker common stock or for other corporate purposes.

                   COMPARISON OF RIGHTS OF COMMON SHAREHOLDERS
                               OF STRYKER AND IGT

         The rights of IGT shareholders are currently governed by the Colorado Business Corporation Act and the articles of incorporation and bylaws of IGT. Upon completion of the merger, the rights of IGT shareholders who become stockholders of Stryker in the merger will be governed by the Michigan Business Corporation Act, Stryker's articles of incorporation and Stryker's bylaws.

         The following description summarizes the material differences that may affect the rights of shareholders of Stryker and IGT but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Shareholders should read carefully the relevant provisions of the Michigan Business Corporation Act and the Colorado Business Corporation Act, Stryker's articles of incorporation and bylaws and IGT's articles of incorporation and bylaws.

CAPITALIZATION

         Stryker. Stryker's authorized capital stock is described above under "Description of Stryker Capital Stock." On June 22, 2000, there were 195,139,639 shares of Stryker common stock outstanding.

         IGT. The total authorized shares of capital stock of IGT consist of 10,000,000 shares of common stock, no par value, and 2,416,668 shares of preferred stock, no par value. On the record date, there were 4,304,198 shares of IGT common stock outstanding and 383,142 shares of IGT preferred stock outstanding. If the merger is consummated, the preferred stock will be cancelled and retired without payment of any consideration and will cease to exist.

VOTING RIGHTS

         Stryker. Each holder of Stryker common stock is entitled to one vote for each share held of record and may not cumulate votes for the election of directors.

         IGT. Each holder of IGT common stock is entitled to one vote for each share held of record and may not cumulate votes for the election of directors.

NUMBER, ELECTION, VACANCY AND REMOVAL OF DIRECTORS

         Stryker. Stryker's board of directors has seven members. Stryker's bylaws provide that the Stryker board of directors will consist of one or more directors and that the number of directors may be changed from time to time by a resolution adopted by a majority of the total number of directors which Stryker would have if there were no vacancies.

         Stryker's bylaws provide that if there is a vacancy on the Stryker board of directors or if the number of directors is increased, those vacancies will be filled by the affirmative vote of a majority of the directors then in office, even though less than a quorum, and not by the shareholders except that a vacancy caused by the removal of a director shall be filled by the shareholders. A director elected to fill a vacancy or newly created directorship will serve until the next election of directors by the shareholders.

         Under Stryker's bylaws, any director may be removed from office at any time, with or without cause, by the vote of the holders of a majority of the shares entitled to vote at an election of directors.

         IGT. The IGT board of directors has five members. IGT's articles of incorporation provide that the number of directors shall be fixed from time to time by or pursuant to IGT's bylaws. IGT's bylaws provide that the IGT board of directors consists of at least three and no more than ten directors and that the exact number of directors be determined from time to time by the board of directors.

         IGT's bylaws provide that vacancies and newly created directorships resulting from an increase in the authorized number of directors will be filled solely by the affirmative vote of a majority of the directors then in office, even though less than a quorum, and the directors so chosen hold office until the next annual meeting of shareholders and until their successors have been elected and qualified.

         Under the Colorado Business Corporation Act, any or all of the directors may be removed from office, with or without cause by the shareholders of IGT at a meeting called for that purpose if the number of votes cast in favor of removal exceeds the number of votes cast against.

AMENDMENTS TO ARTICLES OF INCORPORATION

         Stryker. Pursuant to the Michigan Business Corporation Act, the affirmative vote of a majority of the voting stock then outstanding, voting together as a single class, will be required to alter or amend Stryker's articles of incorporation.

         IGT. Pursuant to IGT's articles of incorporation, the affirmative vote of a majority of each voting group entitled to vote separately will be required to amend IGT's articles of incorporation.

AMENDMENTS TO BYLAWS

         Stryker. Stryker's bylaws provide that Stryker's bylaws may be amended or repealed or new bylaws may be adopted by the shareholders or the board of directors. Amendment by the board of directors requires a vote of not less than a majority of the directors then in office.

         IGT. IGT's bylaws authorize the alteration, amendment or repeal of any of IGT's bylaws by the board of directors, subject to repeal or change by action of the shareholders.

SHAREHOLDER ACTION

         Stryker. Any action required or permitted to be taken by the Stryker shareholders may be effected by written consent.

         IGT. IGT's bylaws provide that any action required or permitted to be taken by the IGT shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all the shareholders entitled to vote with respect to the particular subject.

SPECIAL SHAREHOLDER MEETINGS

         Stryker. Stryker's bylaws provide that a special meeting of Stryker's shareholders may be called at any time by the chairman of the board, the president or by order of the board of directors.

         IGT. IGT's bylaws provide that a special meeting of the IGT shareholders may be called for any purpose by the chairman of the board, the president or any other designated person or by the board of directors. In addition, the chairman of the board or the president shall call a special meeting if the holders of not less then one-tenth of the outstanding shares entitled to vote file a written demand stating the purpose for which the meeting is to be held.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND INDEMNIFICATION

         Stryker. Stryker's articles of incorporation provide that a director will not be personally liable to Stryker or to its shareholders for monetary damages for breach of the fiduciary duty of care as a director, except, as required by law, for liability:

         o For any breach of the director's duty of loyalty to Stryker or its stockholders;

         o For acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

         o Under Section 551(1) of the Michigan Business Corporation Act regarding unlawful payment of dividends, distributions of assets, loans to officers, directors or employees or unlawful stock repurchases;

         o For any transaction from which the director derived an improper personal benefit; or

         o        Acts or omissions occurring before March 1, 1987.

         Stryker's bylaws provide a right to indemnification to directors and officers of Stryker subject to the limitations under the Michigan Business Corporation Act. Under Stryker's bylaws and the current provisions of the Michigan Business Corporation Act, Stryker is required to indemnify a director, officer, employee or agent against expenses, including attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person, in connection with an action other than a derivative action if it is determined that the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its stockholders and, with respect to any criminal action or proceeding, if the person had no reason to believe his or her conduct was unlawful. In the case of a derivative action, indemnification is required against expenses, including actual and reasonable attorneys' fees and amounts paid in settlement, if it is determined that the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its stockholders, provided that indemnification may not be made for a claim, issue or matter in which the person was found liable to IGT in a derivative action unless deemed proper by the court in which such action was brought. Stryker is also obligated to pay expenses incurred in defending against actions or proceedings in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay the expenses if it is ultimately determined that such person is not entitled to indemnification.

         IGT. Under IGT's articles of incorporation and the current Colorado Business Corporation Act, a director will not be personally liable to IGT or to its shareholders for monetary damages for breach of fiduciary duty as a director, except, as required by law, for liability:

         o For any breach of the director's duty of loyalty to IGT or its shareholders;

         o For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         o Under Section 7-108-403 of the Colorado Business Corporation Act regarding unlawful distributions; or

         o For any transaction from which the director derived an improper personal benefit.

         IGT's bylaws provide a right of indemnification to directors and officers of IGT to the fullest extent authorized by Colorado law, and to employees and agents if authorized by the Board of Directors. Under IGT's bylaws and the current provisions of the Colorado Business Corporation Act, IGT is required to indemnify a director or officer (and if authorized, employees and agents) against expenses, including attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person, in connection with an action other than a derivative action if it is determined that the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to any criminal action or proceeding, if the person had no reason to believe his or her conduct was unlawful. In the case of a derivative action, indemnification is required against expenses, including actual and reasonable attorneys' fees and amounts paid in settlement, if it is determined that the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its stockholders, provided that indemnification may not be made for a claim, issue or matter in which the person was found liable to IGT in a derivative action unless deemed proper by the court in which such action was brought. IGT is also obligated to pay expenses incurred in defending against actions or proceedings in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of the director or officer to repay the expenses if it is ultimately determined that such person is not entitled to indemnification.

                                  LEGAL MATTERS

         The legality of Stryker common stock offered by this proxy statement/prospectus will be passed upon for Stryker by its counsel, Whitman Breed Abbott & Morgan LLP.

         Certain United States federal income tax consequences of the merger will be passed upon for IGT by its counsel, Ireland, Stapleton, Pryor & Pascoe, P.C.

                                     EXPERTS

         The consolidated financial statements of Stryker Corporation appearing in Stryker Corporation's Annual Report (Form 10-K) for the year ended December 31, 1999 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated by reference upon such report, given on the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of IGT as of December 31, 1999 and 1998 and for each of the two years in the period ended December 31, 1999 included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         Representatives of PricewaterhouseCoopers LLP are not expected to be present at the special meeting.

                                  OTHER MATTERS

         As of the date of this proxy statement/prospectus, the IGT board of directors knows of no matters that will be presented for consideration at the special meeting of shareholders other than as described in this proxy statement/prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

         Stryker and IGT file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Stryker and IGT file with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference rooms at the following locations:

         Public Reference Room                 New York Regional Office                Chicago Regional Office
        450 Fifth Street, N.W.                   7 World Trade Center                      Citicorp Center
               Room 1024                              Suite 1300                       500 West Madison Street
        Washington, D.C. 20549                    New York, NY 10048                         Suite 1400
                                                                                       Chicago, IL 60661-2511

         Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Securities and Exchange Commission at "http://www.sec.gov." Reports, proxy statements and other information concerning Stryker may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

         Stryker filed a registration statement on Form S-4 on June __, 2000 to register with the Securities and Exchange Commission the Stryker common stock to be issued to IGT shareholders in the merger. This proxy statement/prospectus is a part of that registration statement. As allowed by Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information you can find in Stryker's registration statement or the exhibits to the registration statement.

         The Securities and Exchange Commission allows Stryker to "incorporate by reference" information into this proxy statement/prospectus, which means that Stryker can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Stryker previously filed with the Securities and Exchange Commission. These documents contain important business and financial information about Stryker that is not included in or delivered with this proxy statement/prospectus. Stryker has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Stryker.

STRYKER FILINGS
(FILE NO. 0-9165)                                                      PERIOD
-----------------                                                      ------
Annual Report on Form 10-K                                   Year ended December 31, 1999

Quarterly Report on Form 10-Q                                Quarter ended March 31, 2000

Proxy Statement                                              Filed March 17, 2000

The description of Stryker common stock set forth in the     Filed under Section 12 of the
Stryker Registration Statement on Form 8-A                   Exchange Act on July 1, 1997

         In addition, the Current Report on Form 8-K filed by Stryker with the Securities and Exchange Commission on December 21, 1998 and the amendment thereto filed on February 19, 1999, which contain information concerning Stryker's acquisition of Howmedica, the orthopaedic division of Pfizer Inc., are incorporated by reference in this proxy statement/prospectus.

         Stryker also incorporates by reference additional documents that may be filed with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

         Although they are not incorporated by reference in this proxy statement/prospectus, IGT has filed the documents set forth below with the Securities and Exchange Commission. IGT has supplied all information contained in this proxy statement/prospectus relating to IGT.

IGT FILINGS
(FILE NO. 001-12189)                                                                 PERIOD
--------------------                                                                 ------
Annual Report on Form 10-KSB                                               Year ended December 31, 1999

Quarterly Report on Form 10-QSB                                            Quarter ended March 31, 2000

Current Report on Form 8-K                                                 Filed June 13, 2000

The description of IGT common stock set forth in                           Filed September 25, 1996
the IGT Registration Statement on Amendment No. 1 to
Form 8-A

         You can obtain the documents that Stryker and IGT have filed with the Securities and Exchange Commission, including those incorporated by reference herein, through the Securities and Exchange Commission or the Securities and Exchange Commission's Internet web site as described above. Such documents are available from the companies without charge, excluding all exhibits, except that if Stryker has specifically incorporated by reference an exhibit in this proxy statement/prospectus, the exhibit will also be provided without charge.

         You may also obtain such documents by requesting them in writing or by telephone from Stryker or IGT at the following addresses:

        Stryker Corporation                   Image Guided Technologies, Inc.
           P.O. Box 4085                          5710-B Flatiron Parkway
  Kalamazoo, Michigan 49003-4085                  Boulder, Colorado 30301
      Telephone: 616-385-2600                     Telephone: 303-447-0248
       Attention: Secretary                         Attention: Secretary

         IGT shareholders should not send in their IGT certificates until they receive the transmittal materials from the exchange agent. IGT shareholders of record who have further questions about their share certificates or the exchange of their IGT common stock for Stryker common stock should call the exchange agent.

         You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. Neither Stryker nor IGT has authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this proxy statement/prospectus. This proxy statement/prospectus is dated June __, 2000. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of Stryker common stock in the merger creates any implication to the contrary.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This proxy statement/prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management, markets for stock of Stryker and IGT and other matters. Statements in this proxy statement/prospectus that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. These forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income, in each case relating to Stryker and IGT, wherever they occur in this proxy statement/prospectus, are necessarily estimates reflecting the best judgment of the senior management of Stryker and IGT and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement/prospectus. In the case of Stryker, factors that could cause actual results and financial condition to differ from Stryker's expectations include, without limitation, changes in economic conditions that adversely affect the demand for Stryker's products, changes in foreign exchange rates, changes in financial markets and changes in the competitive environment. In the case of IGT, such factors include, but are not limited to, potential fluctuations in operating results, bank debt, need for additional capital, dependence on few customers, technological change, protection of intellectual property rights, competition, regulation by the FDA, risk of product liability claims and dependence on key management and technical personnel. See "Management's Discussion of Financial Condition and Results of Operations -- Factors Affecting IGT's Business, Operating Results and Financial Conditions" on page 28.

         Words such as "estimate," "project," "plan," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement/prospectus and the other documents incorporated by reference or referred to herein, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 1999 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 of Stryker, including any amendments, and the Annual Report on Form 10-KSB for the year ended December 31, 1999 and the Quarterly Report on Form 10-QSB for the quarter ended March 31, 2000 of IGT, including any amendments. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. Neither Stryker nor IGT undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

                        INDEX TO IGT FINANCIAL STATEMENTS


         AUDITED ANNUAL FINANCIAL INFORMATION

                                                                                          Page
                                                                                          ----
         o  Report of Independent Accountants..........................................    F-1

         o  Consolidated Balance Sheet as of December 31, 1999 and 1998................    F-2

         o  Consolidated Statement of Operations for the Years Ended
                December 31, 1999 and 1998.............................................    F-3

         o  Consolidated Statements of Changes in Shareholders' Equity
                (Deficit) for the Years Ended December 31, 1999 and 1998...............    F-4

         o  Consolidated Statement of Cash Flows for the Years Ended
                December 31, 1999 and 1998.............................................    F-5

         o  Notes to Consolidated Financial Statements.................................    F-6


         UNAUDITED INTERIM FINANCIAL INFORMATION

         o  Consolidated Balance Sheet as of March 31, 2000 and
                December 31, 1999......................................................    F-16

         o  Consolidated Statements of Operations for the Three Months
                Ended March 31, 2000 and 1999..........................................    F-17

         o  Consolidated Statements of Cash Flows for the Three Months
                Ended March 31, 2000 and 1999..........................................    F-18

         o  Notes to Consolidated Financial Statements.................................    F-19

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders of Image Guided Technologies, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Image Guided Technologies, Inc. and its subsidiary at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Broomfield, Colorado
March 27, 2000

                         IMAGE GUIDED TECHNOLOGIES, INC.

                           CONSOLIDATED BALANCE SHEET



                                                                                   DECEMBER 31,
                                                                          ----------------------------
ASSETS                                                                        1999            1998
------                                                                    ------------    ------------
  Current assets:
    Cash and cash equivalents                                             $     13,000    $     23,000
    Accounts receivable, net of allowance for doubtful accounts of
      $80,000 and $76,000, respectively                                        508,000       1,710,000
    Inventories, net                                                           832,000         921,000
    Investment - discontinued operations                                            --       1,187,000
    Other current assets                                                       101,000         174,000
                                                                          ------------    ------------
      Total current assets                                                   1,454,000       4,015,000
  Property and equipment, net of accumulated depreciation of
      $847,000 and $602,000, respectively                                      643,000         650,000
  Goodwill, net of accumulated amortization of $60,000
       and $31,000, respectively                                               521,000         550,000
  Investment - discontinued operations                                              --       4,076,000
  Other assets                                                                 213,000         222,000
                                                                          ------------    ------------
       Total assets                                                       $  2,831,000    $  9,513,000
                                                                          ============    ============

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------

  Current liabilities:
    Accounts payable                                                      $    914,000    $    860,000
    Accrued liabilities                                                        482,000         403,000
    Line of credit                                                              42,000       2,524,000
    Current portion of capital lease obligations                                87,000       1,332,000
    Notes payable                                                              500,000       2,986,000
                                                                          ------------    ------------
        Total current liabilities                                            2,025,000       8,105,000

  Capital lease obligations                                                    253,000          38,000
                                                                          ------------    ------------
        Total liabilities                                                    2,278,000       8,143,000
  Commitments and Contingencies - Note 8

Shareholders' Equity:
    Common Stock, no par value; 10,000,000 shares authorized;
    4,061,945 and 3,705,222 shares issued and outstanding, respectively     10,527,000      10,456,000
    Accumulated deficit                                                     (9,974,000)     (9,086,000)
                                                                          ------------    ------------
        Total shareholders' equity                                             553,000       1,370,000
                                                                          ------------    ------------
        Total liabilities and shareholders' equity                        $  2,831,000    $  9,513,000
                                                                          ============    ============


   The accompanying notes are an integral part of these financial statements.

                         IMAGE GUIDED TECHNOLOGIES, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                          YEAR ENDED DECEMBER 31,
                                                       ----------------------------
                                                           1999            1998
                                                       ------------    ------------
Revenue                                                $  6,432,000    $  7,154,000
Cost of goods sold                                        3,850,000       4,395,000
                                                       ------------    ------------
Gross profit                                              2,582,000       2,759,000
                                                       ------------    ------------
Operating expenses:
  Research and development                                1,272,000       1,470,000
  Selling and marketing                                   1,023,000         723,000
  General and administrative                              1,696,000       1,816,000
                                                       ------------    ------------
      Total operating expenses                            3,991,000       4,009,000
                                                       ------------    ------------
Operating loss                                           (1,409,000)     (1,250,000)
Other income (expense):
  Interest and other expense                               (311,000)       (681,000)
  Other income                                                2,000          90,000
                                                       ------------    ------------
Loss from continuing operations                          (1,718,000)     (1,841,000)
Discontinued operations:
    Income from discontinued operations                     162,000         185,000
    Gain (loss) on disposal                                 668,000      (4,411,000)
Extraordinary item--loss on early
    extinguishment of debt                                       --        (253,000)
                                                       ------------    ------------
Net loss                                               $   (888,000)   $ (6,320,000)
                                                       ============    ============
Earnings (loss) per common share, basic and diluted:
  Loss from continuing operations                      $      (0.45)   $      (0.50)
                                                       ============    ============
  Earnings (loss) from discontinued operations         $       0.22    $      (1.14)
                                                       ============    ============
  Loss from extraordinary item                         $         --    $      (0.07)
                                                       ============    ============
  Net loss                                             $      (0.23)   $      (1.71)
                                                       ============    ============

Weighted average common shares, basic and diluted         3,852,570       3,705,222
                                                       ============    ============


   The accompanying notes are an integral part of these financial statements.

                         IMAGE GUIDED TECHNOLOGIES, INC.

      CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)



                                    COMMON STOCK                                TOTAL
                            ----------------------------     ACCUMULATED    SHAREHOLDERS'
                               SHARES          AMOUNT          DEFICIT         EQUITY
                            ------------    ------------    ------------    ------------
Balance at December 31,
  1997                         3,693,822    $ 10,273,000    $ (2,766,000)   $  7,507,000
Exercise of stock options         11,400          14,000              --          14,000
Warrants issued                       --         169,000              --         169,000
Net loss                              --              --      (6,320,000)     (6,320,000)
                            ------------    ------------    ------------    ------------
Balance at December 31,
  1998                         3,705,222    $ 10,456,000    $ (9,086,000)   $  1,370,000
Exercise of stock options          3,875           1,000              --           1,000
Common Stock issued              352,848          70,000              --          70,000
Net loss                              --              --        (888,000)       (888,000)
                            ------------    ------------    ------------    ------------
Balance at December 31,
  1999                         4,061,945    $ 10,527,000    $ (9,974,000)   $    553,000
                            ============    ============    ============    ============




   The accompanying notes are an integral part of these financial statements.

                         IMAGE GUIDED TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                             YEAR ENDED DECEMBER 31,
                                                                          ----------------------------
                                                                              1999            1998
                                                                          ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                                  $   (888,000)   $ (6,320,000)
Income (loss) from discontinued operations                                     830,000      (4,226,000)
                                                                          ------------    ------------
Loss from continuing operations                                             (1,718,000)     (2,094,000)
Adjustments to reconcile loss from continuing operations to net cash provided by (used in) operating activities:
   Extraordinary loss, net of tax                                                   --         253,000
   Depreciation and amortization                                               269,000         440,000
   Provision for doubtful accounts                                               4,000        (100,000)
   Net loss on disposition of assets                                                --         (14,000)
   Provision for inventory obsolescence                                         84,000          70,000
Changes in operating assets and liabilities, net of acquired assets and liabilities:
   Accounts receivable                                                       1,198,000        (270,000)
   Inventories                                                                   5,000         119,000
   Other assets                                                                106,000          13,000
   Accounts payable                                                             55,000         322,000
   Accrued liabilities                                                          79,000          78,000
Net cash provided by discontinued operations                                   161,000         587,000
                                                                          ------------    ------------
      Net cash provided by (used in) operating activities                      243,000        (596,000)
                                                                          ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment                                           (238,000)       (165,000)
Proceeds from sale of discontinued operations                                5,931,000              --
Cash received from sales of property                                                --          64,000
Investment in patents and trademarks                                           (19,000)             --
                                                                          ------------    ------------
      Net cash provided by (used in) investing activities                    5,674,000        (101,000)
                                                                          ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sales/lease back arrangements                                    325,000              --
Proceeds from exercise of stock options                                          1,000          14,000
Proceeds from debt                                                                  --       2,700,000
Principal payments on term loans                                            (2,486,000)       (587,000)
Principal payments on line of credit                                        (2,524,000)       (194,000)
Proceeds from sale of stock                                                     70,000              --
Proceeds from line of credit                                                    42,000       2,524,000
Payments on capital lease obligations                                       (1,355,000)         75,000
Principal payments to extinguish term loan                                          --      (5,028,000)
                                                                          ------------    ------------
      Net cash used in financing activities                                 (5,927,000)       (496,000)
                                                                          ------------    ------------
Net decrease in cash and cash equivalents                                      (10,000)     (1,193,000)
Cash and cash equivalents at beginning of period                                23,000       1,216,000
                                                                          ------------    ------------
Cash and cash equivalents at end of period                                $     13,000    $     23,000
                                                                          ============    ============
SUPPLEMENTAL CASH FLOW DISCLOSURES
Interest paid                                                             $    311,000    $    512,000
Equipment acquired under capital lease                                         325,000              --
Warrants issued                                                                     --         169,000


   The accompanying notes are an integral part of these financial statements.

                        IMAGE GUIDED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999


1. ACCOUNTING POLICIES

Description of Business

         Image Guided Technologies, Inc. (the "Company") designs, develops, manufactures and markets proprietary, hand-held electro-optical 3-dimensional position input devices for medical and industrial applications as well as minimally invasive surgical instruments.

         As more fully described in Note 11, the Company adopted a plan to sell the net assets of the general instrument and implant business units of its wholly owned subsidiary, Brimfield Precision, Inc. ("BPI"). Management believes that the general instrument and implant business units represent a separate and major line of business.

Principles of Consolidation

         The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. The consolidated financial statements of the Company have been adjusted and restated to reflect the results of operations and net assets of the general instrument and implant business units of BPI as discontinued operations for the years ended December 31, 1999 and 1998. All significant intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition and Warranty

         Revenue is recognized upon shipment of product to the customer. The Company offers a one-year warranty on certain of its products. The costs of product warranties are accrued at the time sales are recorded based upon estimates of costs to be incurred to repair or replace items under warranty. Such cost estimates are based on the Company's historical warranty experience.

         During 1999, the Company granted a customer an exclusive license for its technology for use in the automotive, truck and golf cart markets together with a six month agreement to provide services. The Company recognized the revenue from the arrangement ratably over the period during which the services were performed, in accordance with SOP 97-2 "Software Revenue Recognition".

Inventories

         Inventories are carried at the lower of cost or market. Cost is determined using the first-in, first-out ("FIFO") method. Cost includes materials, labor and manufacturing overhead.

Goodwill

         Goodwill represents the excess of cost over the fair value of those net assets acquired in the BPI purchase that are to be retained by the Company. The goodwill is being amortized on a straight-line basis over 20 years. Amortization expense of goodwill related to continuing operations was $28,960 in both 1999 and 1998, respectively. The Company analyzes the recoverability of the goodwill based on the estimated future undiscounted cash flows of the acquired company. If the Company determines that the goodwill is impaired, the goodwill is then written down to its estimated fair value based on discounted cash flows.

Cash Equivalents

         The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are carried at cost which approximates fair value.

                        IMAGE GUIDED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999


Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the related reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

         The carrying amounts of the Company's financial instruments, including cash, short-term trade receivables and payables, and notes payable approximate their fair values.

Concentration of Credit Risk

The majority of the Company's revenues during 1999 and 1998 resulted from sales of a single product which is used to determine the location of a surgical instrument in a three dimensional space. Customers accounting for 10% or more of total revenues during 1999 and 1998 are as follows:

                                                1999         1998
                                             -----------  -----------
Customer A                                         21%         10%
Customer B                                         20%         32%
Customer C                                         15%         11%
Customer D                                          9%         15%

         At December 31, 1999, 24%, 20%, 0%, and 18% of accounts receivable were with customers A, B, C and D respectively. At December 31, 1998, 14%, 25%, 31% and 8% of accounts receivable were with customers A, B, C, and D respectively.

Export Revenue

         The Company had export revenue totaling approximately $1,727,000 and $1,679,000 for the years ended December 31, 1999 and 1998, respectively, principally to Germany, Israel and Canada.

Related Parties

         The Company has entered into various transactions, including the sale and purchase of products and the sublease of a manufacturing facility, with Blackstone Medical, Inc. ("BMI"), a corporation in which a director of the Company holds an equity interest. In 1999 and 1998, the volume of such sales and purchases aggregated approximately $345,000 and $903,000, respectively, and rental payments approximated $5,000 per month. The Company also leases equipment and computer network and telephone services to BMI on a month-to-month basis. In addition, the Company issued a five-year warrant to purchase up to 75,000 shares of the Company's common stock at any time for $2.281 per share to A. C. Allen & Company, a company controlled by a former director, for consulting services provided to IGT. The warrant was valued at approximately $68,000 at the date of issuance via application of the Black-Scholes pricing model using the following assumptions: volatility rate of 35%, risk-free interest rate of 5.51%, expected term of 5 years, and dividend yield rate of 0%.

Earnings per Share

         The Company has adopted Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128") for all periods presented. Basic earnings per share excludes any dilution from common stock equivalents and is based on the weighted average common shares outstanding. Diluted earnings per share includes dilution from the Company's stock options and warrants, calculated under the treasury stock method. Potentially dilutive shares as of December 31, 1999 and 1998 aggregated 1,880,036

                        IMAGE GUIDED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999


and 1,976,863, respectively. Due to the Company's net loss in 1999 and 1998, basic and diluted earnings per share amounts are equal so as to exclude anti-dilutive effects.

2. INVENTORIES

         Inventories are comprised of the following:

                                          DECEMBER 31,
                                  ----------------------------
                                      1999            1998
                                  ------------    ------------
Raw materials                     $    725,000    $    410,000
Work-in-process                        181,000         214,000
Finished goods                         141,000         428,000
                                  ------------    ------------
                                     1,047,000       1,052,000
Less allowance for obsolescence       (215,000)       (131,000)
                                  ------------    ------------
                                  $    832,000    $    921,000
                                  ============    ============

3. PROPERTY AND EQUIPMENT

         Property and equipment is stated at cost and depreciated on a straight-line basis over their estimated useful lives of one to twenty years. Property and equipment consist of the following:

                                                                         DECEMBER 31,
                                                                 ----------------------------
                                         ESTIMATED USEFUL LIFE       1999            1998
                                         ---------------------   ------------    ------------
Building and Building Improvements            3 - 20 years       $     63,000    $     77,000
Production equipment                          1 - 10 years            816,000         592,000
Computer equipment                            1 - 5 years             318,000         281,000
Furniture and fixtures                        2 - 7 years             129,000         134,000
Other                                         1 - 5 years             164,000         169,000
                                                                 ------------    ------------
                                                                    1,490,000       1,253,000
Less accumulated depreciation                                        (847,000)       (603,000)
                                                                 ------------    ------------
                                                                 $    643,000    $    650,000
                                                                 ============    ============

         Included in computer equipment are assets obtained under capital leases with a net book value of $145,124 at December 31, 1999.

4. ACCRUED LIABILITIES

         Accrued liabilities consist of the following:

                                  DECEMBER 31,
                              -------------------
                                1999       1998
                              --------   --------
Employee accruals             $179,000   $187,000
Warranty reserves               85,000     56,000
Other accrued liabilities      218,000    160,000
                              --------   --------
  Total accrued liabilities   $482,000   $403,000
                              ========   ========

                        IMAGE GUIDED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999


5. DEBT

Notes payable

Notes payable consist of the following at December 31, 1999:

         Subordinated note payable due December 12, 1998, interest at a rate of
         12%, interest paid monthly and principal at maturity, secured by all
         assets of the Company; junior to the senior note payable to bank.                             $  500,000
                                                                                                       ==========

          The Company is currently in default under this note payable to Cruttenden Roth, Inc. While interest has been paid to date, the Company owes the $500,000 principal in full. The note is subordinated to the Company's bank debt and the holders of the note are not permitted under the terms of the subordination agreement with the bank to sue upon or collect, nor to make any demand for, nor to exercise any rights or remedies to enforce, the note so long as any bank obligation remains outstanding.

Notes payable consist of the following at December 31, 1998:

         Senior note payable due April 3, 2003 interest at rate equal to the bank's base rate plus one-half of one percent, payable in monthly
         installments of $40,000 plus interest, secured by all assets of the                           $2,380,000
         Company. The interest rate at December 31, 1998 was 10.25%.

         Subordinated note payable to Cruttenden Roth, Inc. due December 12,
         1998, interest at a rate of 12%, interest paid monthly and principal at maturity, secured by all assets of the Company; junior to the senior
         note payable to bank.                                                                            500,000

         Note payable, at one-quarter percent in excess of the Prime Rate, payable in monthly installments of $2,167 plus interest, secured by machinery, maturing in August 2000. The interest rate at December 31,
         1998 was 8.5%.                                                                                    44,000

         Note payable, at one-quarter percent in excess of the Prime Rate, payable in monthly installments of $2,833 plus interest, secured by machinery, maturing in October 2000. The interest rate at December 31,
         1998 was 8.5%.                                                                                    62,000
                                                                                                       ----------
         Total notes payable, December 31, 1998                                                        $2,986,000
                                                                                                       ==========

                        IMAGE GUIDED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999


Line of Credit/Accounts Receivable Factoring

         In December of 1997, the Company entered into an agreement with a bank for a $2,000,000 revolving line of credit secured by all assets of the Company, maturing on June 30, 1999, and bearing interest at the rate of three quarters of one percent in excess of the bank's prime lending rate. In April 1998, the Company assigned its $2,000,000 revolving line of credit to BankBoston pursuant to a twenty-four month revolving loan of up to $3,000,000 at an interest rate initially equal to the Bank's base rate plus one-quarter of one percent. Due to various loan covenant violations at December 31, 1998, the $3,000,000 revolving loan was capped at $2,250,000 with an interest rate of 10% which included an interest rate increase of one-quarter of a percent over the original interest rate on revolving loan. As of December 31, 1998, the balance on the revolving loan was $2,524,000.

         On April 9, 1999, BankBoston assigned its loan to Silicon Valley Financial Services, a division of Silicon Valley Bank. After the assignment, Silicon and the Company amended and restated the loan to provide for a loan facility under which Silicon would purchase certain of the Company's receivables, initially at the rates of 90% and subsequently decreasing to 75% of their face amount. Under the facility, the Company will repurchase from Silicon any uncollected receivables and pay Silicon a finance charge equal to 2% per month on the face amount of all purchased receivables and an administrative fee of 1.5% of the face amount of each purchased receivable. Silicon has no obligation to purchase any receivable under the facility and in no event shall the aggregate amount of all purchased receivables outstanding exceed $650,000. As of December 31, 1999, approximately $42,000 of the Company's account receivables had been purchased by Silicon.

         During 1998, IGT realized an extraordinary loss of $253,000 related to warrant costs associated with the early extinguishment of debt.

6. INCOME TAXES

         There is no provision for income taxes in 1999 or 1998 because the Company incurred losses in each year. The components of the Company's deferred income tax assets and liabilities under FAS 109 are as follows:

                                                    DECEMBER 31,
                                            ----------------------------
                                                1999            1998
                                            ------------    ------------
         Net operating loss carryforwards   $  1,162,000    $  1,446,000
         R&D and minimum tax credits             144,000         141,000
         Reserves and Allowances                 146,000          96,000
         Depreciation                            (21,000)       (347,000)
         Deferred revenue                             --         (18,000)
         Refinancing Costs                         3,000        (118,000)
         Other                                    57,000          31,000
                                            ------------    ------------
                                               1,491,000       1,231,000
         Less valuation allowance             (1,491,000)     (1,231,000)
                                            ------------    ------------
         Net deferred tax asset             $         --    $         --
                                            ============    ============


         The Company has recorded a valuation allowance against its carryforward tax benefits to the extent that it believes that it is more likely than not all of such benefits will not be realized in the foreseeable future. The Company's assessment of this valuation allowance was made using all available evidence, both positive and negative. In particular, the Company considered both its historical results and its projections of profitability for only the reasonably foreseeable future periods. The Company's realization of its recorded net deferred tax assets is dependent on future taxable income and therefore, the Company is not assured that such benefits will be realized.

                        IMAGE GUIDED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999


         The following is a reconciliation of the statutory U.S. Federal income tax rate to the Company's effective income tax rate of continuing operations:

                                                               DECEMBER 31,
                                                          ---------------------
                                                            1999         1998
                                                          --------     --------
Federal income tax rate                                       34.0%        34.0%
State income tax, net of federal benefit                       3.7          3.7
Warrant Expense                                               (1.1)        (0.6)
Goodwill amortization                                         (1.1)        (1.3)
Meals and entertainment                                       (0.7)        (0.2)
Effect of change in valuation allowance and other items      (34.8)       (35.6)
                                                          --------     --------
Effective income tax rate                                      -- %         -- %
                                                          ========     ========

         No tax benefit is recorded related to the discontinued operations and the extraordinary item because any benefit is completely offset by nondeductible goodwill and the change in valuation allowance.

         At December 31, 1998, and December 31, 1999, the Company had net operating loss carryforwards of approximately $3,878,000 and $ 3,116,000, respectively, which expire from 2008 to 2019. As a result of certain changes in the Company's ownership, the future utilization of these net operating loss carryforwards will be limited. The Company also has research and development tax credit carryforwards for federal income tax purposes of approximately $141,000, which begin to expire in 2006.

7. SHAREHOLDERS' EQUITY

Common Stock

         At December 31, 1999, the Company has reserved an aggregate of 1,880,036 shares of its common stock for stock issuable upon exercise of outstanding options and warrants.

Stock Options and Warrants

         At December 31, 1999, the Company has two stock option plans, one adopted in 1994 and one adopted in 1997.

         The Company has authorized 1,440,000 options to be granted pursuant to its stock option plans. As of December 31, 1999, there were 149,964 options available for grant under the plans. Options are generally granted at fair market value as determined by the Board of Directors at the date of grant and vest over a three-year period. At December 31, 1999, there were 918,444 options exercisable. During 1999, the Company granted 200,000 nonqualified stock options to the Company's C.E.O. which were not included in either the 1994 nor 1997 plans.

         In connection with the acquisition of Brimfield Precision Inc., the Company financed a portion of the purchase price with debt and detachable warrants. The Company issued 260,000 warrants with an exercise price of $2.92. The warrants are exercisable over seven years. The warrants had a fair value of $227,000 determined at date of issuance via application of the Black-Scholes pricing model using the following assumptions: volatility rate of 35%; risk-free interest rate of 5.28%; expected term of 3.5 years; and dividend yield rate of 0%.

         In 1998, the Company issued 75,000, 80,000, and 10,000 additional warrants with exercise prices of $2.28, $2.65 and $2.86, respectively, with terms of 5, 7 and 7 years, respectively. The warrants were valued, in aggregate, at approximately $269,000 determined at their respective dates of issuance via application of the Black-Scholes pricing model using the following weighted average assumptions: volatility rate of 32%; risk-free interest rate of 5.51%; expected term of 6.3 years; and dividend yield rate of 0%.

                        IMAGE GUIDED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999


         A summary of the changes in options and warrants during the two years ended December 31, 1999 is as follows:

                                                    WEIGHTED                           WEIGHTED
                                                    AVERAGE                            AVERAGE
                                   WARRANTS      EXERCISE PRICE      OPTIONS        EXERCISE PRICE
                                --------------   --------------   --------------    --------------
Outstanding December 31, 1997          425,000   $         2.74          810,951    $         2.45

  Granted                              165,000             2.50          728,700              1.32
  Exercised                                 --               --          (11,400)              .99
  Forfeited                                 --               --         (141,388)             2.79
                                --------------                    --------------
Outstanding December 31, 1998          590,000             3.92        1,386,863              1.38

  Granted                                   --               --          521,000               .43
  Exercised                                 --               --           (3,875)              .38
  Forfeited                                 --               --         (613,952)             1.38
                                --------------                    --------------
Outstanding December 31, 1999          590,000             3.92        1,290,036               .95
                                ==============                    ==============


         The following table summarizes information concerning outstanding and exercisable options at December 31, 1999:


                                    OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                    --------------------------------------------------    -------------------------------
    RANGE OF                             AVERAGE           WEIGHTED                           WEIGHTED
    EXERCISE           NUMBER           REMAINING          AVERAGE          NUMBER            AVERAGE
     PRICES         OUTSTANDING       CONTRACT LIFE     EXERCISE PRICE    EXERCISABLE      EXERCISE PRICE
    --------        -----------       -------------     --------------    -----------      --------------
   $0.25 - 1.00         626,775           4.49              $ 0.47            440,465          $ 0.51
   $1.24 - 1.67         282,095           1.56              $ 1.26            274,415          $ 1.24
   $2.00 - 2.94         381,166           4.16              $ 2.25            203,564          $ 2.21
                    -----------                                           -----------
                      1,290,036                                               918,444
                    ===========                                           ===========


         The following table summarizes information concerning outstanding warrants at December 31, 1999:

                                           WARRANTS OUTSTANDING
                           -----------------------------------------------------
                                                                      AVERAGE
                                                 NUMBER              REMAINING
                           EXERCISE PRICE      OUTSTANDING         CONTRACT LIFE
                           --------------      -----------         -------------
                               $ 1.25               40,000              1.00
                               $ 2.28               75,000              1.00
                               $ 2.83              350,000              5.00
                               $ 5.75              125,000              1.00
                                               -----------
                                                   590,000
                                               ===========

All outstanding warrants are exercisable at December 31, 1999.

         Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"), issued in October 1995, established financial accounting and reporting standards for stock-based employee compensation plans. As permitted by SFAS 123, the Company elected to continue to use Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations, in accounting for its Stock Option Plan.

                        IMAGE GUIDED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999


         If the Company had elected to recognize compensation cost based on the fair value of the options granted at the grant date as well as the vesting provisions under the Stock Option Plan, the net loss from continuing operations for 1999 would have been $(1,932,000) or $(.50) per basic and diluted share. Net loss from continuing operations for 1998 would have been $(2,021,000), or $(.55) and $(.55) per basic and diluted share, respectively. The weighted average fair value of the options granted during 1999 and 1998 is estimated at $.15 and $.69 per share, respectively. The average fair value of the warrants granted during 1998 is estimated at $.66.

         The options were valued on the date of grant using the Black-Scholes option pricing model with the following assumptions: volatility of 15% and 29% in 1999 and 1998, respectively; risk free interest rates of 5.3% and 5.2% for 1999 and 1998, respectively; expected terms of five years, and no dividend yield rate.

8. COMMITMENTS AND CONTINGENCIES

         The Company leases certain equipment under capital leases expiring in various years through 2004. Future minimum payments under equipment leases are as follows:

         Fiscal Year
         -----------
           2000                                                         $ 135,000
           2001                                                            95,000
           2002                                                            95,000
           2003                                                            94,000
           2004                                                            39,000
                                                                        ---------
         Total minimum future lease payments                            $ 458,000
            Less amount representing interest                             118,000
                                                                        ---------
         Present value of minimum lease payments                        $ 340,000
            Less current portion of capital lease obligations              87,000
                                                                        ---------
         Non-current portion of capital lease obligations               $ 253,000
                                                                        =========

         The Company leases office space under non-cancelable operating leases. The Company has required future minimum rental payments of $203,000, and $212,000 for the years ended December 31, 1999 and 2000, respectively.

         The Company subleases a facility in Springfield, Massachusetts from an entity, the same stockholders of which had owned Brimfield Precision, Inc. The lease agreement requires payments of $6,000 per month until December 2001.

9. LEGAL PROCEEDINGS

         The Company is a party to one pending legal proceeding. This case was filed in the Chancery Court for the State of Tennessee in Davidson County on October 27, 1998. Plaintiff was an exclusive sales representative for Defendant, Springfield Surgical Instruments, Inc. f/k/a Brimfield Precision, Inc., for certain products in Defendant's Principle and Principle Advantage line of surgical instruments. Plaintiff claims the products were defective and sued Defendant for breach of contract, breach of express and implied warranties, negligent misrepresentation, fraud and violations of the Tennessee Consumer Protection Act. In January 2000, Plaintiff filed a Motion for Summary Judgment claiming the instruments sold by Defendant were defective and seeking to return the instruments in its possession and to obtain, in addition to other damages, a refund of the purchase price paid of $101,187. Defendant filed a motion opposing Plaintiff's Motion of Summary Judgment claiming, among other things, that the instruments were not defective. The judge denied Plaintiff's Motion, and the trial is currently expected during the fourth quarter of fiscal 2000. The Company is currently unable to determine (i) the ultimate outcome or resolution of this legal proceeding, (ii) whether resolution of this matter will have a material adverse impact on the Company's financial position or results of operations, or (iii) a reasonable estimate of the amount of loss, if any, that may result from resolution of this matter.

                         IMAGE GUIDED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999


         In addition, the Company has received a notice of a claim pursuant to an employment agreement between Brimfield Precision, Inc. and an individual claiming that he is entitled to payment of $200,000 per year plus benefits for two years and eight months. While the outcome of this matter cannot be predicted with certainty, management expects it will not have a material adverse affect on the consolidated financial position or results of operations of the Company.

10. RETIREMENT PLAN

         In 1996, the Company adopted the Image Guided Technologies, Inc. 401(k) Profit Sharing Plan covering substantially all employees of Image Guided Technologies, Inc. Employees may contribute up to 15% of compensation not to exceed Internal Revenue Service limits. In connection with the Brimfield Precision Inc. acquisition, the Company also has the Brimfield Precision, Inc. 401(k) Savings and Retirement Plan covering substantially all employees of Brimfield Precision, Inc. Employees may contribute from 2% to 15% of compensation not to exceed the Internal Revenue Service limits. The Company has not made a matching contribution for the Brimfield Precision, Inc. 401(k) Savings and Retirement Plan to date.

11. DISCONTINUED OPERATIONS

         On September 24, 1998, the Company adopted a plan to sell the net assets of the general instrument and implant business units of its wholly owned subsidiary, Brimfield Precision, Inc. Management believes that the general instrument and implant business units represent a separate and major line of business. Accordingly, the consolidated financial statements of the Company have been adjusted and restated to reflect the results of operations and net assets of the general instrument and implant business units as a discontinued operation for the years ended December 31, 1999 and 1998. Net assets of the discontinued operations are carried at estimated net realizable value and are included in the accompanying balance sheet as an Investment in Discontinued Operations, net of liabilities to be assumed by the buyer. Such net assets consist primarily of accounts receivable, inventories and property, plant, and equipment. The original estimated loss on the disposal of the net assets was $4,411,000, consisting of an estimated loss on disposal of the business of $4,348,000 and a provision of $63,000 for anticipated operating losses until disposal.

         On March 30, 1999, BPI sold substantially all the assets of its general surgical instruments, orthopedic implants and orthopedic instrumentation business. The sales price was $5,931,000 in cash plus assumption of certain trade payables and accrued liabilities. The sale of such assets, as consummated, resulted in a loss on disposal of $3,743,000 compared to the originally estimated loss of $4,411,000 reflected in the 1998 statement of operations. The $668,000 reduction in the actual loss on disposal is reflected as a gain in the 1999 statement of operations. Revenues of the discontinued operations were $1,506,000 and $7,055,000 for the years ended December 31, 1999 and 1998, respectively.

         The funds received from the sale were used to pay off amounts outstanding under the BPI's equipment leases (most of which equipment was sold in the sale noted above), pay off the Company's term loan from BankBoston and pay down the Company's revolving loan with BankBoston.

                         IMAGE GUIDED TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999


12. SEGMENT INFORMATION

         The Company is organized into two reportable segments based on the definitions of segments provided under SFAS 131: optical localizers and surgical instruments. The optical localizer segment typically sells a system which consists of the following: a proprietary microprocessor-based control system, proprietary software to calculate the digital coordinate location of light emitting diodes ("LEDs"), a multi-camera array for detecting the LED emissions, a relative position dynamic reference device connected to the measured object, and a number of custom-manufactured LEDs mounted on the device or instrument to be tracked in 3D space. The surgical instrument segment sells stainless steel surgical instruments used for minimally invasive surgery and other surgical procedures.

         The accounting policies utilized in reporting these segments are the same as those described in Note 1, "Summary of Significant Accounting Policies." The Company does not have any intersegment revenue and evaluates segment performance based upon revenue and gross profit. The segment gross profit equals consolidated gross profit and the Company does not allocate research and product development costs; selling, general, administrative and other income and expense; interest income; interest expense; provision for income taxes; or extraordinary items to the segments. The revenue and gross profit by segment is as follows:

                                          1999            1998
                                      ------------    ------------
REVENUE:      Optical localizers      $  5,266,000    $  4,712,000
              Surgical instruments       1,166,000       2,442,000
                                      ------------    ------------
                 Total revenue        $  6,432,000    $  7,154,000
                                      ============    ============

GROSS PROFIT: Optical localizers      $  2,840,000    $  2,300,000
              Surgical instruments        (258,000)        459,000
                                      ------------    ------------
                 Total gross profit   $  2,582,000    $  2,759,000
                                      ============    ============

13. SUBSEQUENT EVENTS (UNAUDITED)

         On May 6, 2000, the Company's Board of Directors (the "Board") approved a letter of intent from Stryker Corporation ("Stryker") to acquire the outstanding common stock of IGT. The Board signed the merger agreement on June 1, 2000.

         On June 1, 2000, the Company issued 383,142 shares of preferred stock to Stryker for $300,000 in cash proceeds. The preferred stock is convertible into IGT common stock on a share-for-share basis, subject to certain holding restrictions. The transaction was entered into to provide funding for the Company's continuing operations pending the closing of the merger between Stryker and IGT.

                         IMAGE GUIDED TECHNOLOGIES, INC.

                           CONSOLIDATED BALANCE SHEET

                                                                                   MARCH 31,     DECEMBER 31,
ASSETS                                                                               2000            1999
------                                                                           ------------    ------------
                                                                                  (Unaudited)
  Current assets:
    Cash and cash equivalents                                                    $     16,000    $     13,000
    Accounts receivable, net of allowance for doubtful accounts of
      $72,000 and $80,000, respectively                                               573,000         508,000
    Inventories, net                                                                  814,000         832,000
    Other current assets                                                               73,000         101,000
                                                                                 ------------    ------------
      Total current assets                                                          1,476,000       1,454,000

  Property and equipment, net of accumulated depreciation of
      $905,000 and $847,000, respectively                                             610,000         643,000
  Goodwill, net of accumulated amortization of $67,000
       and $60,000, respectively                                                      514,000         521,000
  Other assets                                                                        212,000         213,000
                                                                                 ------------    ------------
       Total assets                                                              $  2,812,000    $  2,831,000
                                                                                 ============    ============

LIABILITIES AND SHAREHOLDERS' EQUITY

  Current liabilities:
    Accounts payable                                                             $  1,044,000    $    914,000
    Accrued liabilities                                                               349,000         482,000
    Unearned revenue                                                                  164,000              --
    Line of credit                                                                         --          42,000
    Current portion of capital lease obligations                                       87,000          87,000
    Notes payable                                                                     500,000         500,000
                                                                                 ------------    ------------
        Total current liabilities                                                   2,144,000       2,025,000

  Capital lease obligations                                                           232,000         253,000
                                                                                 ------------    ------------
        Total liabilities                                                           2,376,000       2,278,000
  Commitments and Contingencies - Note 5
Shareholders' Equity:
    Common Stock, no par value; 10,000,000 shares authorized;
        4,061,945 shares issued and outstanding                                    10,527,000      10,527,000
 Accumulated deficit                                                              (10,091,000)     (9,974,000)
                                                                                 ------------    ------------
        Total shareholders' equity                                                    436,000         553,000
                                                                                 ------------    ------------

        Total liabilities and shareholders' equity                               $  2,812,000    $  2,831,000
                                                                                 ============    ============


   The accompanying notes are an integral part of these financial statements.

                         IMAGE GUIDED TECHNOLOGIES, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)


                                                       THREE MONTHS ENDED MARCH 31,
                                                       ----------------------------
                                                           2000            1999
                                                       ------------    ------------
Revenue                                                $  1,777,000    $  1,854,000
Cost of goods sold                                        1,053,000       1,031,000
                                                       ------------    ------------
   Gross profit                                             724,000         823,000
                                                       ------------    ------------

Operating expenses:
   Research and development                                 321,000         345,000
   Selling and marketing                                    128,000         307,000
   General and administrative                               335,000         531,000
                                                       ------------    ------------
         Total operating expenses                           784,000       1,183,000
                                                       ------------    ------------

Operating loss                                              (60,000)       (360,000)

Other expense                                               (57,000)       (134,000)
                                                       ------------    ------------

Loss from continuing operations                            (117,000)       (494,000)


Discontinued operations:
   Income from discontinued operations                           --         162,000
   Gain on disposal                                              --         668,000
                                                       ------------    ------------

Net income (loss)                                      $   (117,000)   $    336,000
                                                       ============    ============

Earnings (loss) per common share, basic and diluted:
   Loss from continuing operations                     $      (0.03)   $      (0.13)
                                                       ============    ============
   Earnings from discontinued operations                         --    $       0.22
                                                       ============    ============
   Net income (loss)                                   $      (0.03)   $       0.09
                                                       ============    ============

Weighted average common shares outstanding,
   basic and diluted                                      4,061,945       3,705,222
                                                       ============    ============


   The accompanying notes are an integral part of these financial statements.

                         IMAGE GUIDED TECHNOLOGIES, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)


                                                                 THREE MONTHS ENDED MARCH 31,
                                                                 ----------------------------
                                                                     2000            1999
                                                                 ------------    ------------
Cash flows from operating activities:
Net income (loss)                                                $   (117,000)   $    336,000
Income from discontinued operations                                        --         830,000
                                                                 ------------    ------------
Loss from continuing operations                                      (117,000)       (494,000)
Adjustments to reconcile loss from continuing operations
   to net cash used in continuing operating activities:
      Depreciation and amortization                                    66,000          53,000
      Provision for inventory obsolescence                             10,000              --
      Provision for doubtful accounts                                  (8,000)          7,000
      Changes in operating assets and liabilities:
         Accounts receivable                                          (57,000)       (119,000)
         Inventories                                                    8,000           2,000
         Other assets                                                  29,000         (33,000)
         Accounts payable                                             129,000         312,000
         Accrued liabilities                                         (132,000)        (26,000)
         Unearned revenue                                             164,000              --
   Net cash provided by discontinued operations                            --         162,000
                                                                 ------------    ------------
         Net cash provided by (used in) continuing operating
           activities                                                  92,000        (136,000)
                                                                 ------------    ------------
Cash flows from investing activities:
   Purchases of property and equipment                                (25,000)        (40,000)
   Proceeds from sale of discontinued operations                           --       5,931,000
                                                                 ------------    ------------
         Net cash provided by (used in) investing activities          (25,000)      5,891,000
                                                                 ------------    ------------

Cash flows from financing activities:
   Payment of revolving loan                                          (42,000)     (1,936,000)
   Payment of capital lease obligations                               (22,000)     (1,304,000)
   Payment of notes payable                                                --      (2,486,000)
                                                                 ------------    ------------
         Net cash used in financing activities                        (64,000)     (5,726,000)
                                                                 ------------    ------------

Net increase in cash and cash equivalents                               3,000          29,000
Cash and cash equivalents at beginning of period                       13,000          23,000
                                                                 ------------    ------------
Cash and cash equivalents at end of period                       $     16,000    $     52,000
                                                                 ============    ============

Supplemental Cash Flow Disclosures:
   Interest paid                                                 $     57,000    $    153,000


   The accompanying notes are an integral part of these financial statements.

                         IMAGE GUIDED TECHNOLOGIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 MARCH 31, 2000


NOTE 1 - BASIS OF PRESENTATION

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Springfield Surgical Instruments, Inc. (Springfield), f/k/a Brimfield Precision, Inc. The consolidated financial statements have been adjusted and restated to reflect the results of operations and net assets of the general instrument and implant business units of Springfield as discontinued operations for the three months ended March 31, 1999 and twelve months ended December 31, 1999. All significant intercompany accounts and transactions have been eliminated in consolidation.

The accompanying unaudited financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements reflect all adjustments (consisting of normal recurring items) which, in the opinion of management, are necessary to present fairly the financial position of the Company as of March 31, 2000 and its results of operations and cash flows for the three-month period then ended. The unaudited financial statements should be read with the complete financial statements and footnotes thereto included in the Company's Form 10-KSB for the year ended December 31, 1999, previously filed with the Securities and Exchange Commission.

NOTE 2 - SALE OF BRIMFIELD PRECISION INC.'S BUSINESSES

On March 30, 1999, the Company sold substantially all the assets of its general surgical instruments, orthopedic implants and orthopedic instrumentation business located at Brimfield, Massachusetts. The adjusted sales price was $6,158,000 in cash plus assumption of certain trade payables and accrued liabilities totaling $449,000.

The funds received from the net asset sale were used to pay off amounts outstanding under equipment leases and the Company's term loan with BankBoston and to pay down the Company's revolving loan with BankBoston.

NOTE 3 - LINE OF CREDIT

On April 9, 1999, BankBoston assigned its loan to Silicon Valley Financial Services ("Silicon"), a division of Silicon Valley Bank. After the assignment, Silicon and the Company amended and restated the loan to provide for a loan facility under which Silicon would purchase certain of the Company's receivables, initially at the rates of 90% and decreasing to 75% of the face amount of the receivables. Under the facility, the Company will repurchase from Silicon any uncollected receivables which are over 90 days old from the date of the invoice and pay Silicon a finance charge equal to 2% per month of the face amount of all purchased receivables and an administrative fee of 1.5% of the face amount of each purchased receivable. Silicon has no obligation to purchase any receivable under the facility and in no event shall the aggregate amount of all purchased receivables outstanding exceed $650,000. As of March 31, 2000, the balance of the Company's accounts receivable that had been purchased by Silicon was approximately $163,000.

                         IMAGE GUIDED TECHNOLOGIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 MARCH 31, 2000

NOTE 4 - SEGMENT INFORMATION

The Company has two business segments--optical localizers and surgical instruments. The optical localizer segment typically sells a system which consists of the following: a number of light-emitting diodes ("LED's") used as markers mounted on a pointer device or surgical instrument, a relative position dynamic reference device connected to a patient or industrial part, a multi-camera array for detecting positions of the LED's in three dimensional space, a proprietary microprocessor-based control system and a proprietary software package. The surgical instrument segment sells stainless steel surgical instruments used for minimally invasive surgery and other surgical procedures including the newly emerging image guided surgical instrument market segment.

The Company does not have a significant amount of inter-segment revenue and evaluates segment performance based upon revenue and gross profit. The combined segments gross profit equals consolidated gross profit. The Company does not allocate research and product development costs, selling and marketing, general and administrative expenses, other income and expense or income taxes to the two segments. The revenue and gross profit by segment for the first three months of the year are as follows.

                                            2000         1999
                                         ----------   ----------
REVENUE:      Optical localizers         $1,399,000   $1,480,000
              Surgical instruments          378,000      374,000
                                         ----------   ----------
                    Total revenue        $1,777,000   $1,854,000
                                         ==========   ==========

GROSS PROFIT: Optical localizers         $  721,000   $  800,000
              Surgical instruments            3,000       23,000
                                         ----------   ----------
                    Total gross profit   $  724,000   $  823,000
                                         ==========   ==========

NOTE 5 - COMMITMENTS AND CONTINGENCIES

The Company is a party to one pending legal proceeding. This case was filed in the Chancery Court for the State of Tennessee in Davidson County on October 27, 1998. Plaintiff was an exclusive sales representative for Defendant, Springfield Surgical Instruments, Inc. f/k/a Brimfield Precision, Inc., for certain products in Defendant's Principle and Principle Advantage line of surgical instruments. Plaintiff claims the products were defective and sued Defendant for breach of contract, breach of express and implied warranties, negligent misrepresentation, fraud and violations of the Tennessee Consumer Protection Act. In January 2000, Plaintiff filed a Motion for Summary Judgment claiming the instruments sold by Defendant were defective and seeking to return the instruments in its possession and to obtain, in addition to other damages, a refund of the purchase price paid of $101,187. Defendant filed a motion opposing Plaintiff's Motion of Summary Judgment claiming, among other things, that the instruments were not defective. The judge denied Plaintiff's Motion, and the trial is currently expected during the fourth quarter of fiscal 2000. The Company is currently unable to determine
(i) the ultimate outcome or resolution of this legal proceeding, (ii) whether resolution of this matter will have a material adverse impact on the Company's financial position or results of operations, or (iii) a reasonable estimate of the amount of loss, if any, that may result from resolution of this matter.

In addition, the Company has received a notice of a claim pursuant to an employment agreement between Brimfield Precision, Inc. and an individual claiming that he is entitled to payment of $200,000 per year plus benefits for two years and eight months. While the outcome of this matter cannot be predicted with certainty, management expects it will not have a material adverse affect on the consolidated financial position or results of operations of the Company.

                         IMAGE GUIDED TECHNOLOGIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 MARCH 31, 2000


NOTE 6 - DEFAULT ON NOTE PAYABLE

The Company is currently in default under its $500,000 12% subordinated promissory note payable to Cruttenden Roth, Inc. While interest has been paid to date, the Company owes the $500,000 principal amount in full. The note is subordinated to the Company's bank debt and the holders of the note are not permitted under the terms of the subordination agreement with the bank to sue upon or collect, nor to make demand for, nor to exercise any rights or remedies to enforce, the note, so long as any bank obligation remains outstanding.

                                                                         ANNEX A


===============================================================================








                          AGREEMENT AND PLAN OF MERGER


                                   DATED AS OF


                                  JUNE 1, 2000


                                      AMONG


                        IMAGE GUIDED TECHNOLOGIES, INC.,

                               STRYKER CORPORATION


                                       AND


                               IGT ACQUISITION CO.







===============================================================================

                                TABLE OF CONTENTS

                                     ANNEX A

                                                                                                              PAGE
AGREEMENT AND PLAN OF MERGER...................................................................................A-1

RECITALS.......................................................................................................A-1

1.       DEFINITIONS...........................................................................................A-2

2.       MERGER; CLOSING; EFFECTIVE TIME......................................................................A-10

         2.1.     THE MERGER..................................................................................A-10

         2.2.     CLOSING.....................................................................................A-10

         2.3.     ARTICLES OF INCORPORATION...................................................................A-10

         2.4.     THE BYLAWS..................................................................................A-10

         2.5.     DIRECTORS AND OFFICERS......................................................................A-11

         2.6.     MERGER CONSIDERATION........................................................................A-11

         2.7.     CONVERSION OF COMPANY COMMON STOCK..........................................................A-11

         2.8.     CONVERSION OF MERGER SUB SHARES.............................................................A-12

         2.9.     TERMINATION OF OPTIONS AND WARRANTS.........................................................A-12

         2.10.    EXCHANGE OF CERTIFICATES....................................................................A-12

         2.11.    NO FURTHER TRANSFERS........................................................................A-14

         2.12.    NO FRACTIONAL SHARES........................................................................A-14

         2.13.    STOCK LEGENDS; AGREEMENTS BY CERTAIN SHAREHOLDERS...........................................A-14

         2.14.    DISSENTERS' RIGHTS..........................................................................A-15

         2.15.    ADJUSTMENTS.................................................................................A-15

         2.16.    RETURN OF EXCHANGE FUND.....................................................................A-15

         2.17.    FURTHER ASSURANCES..........................................................................A-15

3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................................................A-16

         3.1.     ORGANIZATION................................................................................A-16

         3.2.     CAPITAL STRUCTURE...........................................................................A-16

         3.3.     AUTHORITY; NO CONFLICT......................................................................A-17

         3.4.     TITLE TO PROPERTIES; ENCUMBRANCES...........................................................A-18

         3.5.     SEC DOCUMENTS...............................................................................A-20

         3.6.     NO UNDISCLOSED LIABILITIES..................................................................A-20

         3.7.     TAXES.......................................................................................A-20

         3.8.     NO MATERIAL ADVERSE CHANGE..................................................................A-21

                                TABLE OF CONTENTS
                                  (CONTINUED)

         3.9.     EMPLOYEE BENEFITS...........................................................................A-21

         3.10.    COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.............................A-23

         3.11.    LEGAL PROCEEDINGS; ORDERS...................................................................A-25

         3.12.    ABSENCE OF CERTAIN CHANGES AND EVENTS.......................................................A-26

         3.13.    CONTRACTS; NO DEFAULTS......................................................................A-27

         3.14.    ENVIRONMENTAL MATTERS.......................................................................A-29

         3.15.    EMPLOYEES...................................................................................A-31

         3.16.    LABOR RELATIONS; COMPLIANCE.................................................................A-32

         3.17.    INTELLECTUAL PROPERTY.......................................................................A-32

         3.18.    REGULATORY MATTERS..........................................................................A-35

         3.19.    CERTAIN PAYMENTS............................................................................A-36

         3.20.    STRYKER REGISTRATION STATEMENT; COMPANY PROXY STATEMENT.....................................A-36

         3.21.    STATE TAKEOVER STATUTES.....................................................................A-37

         3.22.    DISCLOSURE..................................................................................A-37

         3.23.    TRANSACTIONS WITH RELATED PERSONS...........................................................A-37

         3.24.    BROKERS.....................................................................................A-37

4.       REPRESENTATIONS AND WARRANTIES OF STRYKER AND MERGER SUB.............................................A-38

         4.1.     ORGANIZATION AND GOOD STANDING..............................................................A-38

         4.2.     CAPITALIZATION..............................................................................A-38

         4.3.     AUTHORITY; NO CONFLICT......................................................................A-38

         4.4.     CERTAIN PROCEEDINGS.........................................................................A-39

         4.5.     SEC DOCUMENTS; UNDISCLOSED LIABILITIES......................................................A-39

         4.6.     INFORMATION SUPPLIED........................................................................A-40

         4.7.     INTERIM OPERATIONS OF MERGER SUB............................................................A-40

         4.8.     NO OTHER REPRESENTATIONS OR WARRANTIES......................................................A-40

5.       COVENANTS OF THE COMPANY.............................................................................A-40

         5.1.     ACCESS AND INVESTIGATION....................................................................A-40

                                TABLE OF CONTENTS
                                  (CONTINUED)


         5.2.     OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES.......................................A-41

         5.3.     NEGATIVE COVENANT...........................................................................A-41

         5.4.     REQUIRED APPROVALS..........................................................................A-41

         5.5.     NOTIFICATION................................................................................A-41

         5.6.     PAYMENT OF INDEBTEDNESS BY RELATED PERSONS..................................................A-42

         5.7.     NO SOLICITATION BY THE COMPANY..............................................................A-42

         5.8.     PREPARATION OF THE STRYKER REGISTRATION STATEMENT AND COMPANY PROXY STATEMENT: COMPANY
                  SHAREHOLDERS MEETING........................................................................A-44

         5.9.     LETTER OF THE COMPANY'S ACCOUNTANTS; LETTER OF STRYKER'S ACCOUNTANTS........................A-45

         5.10.    BEST EFFORTS................................................................................A-45

6.       COVENANTS OF STRYKER AND MERGER SUB..................................................................A-45

         6.1.     REQUIRED APPROVALS..........................................................................A-45

         6.2.     BEST EFFORTS................................................................................A-45

         6.3.     OFFICERS' AND DIRECTORS' INDEMNIFICATION....................................................A-45

7.       CONDITIONS PRECEDENT.................................................................................A-46

         7.1      CONDITIONS PRECEDENT TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER........................A-46

         7.2.     CONDITIONS PRECEDENT TO OBLIGATIONS OF STRYKER AND MERGER SUB...............................A-47

         7.3.     CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS...........................................A-48

         7.4.     FRUSTRATION OF CLOSING CONDITIONS...........................................................A-48

8.       NON-SURVIVAL OF REPRESENTATION AND WARRANTIES........................................................A-48

9.       TERMINATION..........................................................................................A-49

         9.1.     TERMINATION EVENTS..........................................................................A-49

         9.2.     RIGHTS AND OBLIGATIONS UPON TERMINATION.....................................................A-49

10.      GENERAL PROVISIONS...................................................................................A-50

         10.1.    FEES AND EXPENSES...........................................................................A-50

         10.2.    PUBLIC ANNOUNCEMENTS........................................................................A-50

         10.3.    AFFILIATES..................................................................................A-51

                                TABLE OF CONTENTS
                                  (CONTINUED)


         10.4.    LISTINGS....................................................................................A-51

         10.5.    CONFIDENTIALITY.............................................................................A-51

         10.6.    NOTICES.....................................................................................A-51

         10.7.    WAIVER......................................................................................A-52

         10.8.    ENTIRE AGREEMENT AND MODIFICATION...........................................................A-52

         10.9.    ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS..........................................A-52

         10.10.   SEVERABILITY................................................................................A-52

         10.11.   SECTION HEADINGS, CONSTRUCTION..............................................................A-53

         10.12.   GOVERNING LAW...............................................................................A-53

         10.13.   COUNTERPARTS................................................................................A-53

         10.14.   PERFORMANCE BY MERGER SUB...................................................................A-53

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger ("AGREEMENT") is made as of June 1, 2000 among Image Guided Technologies, Inc., a Colorado corporation (the "COMPANY"), Stryker Corporation, a Michigan corporation ("STRYKER"), and IGT Acquisition Co., a Colorado corporation and a wholly-owned subsidiary of Stryker ("MERGER SUB").

                                    RECITALS

         A. The Company is a Colorado corporation with its registered office located at 5710-B Flatiron Parkway, Boulder, Colorado 80301, and has authorized 10,000,000 shares of common stock, no par value per share ("COMPANY COMMON STOCK"), of which 4,293,782 shares of Company Common Stock are issued and outstanding, and 2,416,668 shares of preferred stock, no par value per share ("COMPANY PREFERRED STOCK"), of which 383,142 shares of Company Preferred Stock are issued and outstanding and are designated Series B Preferred Stock, all of which are owned by Stryker.

         B. Stryker is a Michigan corporation with its registered office located at 2725 Fairfield Road, Kalamazoo, Michigan 49002.

         C. Merger Sub is a wholly-owned subsidiary of Stryker and was formed to merge with and into the Company so that, as a result of the merger, the Company will survive and become a wholly-owned subsidiary of Stryker. Merger Sub is a Colorado corporation with its registered office located at 1675 Broadway, Denver, Colorado 80202, and has authorized an aggregate of 1,000 shares of common stock, no par value ("MERGER SUB COMMON STOCK").

         D. The Board of Directors of each of Stryker, Merger Sub and the Company has determined that this Agreement and the merger of Merger Sub with and into the Company, in accordance with the provisions of the Colorado Business Corporation Act (the "CBCA") and subject to the terms and conditions of this Agreement, is advisable and in the best interests of Stryker, Merger Sub and the Company and their respective shareholders.

         E. The Board of Directors of each of Stryker, Merger Sub and the Company have approved this Agreement, the Merger and the transactions contemplated hereby.

         F. The parties intend that, for United States federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of
Section 368(a)(2)(E) of the IRC and that this Agreement shall constitute a plan of reorganization.

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

1. DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

         "ACQUIRED COMPANY" -- each of the Company and Springfield Surgical Instruments, Inc.

         "ACQUISITION AGREEMENT" -- as defined in Section 5.7(b).

         "AFFILIATE" -- with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such person.

         "APPLICABLE PERIOD" -- as defined in Section 5.7(a).

         "ARTICLES" -- as defined in Section 2.3.

         "BALANCE SHEEt" -- as defined in Section 3.4.

         "BENEFIT PLAN" -- each funded or unfunded, written or oral, employee benefit plan, contract, agreement, incentive, salary, wage or other compensation plan or arrangement, including but not limited to each pension and profit sharing plan, savings plan, bonus, deferred compensation, incentive compensation, stock purchase, supplemental retirement, severance or termination pay, stock option, hospitalization, medical, life insurance, dental, disability, salary continuation, vacation, supplemental unemployment benefit, union contract, employment contract, consulting agreement, retiree benefit severance agreement and each other employee benefit program, plan, policy or arrangement, maintained, contributed to, or required to be contributed to by any Acquired Company for the benefit of the employees, former employees, directors, agents or consultants of the Acquired Companies, or for which the Acquired Companies may be responsible or with respect to which they may have any liability, whether or not subject to ERISA and whether legally binding or not. For purposes of this definition, any reference to the term "Acquired Company" shall be deemed to refer also to any entity that is under common control or affiliated with any Acquired Company within the meaning of Section 4001 of ERISA, and the rules and regulations promulgated thereunder and/or Section 414(b), (c), (m) or (o) of the IRC and the rules and regulations promulgated thereunder.

         "BEST EFFORTS" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible. An obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or that would conflict with such Person's fiduciary obligations to shareholders.

         "BYLAWS" -- as defined in Section 2.4.

         "CBCA" -- as defined in the Recitals.

         "CLOSING" -- as defined in Section 2.2.

         "CLOSING DATE" -- the date and time as of which the Closing actually takes place.

         "COLORADO ARTICLES OF MERGER" -- as defined in Section 2.2.

         "COMPANY" -- as defined in the Preamble of this Agreement.

         "COMPANY COMMON STOCK" -- as defined in the Recitals.

         "COMPANY PREFERRED STOCK" -- as defined in the Recitals.

         "COMPANY PROXY STATEMENT" -- as defined in Section 3.3(c).

         "COMPANY SHAREHOLDERS MEETING" -- as defined in Section 5.8(b).

         "COMPANY SEC DOCUMENTS" -- as defined in Section 3.5.

         "CONSENT" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         "CONTEMPLATED TRANSACTIONS" -- all of the transactions contemplated by this Agreement, including:

         (a) The merger; and

         (b) The performance by Stryker, Merger Sub and the Company of their respective obligations under this agreement.

         "CONTRACT" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "COPYRIGHTS" -- as defined in Section 3.17(a).

         "DISCLOSURE LETTER" -- the disclosure letter delivered by the Company to Stryker concurrently with the execution and delivery of this Agreement.

         "DISSENTING SHAREHOLDERS" -- shareholders of the Company properly exercising appraisal rights with respect to Shares pursuant to Section 7-113-101 et seq. of the CBCA.

         "EFFECTIVE TIME" -- as defined in Section 2.2.

         "ENCUMBRANCE" -- any charge, claim, equitable interest, lien, option, pledge, security interest, or right of first refusal, restriction, covenant, easement, license, lease, mortgage, obligation, title defect or imperfection or other encumbrance or right of others, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

         "ENVIRONMENT" -- soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

         "ENVIRONMENTAL, HEALTH AND SAFETY LIABILITIES" -- any cost, damages, expense, liability, obligation, Encumbrance or other responsibility arising from or relating to the existence, use, storage, handling, treatment, generation, manufacture, disposal, recycling, transportation, arrangement for transportation or disposal, release, spill, discharge, or threatened release of Hazardous Materials or chemical substances at any location or noncompliance with any Environmental Law or Occupational Safety and Health Law including, without limitation:

         (a) any cost, damages, expense, liability, obligation, Encumbrance or other responsibility consisting of or relating to any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

         (b) fines, penalties, fees, interest, taxes, Encumbrances, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, monitoring, operation and maintenance, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

         (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, treatment, containment, or other remediation or response actions ("CLEANUP") related to Hazardous Materials or Hazardous Activities at any location, required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages;

         (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law; or

         (e) any cost, damage, expense, liability, obligation or other responsibility for personal injury or threatened personal injury (including sickness, disease and death) or injury or threatened injury to property or natural resources, foreseeable or unforeseeable.

         The terms "removal," "remedial," and "response action" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA") and similar state and local laws.

         "ENVIRONMENTAL LAW" -- any Legal Requirement that requires or relates to:

         (a) advising appropriate authorities, employees, and the public of threatened, intended or actual Releases of pollutants or hazardous substances or Hazardous Materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

         (b) preventing or reducing to acceptable levels the Release or threatened Release of pollutants or Hazardous Materials into the Environment;

         (c) reporting, investigating, reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

         (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

         (e) protecting resources, species, or ecological amenities;

         (f) reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials, pollutants, oil, or other potentially harmful substances;

         (g) cleaning up Hazardous Materials that have been Released, preventing the Release or threat of Release, or paying the costs of such cleanup or prevention;

         (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets; or

         (i) pollution or the protection, cleanup or restoration of the environment, or to safety or health, including, but not limited to, any of the same relating to the presence, discharge, emission, Release or threatened Release of Hazardous Materials into the air, land, surface water, groundwater, or the effects thereof, or relating to the generation, treatment, storage, disposal, manufacturing, distribution, sale, handling or any other activity involving Hazardous Materials, or the effects thereof.

         "ERISA" -- the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "EXCHANGE ACT" -- the United States Securities Exchange Act of 1934, as amended.

         "EXCHANGE AGENT" -- as defined in Section 2.10(a).

         "FACILITIES" -- any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment currently or formerly owned or operated by any Acquired Company.

         "FDA" -- the United States Food and Drug Administration.

         "GAAP" -- generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements included in the Company SEC Documents were prepared.

         "GOVERNMENTAL AUTHORIZATION" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "GOVERNMENTAL BODY" -- any:

federal, state, county, city, town, village, district, or other jurisdiction of any nature, domestic or foreign;

         (a)      federal, state, local, municipal, foreign or other government;
                  or

         (b) governmental or quasi-governmental body of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal and the European Union).

         "HAZARDOUS ACTIVITY" -- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Companies.

         "HAZARDOUS MATERIALS" -- any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

         "INTELLECTUAL PROPERTY ASSETS" -- as defined in Section 3.17(a).

         "IRC" -- the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         "IRS" -- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         "KNOWLEDGE" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter because of the nature of his position with, or responsibilities on behalf of, a Person. The Company will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served as an officer or director of any Acquired Company, has, or at any time had Knowledge of such fact or other matter.

         "LEGAL REQUIREMENT" -- any order, constitution, law, ordinance, regulation, statute, directive, code, binding policy, rule, permit, authorization or treaty of any Governmental Body.

         "MARKS" -- as defined in Section 3.17(a).

         "MATERIAL ADVERSE EFFECT" -- a material adverse effect on the business, assets, properties, condition (financial or otherwise), operations or results of operations of the Acquired Companies taken as a whole.

         "MDRs" -- as defined in Section 3.18(c).

         "MERGER" -- as defined in Section 2.1.

         "MERGER CONSIDERATION" -- as defined in Section 2.6.

         "MERGER SUB COMMON STOCK" -- as defined in the Recitals.

         "OCCUPATIONAL SAFETY AND HEALTH LAW" -- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

         "OPTIONS" -- as defined in Section 2.9.

         "ORDER" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Body or by any arbitrator.

         "ORDINARY COURSE OF BUSINESS" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

         (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

         (b) such action is not required to be authorized by the board of directors of such Person; and

         (c) with respect to an Acquired Company, such action is similar in nature and magnitude to actions customarily taken, without authorization by the board of directors in the ordinary course of the Acquired Company.

         "ORGANIZATIONAL DOCUMENTS" -- the articles or certificate of incorporation and the bylaws of any corporation and any amendment thereto.

         "PATENTS" -- as defined in Section 3.17(a).

         "PENSION PLAN" -- as defined in Section 3.9.

         "PER SHARE MERGER CONSIDERATION" -- as defined in Section 2.7(a).

         "PERSON" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         "PROCEEDING" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "PROPRIETARY INFORMATION" -- as defined in Section 3.17(a).

         "RELATED PERSON" -- with respect to a particular individual:

Each other member of such individual's family;

Any person that is directly or indirectly controlled by such individual or one or more members of such individual's family;

Any person in which such individual or members of such individual's family hold (individually or in the aggregate) a material interest; and

Any person with respect to which such individual or one or more members of such individual's family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

         With respect to a specified Person other than an individual:

Any person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified person;

Any person that holds a material interest in such specified person;

Each person that serves as a director, officer, partner, executor, or trustee of such specified person (or in a similar capacity);

Any person in which such specified person holds a material interest;

Any person with respect to which such specified person serves as a general partner or a trustee (or in a similar capacity); and

Any related person of any individual described in clause (b) or (c).

         For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses,
(iii) any other natural person who is
related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

         "RELEASE" -- any release, discharge, spill, leaking, emission, pumping, pouring, injection, deposit, disposal, escaping, leaching, dumping or migrating into the Environment, whether intentional or unintentional.

         "REPRESENTATIVE" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "SEC" -- the United States Securities and Exchange Commission.

         "SECURITIES ACT" -- the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "STRYKER COMMON STOCK" -- as defined in Section 2.7(a).

         "STRYKER REGISTRATION STATEMENT" -- as defined in Section 3.20.

         "STRYKER SEC DOCUMENTS" -- as defined in Section 4.5.

         "SUBMISSIONS" -- as defined in Section 3.18(a).

         "SUPERIOR PROPOSAL" -- as defined in Section 5.7(b).

         "SURVIVING CORPORATION" -- as defined in Section 2.1.

         "TAKEOVER PROPOSAL" -- as defined in Section 5.7(a).

         "TAX" -- any tax (including any income tax, franchise tax, capital gains tax, value-added tax, excise tax, sales tax, payroll tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee commonly referred to as a tax, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

         "TAX RETURN" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "THREATENED" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstance exists, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

         "WARRANTS" -- as defined in Section 2.9.

2. MERGER; CLOSING; EFFECTIVE TIME

         2.1 THE MERGER

         Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company and the separate corporate existence of Merger Sub will cease (the "MERGER"). The Company will be the surviving corporation in the Merger (sometimes referred to as the "SURVIVING CORPORATION") and will continue to be governed by the laws of the State of Colorado. The Merger will have the effects set forth in the CBCA. Without limiting the generality of the foregoing, upon the Merger, the rights, privileges, immunities, powers, franchises and authority of the Company and the Merger Sub will vest in the Surviving Corporation and all obligations of the Company and the Merger Sub will be the obligations of the Surviving Corporation.

         2.2 CLOSING

         The Closing of the Merger (the "CLOSING") will take place at the offices of Ireland, Stapleton, Pryor & Pascoe, P.C., Suite 2600, 1675 Broadway, Denver, Colorado, at 10:00 a.m., Mountain Time, on the day which is no later than the fifth business day after the last to be fulfilled or waived of the conditions set forth in Section 7 of this Agreement, unless another date or place is agreed to in writing by the parties hereto. At the Closing, the Company and Stryker will cause Articles of Merger (the "COLORADO ARTICLES OF MERGER") to be executed and filed with the Secretary of State of the State of Colorado as provided in Section 7-111-105 of the CBCA. The Merger will become effective when the Colorado Articles of Merger have been duly filed with the Secretary of State of the State of Colorado (the "EFFECTIVE TIME").

         2.3 ARTICLES OF INCORPORATION

         The articles of incorporation of the Company (the "ARTICLES") in effect immediately prior to the Effective Time will be the articles of incorporation of the Surviving Corporation, until amended in accordance with the terms of the Articles and the CBCA, except that no such amendment will violate Section 6.3.

         2.4 THE BYLAWS

         The Bylaws of Merger Sub in effect immediately prior to the Effective Time will be the Bylaws of the Surviving Corporation (the "BYLAWS") until amended in accordance with the Articles, such Bylaws and the CBCA, except that no such amendment will violate Section 6.3.

         2.5 DIRECTORS AND OFFICERS

         The directors and officers of Merger Sub at the Effective Time will, from and after the Effective Time, be the directors and officers of the Surviving Corporation until their successors have been duly elected or appointed or until their earlier death, resignation or removal in accordance with the Articles and the Bylaws.

         2.6 MERGER CONSIDERATION

         The aggregate consideration to be delivered by Stryker to the holders of issued and outstanding Company Common Stock shall be that number of shares of Stryker Common Stock determined by dividing $12,000,000 by the average closing price of Stryker's Common Stock as reported in The Wall Street Journal for New York Stock Exchange - Composite Transactions during the 30 consecutive trading day period beginning on the 35th trading day prior to the Company Shareholders Meeting and rounding the result upward to the next whole share (the "MERGER CONSIDERATION").

         2.7 CONVERSION OF COMPANY COMMON STOCK

         At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Stryker or the Merger Sub:

         (a) Each share of Company Common Stock issued and outstanding at the Effective Time (other than shares of Company Common Stock canceled in accordance with Section 2.7(c) and other than shares of Company Common Stock that are held by Dissenting Shareholders) will be converted into the right to receive that number of shares of common stock, par value $.10 per share, of Stryker (the "STRYKER COMMON STOCK") determined by dividing the Merger Consideration by the number of shares of Company Common Stock issued and outstanding immediately prior to the Merger and rounding the result to six decimal places (the "PER SHARE MERGER CONSIDERATION").

         (b) All the shares of Company Common Stock, by virtue of the Merger and without any action on the part of the holders, will no longer be issued and outstanding and will be canceled and retired and will cease to exist, and each holder of a certificate representing shares of Company Common Stock will thereafter cease to have any rights with respect to the shares of Company Common Stock, except the right to receive the Per Share Merger Consideration upon the surrender of the respective certificate(s) in accordance with Section 2.10 or the right, if any, to receive payment as a Dissenting Shareholder from the Surviving Corporation as determined in accordance with Sections 7-113-101 et seq. of the CBCA.

         (c) At the Effective Time, each share of Company Common Stock issued and held in the Company's treasury immediately prior to the Effective Time and each share of Company Common Stock or Company Preferred Stock owned by Stryker, Merger Sub, or any other subsidiary of Stryker, will, by virtue of the Merger and without any other action, be canceled and retired without payment of any consideration and will cease to exist.

         2.8 CONVERSION OF MERGER SUB SHARES

         At the Effective Time, each share of Merger Sub common stock issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of Merger Sub or the holder of the Merger Sub Common Stock, be converted into one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation.

         2.9 TERMINATION OF OPTIONS AND WARRANTS

         IGT shall take such action as is necessary to accelerate the vesting date of all outstanding options to purchase shares of Company Common Stock granted pursuant to the Company's 1994 Stock Option Plan, 1997 Stock Option Plan or otherwise (the "OPTIONS") and outstanding warrants to purchase shares of Company Common Stock (the "WARRANTS") that are not vested as of the date of this Agreement in order that they are fully vested prior to the Effective Time. In addition, IGT shall use its Best Efforts to take such action as is necessary, which action shall not obligate IGT to make any cash payment in an amount, or distribute any other asset or with a value, in the aggregate in excess of $25,000, in order that the Options and Warrants that have not been exercised prior thereto shall be terminated as of the Effective Time and may not be exercised thereafter.

         2.10 EXCHANGE OF CERTIFICATES

         (a) As of the Effective Time, Stryker shall deposit with an exchange agent reasonably satisfactory to Stryker and the Company (the "EXCHANGE AGENT") for the benefit of the holders of the shares of Company Common Stock, certificates representing the Merger Consideration. Such shares of Stryker Common Stock, together with any dividends or distributions thereon with respect to Sections 2.10(b) and 2.15 are referred to as the "EXCHANGE FUND" for purposes of this Agreement.

         (b) After the Effective Time, each holder of a certificate formerly evidencing shares of Company Common Stock which have been converted pursuant to
Section 2.7(a), upon surrender of the same to the Exchange Agent as provided in
Section 2.10(c) hereof, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Stryker Common Stock into which such shares of Company Common Stock shall have been converted as provided in this Article 2 and, as provided in Section 2.12, cash in lieu of any fractional share of Stryker Common Stock into which such shares of Company Common Stock would have otherwise been converted, without any interest thereon. Until so surrendered, each certificate formerly evidencing shares of Company Common Stock which have been so converted will be deemed for all corporate purposes to evidence ownership of the number of whole shares of Stryker Common Stock for which the shares of Company Common Stock formerly represented thereby were exchanged; provided, however, that until such certificate is so surrendered, no dividend payable to holders of record of Stryker Common Stock as of any date subsequent to the Effective Time shall be paid to the holder of such certificate in respect of the shares of Stryker Common Stock evidenced thereby and such holder shall not be entitled to vote such shares of Stryker Common Stock. Upon surrender of a certificate formerly evidencing shares of Company Common Stock which have been so converted, there shall be paid to the record holder of the certificates of Stryker Common Stock issued in exchange therefor (i) at the time of such surrender, the amount of dividends and any other distributions theretofore paid with respect to such shares of Stryker Common Stock as of any date subsequent to the Effective Time to the extent the same has not yet been paid to a public official pursuant to abandoned property, escheat or similar laws and (ii) at the appropriate payment date, the amount of dividends and any other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such shares of Stryker Common Stock. No interest shall be payable with respect to the payment of such dividends. All certificates representing shares of Stryker Common Stock delivered upon the surrender for exchange of the certificates representing shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.12) shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to the Company Common Stock previously represented by such certificates.

         (c) As soon as practicable after the Effective Time, the Exchange Agent shall send a notice and a transmittal form to each holder of certificates formerly evidencing shares of the Company Common Stock (other than certificates formerly representing shares of the Company Common Stock to be canceled pursuant to Section 2.7(c) and certificates representing Dissenting Shares) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent (who may appoint forwarding agents with the approval of Stryker) such certificates for exchange into certificates evidencing Stryker Common Stock (including cash in lieu of any fractional share). Each holder of certificates theretofore evidencing shares of the Company Common Stock, upon proper surrender thereof to the Exchange Agent together and in accordance with such transmittal form, shall be entitled to receive in exchange therefor certificates evidencing Stryker Common Stock (including cash in lieu of any fractional share) deliverable in respect of the shares of the Company Common Stock theretofore evidenced by the certificates so surrendered. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of certificates theretofore representing shares of the Company Common Stock for any amount which may be required to be paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (d) If any certificate evidencing shares of Stryker Common Stock is to be delivered to a Person other than the Person in whose name the certificates surrendered in exchange therefor are registered, it shall be a condition to the issuance of such certificate evidencing shares of Stryker Common Stock, that the certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid. Stryker or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Stryker or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the IRC, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Stryker or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Stryker or the Exchange Agent. All amounts in respect of taxes received or withheld by Stryker shall be disposed of by Stryker in accordance with the IRC or such state, local or foreign tax law, as applicable.

         (e) In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed certificate the certificate evidencing shares of Stryker Common Stock deliverable in respect thereof and pay any cash, dividends or other distributions, in each case as determined in accordance with this Article 2. When authorizing such issue of the certificate of shares of Stryker Common Stock in exchange therefor, the Board of Directors of the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to give the Surviving Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

         (f) Adoption of this Agreement by the shareholders of the Company shall constitute, as an integral part of the Merger, ratification of the appointment of, and the reappointment of, said Exchange Agent.

         2.11 NO FURTHER TRANSFERS

         At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company.

         2.12 NO FRACTIONAL SHARES

         Neither certificates nor scrip for fractional shares of Stryker Common Stock will be issued upon surrender for exchange of certificates representing shares of Company Common Stock, but in lieu thereof each holder of Company Common Stock otherwise entitled to a fraction of a share of Stryker Common Stock shall receive from Stryker an amount in cash (without interest), in an amount rounded to the nearest whole cent, determined by multiplying the per share closing price of a share of Stryker Common Stock, as reported in The Wall Street Journal for New York Stock Exchange - Composite Transactions for the day immediately preceding the date on which the Effective Time occurs (or, if the Stryker Common Stock did not trade on the New York Stock Exchange such date, the last day of trading in the Stryker Common Stock prior to the Effective Time) by the fractional share of Stryker Common Stock to which such shareholder would be otherwise entitled. No Stryker stock split or dividend shall relate to any fractional share interest, and no such fractional share interest shall entitle the owner thereof to vote or to any rights of a shareholder of Stryker. Stryker shall make available to the Exchange Agent the cash necessary for this purpose.

         2.13 STOCK LEGENDS; AGREEMENTS BY CERTAIN SHAREHOLDERS

         Certificates representing shares of Stryker Common Stock issued to Persons deemed to be affiliates of the Company (as that term is used for purposes of Rule 145 under the Securities

Act) on the date of the Company Shareholders Meeting shall bear the legend referred to in paragraph 4 of Exhibit I hereto.

         2.14 DISSENTERS' RIGHTS

         No Dissenting Shareholder will be entitled to any portion of the Merger Consideration under this Section 2 unless and until the holder has failed to perfect or has effectively withdrawn or lost their right to dissent from the Merger under the CBCA. Any Dissenting Shareholder will be entitled to receive only the payment provided by Sections 7-113-101 et seq. of the CBCA with respect to Shares owned by such Dissenting Shareholder. If any Person who otherwise would be deemed a Dissenting Shareholder has failed to properly perfect or has effectively withdrawn or has lost the right to dissent with respect to any Shares, those Shares will be converted into the right to receive the Per Share Merger Consideration as provided by Section 2.7(a), without interest or dividends thereon.

         2.15 ADJUSTMENTS

         If, between the date that the Merger Consideration is determined pursuant to Section 2.6 and the Effective Time, the outstanding shares of Stryker Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, stock split, stock dividend or combination, or a record date with respect to any of the foregoing should occur within such period, the Merger Consideration specified in Section 2.6 shall be correspondingly adjusted and thereafter all references to the Merger Consideration and the Per Share Merger Consideration shall be deemed to be to the Merger Consideration and the Per Share Merger Consideration as so adjusted.

         2.16 RETURN OF EXCHANGE FUND

         Any portion of the Exchange Fund which remains undistributed to the former holders of Company Common Stock for six months after the Effective Time shall be delivered to Stryker, upon its request, and any such former holders who have not theretofore surrendered to the Exchange Agent the certificates representing shares of Company Common Stock owned by them in compliance herewith shall thereafter look only to Stryker for payment of their claim for shares of Stryker Common Stock, any cash in lieu of fractional shares of Stryker Common Stock and any dividends or distributions with respect to such shares of Stryker Common Stock. None of Stryker, Merger Sub, the Exchange Agent or the Company shall be liable to any former holder of Company Common Stock for any such shares of Stryker Common Stock held in the Exchange Fund (and any cash, dividends and distributions payable in respect thereof) which are delivered to a public official pursuant to an official request under any applicable abandoned property, escheat or similar law.

         2.17 FURTHER ASSURANCES

         If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Company or Merger Sub or
(b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Merger Sub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Stryker as follows:

         3.1 ORGANIZATION

         Part 3.1 of the Disclosure Letter contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation and any other jurisdictions in which it is authorized to do business. Each Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with the corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under its Contracts. Each Acquired Company is duly licensed or qualified to do business as a foreign corporation in good standing in each domestic or foreign jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes such licensing or qualification necessary. Copies of (i) the Organizational Documents of each Acquired Company, (ii) the minute books of the Acquired Companies and (iii) the stock transfer books of the Acquired Companies, heretofore delivered, furnished or made available to Stryker or its representatives, are true and complete as of the date hereof. The Organizational Documents of each Acquired Company are in full force and effect, and no Acquired Company is in violation or breach of any of the provisions of its Organizational Documents.

         3.2 CAPITAL STRUCTURE

         (a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 2,416,668 shares of Company Preferred Stock. As of December 31, 1999 (i) 4,061,945 shares of Company Common Stock were issued and outstanding; (ii) 1,290,036 shares of Company Common Stock were subject to outstanding Options; (iii) 590,000 shares of Company Common Stock were subject to outstanding Warrants; (iv) no shares of Company Common Stock were held in the treasury of the Company; and (v) no shares of Company Preferred Stock were issued and outstanding. Except as set forth in Part 3.2(a) of the Disclosure Letter, since December 31, 1999 through the date of this Agreement, (A) no Options or Warrants to purchase shares of Company Common Stock have been granted, (B) no shares of Company Common Stock have been issued other than pursuant to the exercise of Options and Warrants outstanding on December 31, 1999 and (C) no shares of Company Preferred Stock have been issued other than the 383,142 shares of Company Preferred Stock issued to Stryker. Part 3.2(a) of the Disclosure Letter sets forth a complete and correct list, as of the date hereof, of all holders of Options and Warrants including such person's name, the number of Options


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

(vested, unvested and total) or Warrants held by such person, the date of grant and the exercise price for each such Option or Warrant.

         (b) All the outstanding shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid and non-assessable. Except as set forth in paragraph (a) above, (i) there are no shares of capital stock of the Company authorized, issued or outstanding, (ii) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character obligating any Acquired Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in any Acquired Company or securities convertible into or exchangeable for such shares or equity interests, or obligating any Acquired Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (iii) there are no outstanding contractual obligations of any Acquired Company to repurchase, redeem or otherwise acquire any shares or other capital stock of any Acquired Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Acquired Company (other than an Acquired Company that is wholly owned, directly or indirectly, by the entity obligated to provide such funds) or other entity.

         3.3 AUTHORITY; NO CONFLICT

         (a) This Agreement is a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company has all requisite right, power and authority to execute and deliver this Agreement and, subject to approval of its shareholders, to perform its obligations under this Agreement. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Contemplated Transactions have been duly authorized by the Board of Directors of the Company and, other than approval and adoption of this Agreement by the holders of at least a majority of the voting power of the Company, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the Contemplated Transactions. The Board of Directors of the Company has determined that the Merger Consideration is fair to the shareholders of the Company and has recommended approval by the shareholders of the Company of this Agreement and the Merger.

         (b) Except as set forth in Part 3.3(b) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance by the Company of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                  (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Acquired Companies, or any resolution adopted by the directors or the shareholders of any Acquired Company;

                  (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, may be subject;

                  (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company;

                  (iv) cause any Acquired Company to become subject to, or to become liable for the payment of, any Tax;

                  (v) cause any of the assets owned by any Acquired Company to be reassessed or revalued by any taxing authority or other Governmental Body;

                  (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; or

                  (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company.

         (c) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Body is required by or with respect to any Acquired Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Contemplated Transactions except for (i) the filing with the SEC of (A) a proxy statement relating to the Company Shareholders Meeting for the approval by the shareholders of the Company of the Merger (such proxy statement, as amended or supplemented from time to time, the "Company Proxy Statement"), and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the Contemplated Transactions; (ii) the filing of the Articles of Merger with the Secretary of State of the State of Colorado and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (iii) filings with Governmental Bodies to satisfy the applicable requirements of state securities or "blue sky" laws; and (iv) the required vote of the Company shareholders. Except as set forth in Part 3.3(c) of the Disclosure Letter, no Acquired Company is or will be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         3.4 TITLE TO PROPERTIES; ENCUMBRANCES

         (a) The Acquired Companies own all of the properties and assets (whether real, personal or mixed and whether tangible or intangible) that they purport to own, including all of the properties and assets reflected in the consolidated balance sheet at March 31, 2000 contained in the Company's quarterly report on Form 10-Q for the quarter then ended (the "BALANCE SHEET") or acquired after the date thereof (except for personal property sold since the date of the Balance Sheet in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Acquired Companies since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice). All assets reflected in the Balance Sheet are free and clear of all Encumbrances other than security interests listed in Part 3.4(a) of the Disclosure Letter.

         (b) The Acquired Companies do not own any real property. Part 3.4(b) of the Disclosure Letter contains a complete list of all real property leases (collectively, the "REAL PROPERTY LEASES") to which any of the Acquired Companies is a party. The Acquired Companies have a valid leasehold interest in all of the real property leased pursuant to the Real Property Leases (the "LEASED REAL PROPERTY") and each of the Real Property Leases is in full force and effect in accordance with its terms and there exists no breach or default thereunder on the part of any Acquired Company or, to the Knowledge of the Company, the other party thereto, and no event that, with the giving of notice or passage of time, or both, would constitute a default on the part of the Company or, to the Knowledge of the Company, on the part of the other party thereto, has occurred and is continuing unremedied or unwaived. The Contemplated Transactions will not alter or impair any of the rights presently enjoyed by any of the Acquired Companies in any of the Leased Real Property. The buildings and improvements constituting part of the Leased Real Property, and the operation or maintenance thereof as now operated and maintained, do not (i) contravene any zoning or building law or ordinance or administrative regulation or (ii) violate any restrictive covenant or any provision of Contract or Legal Requirement, the effect of which would interfere with or prevent the continued use of such properties for the purposes for which they are now being used. All of the plants, buildings and structures constituting part of the Leased Real Property are in reasonably good operating condition and in a state of reasonable maintenance and repair to the extent necessary for the efficient operation of the business of the Acquired Companies being conducted therein. There exists no pending or, to the Knowledge of the Company, threatened condemnation, eminent domain or similar proceeding with respect to, or which could affect, any Leased Real Property or the buildings or improvements thereon.

         (c) Except for items disposed of since the date of the Balance Sheet in the Ordinary Course of Business, all machinery, tools, equipment and other tangible assets (i) reflected in the Balance Sheet (other than inventories),
(ii) leased by any Acquired Company or (iii) acquired by any Acquired Company since the date of the Balance Sheet, currently are used, useable by or useful to the Acquired Companies in the Ordinary Course of Business and in the manufacture and sale of the products of the Acquired Companies, and are in reasonably good operating condition and in a state of reasonable maintenance and repair. Except as set forth in Part 3.4(c) of the Disclosure Letter, the inventories reflected in the Balance Sheet were on the date thereof in good condition; such inventories, and any inventories acquired by the Acquired Companies after the date of the Balance Sheet to the extent not sold or otherwise disposed of in the Ordinary Course of Business, are in good condition, are used, useable by or useful to the Company in the Ordinary Course of Business and in the manufacture and sale of the products of the Acquired Companies, and are not in excess of reasonable requirements for the next 12 months. No item of inventory reflected in the Balance Sheet was valued in excess of the lower of cost (on a first-in, first-out basis) or market value. Except as indicated in the Balance Sheet, the accounts receivable reflected in the Balance Sheet, or acquired by the Company after the date of the Balance Sheet, have been collected or are collectible in amounts not less than the aggregate amount recorded in the Balance Sheet, in the case of receivables reflected in the Balance Sheet, or not less than the aggregate amount recorded on the Company's books, in the case of receivables acquired after the date of the Balance Sheet.

         3.5 SEC DOCUMENTS

         The Company has filed with the SEC since January 1, 1999, all required registration statements, reports, schedules, forms, statements, proxy or information statements and other documents (including exhibits and all other information incorporated therein) (the "COMPANY SEC DOCUMENTS"). As of their respective dates, the Company SEC Documents complied or, with respect to those not yet filed, will comply in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and, in each case, the rules and regulations of the SEC promulgated thereunder and, except to the extent that information contained in any Company SEC Document has been revised and superseded by or restated in a later filed Company SEC Document, did not or, with respect to those not yet filed, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments).

         3.6 NO UNDISCLOSED LIABILITIES

         Except for liabilities (i) reflected in such financial statements or in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practice since the date of the most recent audited financial statements included in the Company SEC Documents, (iii) incurred in connection with this Agreement or the transactions contemplated hereby or thereby, or (iv) disclosed in Item 3.6 of the Disclosure Letter, no Acquired Company has any liabilities or obligations of any nature which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

         3.7 TAXES

         (a) The Acquired Companies have filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations. The Acquired Companies have paid, or made provision for the payment of, all Taxes that have become due whether or not shown on those Tax Returns, or pursuant to any assessment received by any Acquired Company, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet. The Company has made available to Stryker copies of, and Part 3.7(a) of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns relating to income and franchise taxes filed since December 31, 1994.

         (b) The federal, state and foreign Tax Returns of each Acquired Company subject to such Taxes have been audited by the IRS or relevant state or foreign tax authorities or are closed by the applicable statute of limitations for all taxable years through 1995. Part 3.7(b) of the Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.7(b) of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Part 3.7(b) of the Disclosure Letter describes all adjustments to the Tax Returns filed by any Acquired Company or any group of corporations including any Acquired Company for all taxable years since December 31, 1994, and the resulting deficiencies proposed by the IRS or relevant state or foreign tax authorities. Except as described in Part 3.7(b) of the Disclosure Letter, no Acquired Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any Acquired Company or for which any Acquired Company may be liable.

         (c) The charges, accruals, and reserves with respect to Taxes on the respective books of each Acquired Company are adequate (determined in accordance with GAAP) and are at least equal to that Acquired Company's liability for Taxes. There exists no proposed tax assessment against any Acquired Company except as disclosed in the Balance Sheet or in Part 3.7 of the Disclosure Letter. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by any Acquired Company. All Taxes that any Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

         (d) All Tax Returns filed by (or that include on a consolidated basis) any Acquired Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by any Acquired Company after the date of this Agreement.

         3.8 NO MATERIAL ADVERSE CHANGE

         Except as set forth in Part 3.8 of Disclosure Letter, as of the date of this Agreement, there has not been since the date of the Balance Sheet any material adverse change in the business, operations, properties, prospects, assets, or condition of any Acquired Company and no event has occurred or circumstance exists that may result in such a material adverse change.

         3.9 EMPLOYEE BENEFITS

         (a) Part 3.9(a) of the Disclosure Letter contains a true and complete list of all Benefit Plans.

         (b) The Company has delivered to Stryker true and complete copies of all documents embodying or relating to Benefit Plans. Each of the Benefit Plans listed in Part 3.9(a) of the Disclosure Letter is and has at all times been in compliance in all respects with all applicable provisions of ERISA, the IRC and other laws.

         (c) Each "employee pension benefit plan" as defined in Section 3(2) of ERISA (each a "Pension Plan") which is intended to meet the requirements of
Section 401(a) of the IRC now meets, and since its inception has met, the requirements for qualification under Section 401(a) of the IRC and nothing has occurred which would adversely affect the qualified status of any such Pension Plan. Except as set forth in Part 3.9(c) of the Disclosure Letter, the IRS has issued a favorable determination letter with respect to the qualification under the IRC of each Pension Plan and the IRS has not taken any action to revoke any such letter.

         (d) Each fiduciary and every plan official of each Benefit Plan are bonded to the extent required by Section 412 of ERISA. Those sections of all annual reports heretofore filed with the IRS, the Department of Labor and the Pension Benefit Guaranty Corporation by or on behalf of every Benefit Plan which were required to be certified were only certified without qualification by the accountants or actuaries of such Benefit Plan.

         (e) Except as set forth in Part 3.9(e) of the Disclosure Letter, the execution and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent event) constitute an event under any Benefit Plan or individual agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any employee, former employee, consultant, agent or director of any Acquired Company. No payment which will be or may be made by any Acquired Company to any employee, former employee, director, consultant or agent thereof will or could be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the IRC.

         (f) At no time has any Acquired Company contributed to, been required to contribute to, or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) to any Benefit Plan which is a multiemployer plan as defined in Section 3(37) of ERISA.

         (g) No Acquired Company maintains any Benefit Plan which is funded by an association described in Section 501(c)(9) of the IRC.

         (h) Each "group health plan" (within the meaning of Section 4980B of the IRC) maintained by any Acquired Company has been administered in compliance with the coverage continuation requirements contained in the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and as provided under
Section 4980B of the IRC and any regulations promulgated or proposed under the IRC.

         (i) The Acquired Companies have made all contributions required to be made to each Benefit Plan under the terms of the plan and applicable law. No prohibited transaction (as defined in Section 4975 of the IRC or Section 406 of ERISA) has occurred with respect to any Benefit Plan listed, which could subject any Benefit Plan or any related trust, any Acquired

Company, any affiliate, Stryker or any director or employee of any of them to any tax or penalty imposed under Section 4975 of the IRC or Section 502(i) or 502(1) of ERISA, either directly or indirectly, and whether by way of indemnity or otherwise.

         (j) Except as set forth in Part 3.9(k) of the Disclosure Letter, no Acquired Company maintains, sponsors or contributes to, or has in the past maintained, sponsored or contributed to, any plan or program providing retiree medical or life insurance benefits.

         (k) No Acquired Company has ever contributed to a Pension Plan subject to Title IV of ERISA or Section 412 of the IRC.

         (l) There are no pending or threatened lawsuits or other claims (other than routine claims for benefits under the plan) against or involving (i) any Benefit Plan or (ii) any fiduciary (within the meaning of Section 3(21)(A) of ERISA) of any Benefit Plan brought on behalf of any participant, beneficiary, or fiduciary thereunder, nor to the Knowledge of the Company is there any reasonable basis for any such claim.

         (m) There are no proceedings or investigations, either currently in progress or expected to be instituted in the future, relating to any Benefit Plan, by any local, state, or federal administrative agency.

         (n) All reports, notices, and other disclosure relating to Benefit Plans required to be filed with, or furnished to, Governmental Bodies, plan participants, or plan beneficiaries have been timely filed and furnished in accordance with applicable law.

         (o) None of the persons performing services for any Acquired Company have been improperly classified as independent contractors or as being exempt from the payment of wages for overtime.

         3.10 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

         (a) Except as set forth in Part 3.10(a) of the Disclosure Letter:

                  (i) each Acquired Company is, and at all times since January 1, 1995 has been, in substantial compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                  (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                  (iii) no Acquired Company has received, at any time since January 1, 1995, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

         (b) Part 3.10(b) of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, any Acquired Company. Each Governmental Authorization listed or required to be listed in Part 3.10(b) of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.10(b) of the Disclosure
Letter:

                  (i) each Acquired Company is, and at all times since January 1, 1995 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.10(b) of the Disclosure Letter;

                  (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.10(b) of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.10(b) of the Disclosure Letter;

                  (iii) no Acquired Company has received, at any time since January 1, 1995, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Governmental Authorization; and

                  (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in
Part 3.10(b) of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

         The Governmental Authorizations listed in Part 3.10(b) of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets. The Company has made available to Stryker copies of all periodic monitoring reports and records maintained or filed by the Acquired Companies since January 1, 1995 in compliance with the requirements of any Governmental Authorization.

         3.11 LEGAL PROCEEDINGS; ORDERS

         (a) Except as set forth in Part 3.11 of the Disclosure Letter, there is no pending Proceeding:

                  (i) that has been commenced by or against any Acquired Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any Acquired Company; or

                  (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

         Except as set forth in Part 3.11(a) of the Disclosure Letter, to the Knowledge of the Company, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. The Company has delivered to Stryker copies of all pleadings and correspondence between opposing counsel relating to each Proceeding listed in Part 3.11 of the Disclosure Letter. The Proceedings listed in Part 3.11 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of any Acquired Company.

         (b) Except as set forth in Part 3.11(b) of the Disclosure Letter:

                  (i) there is no Order to which any of the Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject;

                  (ii) no Acquired Company is subject to any Order that relates to the business of, or any of the assets owned or used by, any Acquired Company; and

                  (iii) no officer, director, agent, or employee of any Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Acquired Company.

         (c) Except as set forth in Part 3.11(c) of the Disclosure Letter:

                  (i) each Acquired Company is, and at all times since July 1, 1995 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                  (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject; and

                  (iii) no Acquired Company has received, at any time since July 1, 1995, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is or has been subject.

         3.12 ABSENCE OF CERTAIN CHANGES AND EVENTS

         Except as set forth in Part 3.12 of the Disclosure Letter, since the date of the Balance Sheet, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:

         (a) change in any Acquired Company's authorized or issued capital stock; grant of any Options or right to purchase shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

         (b) amendment to the Organizational Documents of any Acquired Company;

         (c) payment or increase by any Acquired Company of any bonuses, salaries, or other compensation to any shareholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

         (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company;

         (e) damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurances;

         (f) entry into, termination of, or receipt of notice of termination of
(i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to any Acquired Company of at least $25,000;

         (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of any Acquired Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of any Acquired Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

         (h) cancellation or waiver of any claims or rights with a value to any Acquired Company in excess of $25,000;

         (i) material change in the accounting methods used by any Acquired Company; or

         (j) agreement, whether oral or written, by any Acquired Company to do any of the foregoing.


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

         3.13 CONTRACTS; NO DEFAULTS

         (a) Part 3.13(a) of the Disclosure Letter identifies, and the Company has furnished to Stryker true and complete copies of:

                  (i) each Contract that involves performance of services or delivery of goods or materials by one or more Acquired Companies of an amount or value in excess of $25,000;

                  (ii) each Contract that involves performance of services or delivery of goods or materials to one or more Acquired Companies of an amount or value in excess of $25,000;

                  (iii) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more Acquired Companies in excess of $10,000;

                  (iv) each Contract for borrowed money;

                  (v) each lease, rental or occupancy agreement, license, installment and conditional sales agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property to which an Acquired Company is a party (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 or with terms of less than one year);

                  (vi) each licensing agreement or other Contract with respect to patents, trademarks, copyrights or other intellectual property to which an Acquired Company is a party;

                  (vii) each collective bargaining agreement and other Contract to which an Acquired Company is a party to or with any labor union or other employee representative of a group of employees;

                  (viii) each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;

                  (ix) each Contract to which an Acquired Company is a party containing covenants that in any way purport to restrict the business activity of any Acquired Company or limit the freedom of any Acquired Company to engage in any line of business or compete with any Person;

                  (x) each Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

                  (xi) each power of attorney that is currently effective and outstanding;

                  (xii) each Contract that contains or provides for an express undertaking by any Acquired Company to be responsible for consequential damages;

                  (xiii) each Contract for capital expenditures in excess of $25,000;

                  (xiv) each written warranty, guaranty and or other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the Ordinary Course of Business; and

                  (xv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

         (b) Part 3.13(b) of the Disclosure Letter accurately describes all warranties and service policies of the Company relating to its products currently in effect or in effect at any time during the last three years. Other than normal product returns pursuant to the foregoing warranties and except as disclosed on Part 3.13(b) of the Disclosure Letter, there are no pending or, to the knowledge of the Company threatened, claims of a customer, consumer, distributor, government agency or other person based upon an alleged defect in or otherwise relating to products assembled, manufactured or sold by the Company.

         (c) To the Knowledge of the Company, no officer, director, agent, employee, consultant, or contractor of any Acquired Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (i) engage in or continue any conduct, activity, or practice relating to the business of any Acquired Company, or (ii) assign to any Acquired Company or to any other Person any rights to any invention, improvement, or discovery.

         (d) Except as set forth in Part 3.13(d) of the Disclosure Letter, each Contract identified or required to be identified in Part 3.13(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

         (e) Except as set forth in Part 3.13(e) of the Disclosure Letter:

                  (i) each Acquired Company is, and at all times since January 1, 1995 has been, in full compliance with all applicable terms and requirements of each Contract under which such Acquired Company has or had any obligation or liability or by which such Acquired Company or any of the assets owned or used by such Acquired Company is or was bound;

                  (ii) each other Person that has or had any obligation or liability under any Contract under which an Acquired Company has or had any rights is, and at all times since July 1, 1995 has been, in full compliance with all applicable terms and requirements of such Contract;

                  (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; and

                  (iv) no Acquired Company has given to or received from any other Person, at any time since January 1, 1995, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

         (f) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Acquired Company under current or completed Contracts with any Person and, to the Knowledge of the Company, no such Person has made written demand for such renegotiation.

         (g) The Contracts relating to the sale, design, manufacture, or provision of products or services by the Acquired Companies have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

         3.14 ENVIRONMENTAL MATTERS

         Except as set forth in Part 3.14 of the Disclosure Letter:

         (a) Each Acquired Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Each Acquired Company holds, and has been and is in compliance with, all Governmental Authorizations and Consents required under Environmental Laws, and has made, timely and proper filings for renewal of all such Governmental Authorizations and Consents. No Acquired Company has Knowledge of or any basis to expect, nor has any Acquired Company or any other Person for whose conduct an Acquired Company is or may be held to be responsible received, any actual or Threatened order, notice, claim or other communication from (i) any Governmental Body or private citizen acting in the public interest, (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any Acquired Company, or any other Person for whose conduct any Acquired Company is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

         (b) There are no pending or, to the Knowledge of the Company, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest.

         (c) The Company does not have Knowledge or any basis to expect, nor has any Acquired Company or any other Person for whose conduct any Acquired Company is or may be held responsible received, any citation, directive, inquiry, notice, Order, summons, warning, claim or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by any Acquired Company, or any other Person for whose conduct any Acquired Company is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

         (d) No Acquired Company, or any other Person for whose conduct any Acquired Company is or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or, to the Knowledge of the Company, with respect to any other properties and assets (whether real, personal, or mixed) in which any Acquired Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

         (e) There are no Hazardous Materials being stored at the Facilities, or present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. No Acquired Company, any other Person for whose conduct any Acquired Company is or may be held responsible, or to the Knowledge of the Company, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest.

         (f) There has been no Release or, to the Knowledge of the Company, Threat of Release, of any Hazardous Materials in, at, on, about, under, beneath or emanating from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest, or to the Knowledge of the Company any geologically or hydrologically adjoining property, whether by any Acquired Company or any other Person.

         (g) The Company has delivered to Stryker true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by any Acquired Company and any permits, registrations or authorizations pertaining to Hazardous Materials or Hazardous Activities in, at, on, about, under or beneath the Facilities, or concerning compliance by any Acquired Company, or any other Person for whose conduct any Acquired Company is or may be held responsible, with Environmental Laws.

         (h) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement requires any filings, disclosures, Consents,

Governmental Authorizations or notices under Environmental Laws and will not result in increased costs of compliance with Environmental Laws relating to the Acquired Companies.

         3.15 EMPLOYEES

         (a) Part 3.15(a) of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Acquired Companies, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 2000; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Benefit Plan.

         (b) Part 3.15(b) of the Disclosure Letter includes a complete and accurate list of each (a) employment or severance agreement not terminable without liability or obligation (either individually or collectively); (b) agreement with any director, executive officer or other employee of any acquired Company (i) the benefits of which are contingent, or the terms of which are materially altered, on the occurrence of a transaction involving the Acquired Company of the nature of any of the Contemplated Transactions or relating to an actual or potential change in control of the Acquired Company or (ii) providing any term of employment or other compensation guarantee or extending severance benefits or other benefits after termination not comparable to benefits available to employees of the Acquired Companies generally; (c) agreement, plan or arrangement under which any person may receive payments as a result of the Contemplated Transactions that may be subject to tax imposed by Section 4999 of the IRC or included in the determination of such person's "parachute payment" under Section 280G of the IRC; and (d) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be triggered, increased, or the vesting of the benefits of which will be triggered or accelerated, by the occurrence of any of the Contemplated Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions. Except as provided for by the terms of any agreement, plan or arrangement, the existence of which is disclosed in Part 3.15(b) of the Disclosure Letter, the consummation of the Contemplated Transactions, without regard to any other event following the Effective Time, will not (i) entitle any current or former employee or officer of any Acquired Company to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting or increase the amount of compensation due any such employee or officer.

         (c) No employee or director of any Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Acquired Companies, or (ii) the ability of any Acquired Company to conduct its business. Except as set forth in Part 3.15(c) of the Disclosure Letter, to the Knowledge of the Company, no officer or other key employee of any Acquired Company intends to terminate his employment with such Acquired Company.

         (d) Part 3.15(d) of the Disclosure Letter contains a complete and accurate list of the following information for each retired employee or director of the Acquired Companies, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

         3.16 LABOR RELATIONS; COMPLIANCE

         No Acquired Company has been or is a party to any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting any Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Acquired Companies or their premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company. Each Acquired Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. No Acquired Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

         3.17 INTELLECTUAL PROPERTY

         (a) Intellectual Property Assets -- The term "Intellectual Property Assets" includes:

                  (i) the names Image Guided Technologies, Inc. and Springfield Surgical Instruments, Inc., all fictional business names, trading names, registered and unregistered trademarks and service marks, registrations and applications (collectively, "MARKS");

                  (ii) all patents, patent applications, and inventions improvements and other developments that may be patentable (collectively, "PATENTS");

                  (iii) all other know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, blue prints and other proprietary information (collectively, "PROPRIETARY INFORMATION"); and

                  (iv) all copyrights in both published works and unpublished works (collectively, "COPYRIGHTS").

owned, used, or licensed by any Acquired Company as licensee or licensor.

         (b) AGREEMENTS -- Part 3.17(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Acquired


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

Companies, of all Contracts relating to the Intellectual Property Assets to which any Acquired Company is a party or by which any Acquired Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $25,000 under which an Acquired Company is the licensee. There are no outstanding and, to the Knowledge of the Company, no Threatened disputes or disagreements with respect to any such agreement.

         (c) Know-How Necessary for the Business

                  (i) The Intellectual Property Assets are all those necessary for the operation of the Acquired Companies' businesses as they are currently conducted. Except as set forth in Part 3.17(c) of the Disclosure Letter, one or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

                  (ii) The Contemplated Transactions will not alter or impair any of the rights presently enjoyed by any Acquired Company with respect to the Intellectual Property Assets.

                  (iii) Except as set forth in Part 3.17(c) of the Disclosure Letter, all former and current employees of each Acquired Company have executed written Contracts with one or more of the Acquired Companies that assign to one or more of the Acquired Companies all rights to any inventions, improvements, developments or other information relating to the business of any Acquired Company. No employee of any Acquired Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of the Acquired Companies.

         (d) Patents

                  (i) Part 3.17(d) of the Disclosure Letter contains a complete and accurate list and summary description of all Patents owned or used (pursuant to license agreements or otherwise) by the Acquired Companies and, in the case of Intellectual Property Assets that are so owned, the jurisdictions in or by which such assets have been registered, filed or issued.

                  (ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

                  (iii) Except as set forth in Part 3.17(d) of the Disclosure Letter, no Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To the Knowledge of the Company, there is no potentially interfering patent or patent application of any third party.

                  (iv) Except as set forth in Part 3.17(d) of the Disclosure Letter, to the Knowledge of the Company, no Patent has been challenged or threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by any Acquired

Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

         (e) Marks

                  (i) Part 3.17(e) of Disclosure Letter contains a complete and accurate list and summary description of all Marks.

                  (ii) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

                  (iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to the Knowledge of the Company, no such action is Threatened with respect to any of the Marks.

                  (iv) To the Knowledge of the Company, there is no potentially interfering trademark or trademark application of any third party.

                  (v) To the Knowledge of the Company, no Mark has been challenged or threatened in any way. None of the Marks used by any Acquired Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

         (f) Copyrights

                  (i) Part 3.17(f) of the Disclosure Letter contains a complete and accurate list and summary description of all Copyrights.

                  (ii) All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

                  (iii) To the Knowledge of the Company, no Copyright has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

         (g) Proprietary Information

                  (i) With respect to each item of Proprietary Information, the documentation relating to such item of Proprietary Information is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

                  (ii) The Acquired Companies have taken all reasonable precautions to protect any secrecy, confidentiality and value of their Proprietary Information.

                  (iii) The Proprietary Information is not part of the public knowledge or literature, and, to the Knowledge of the Company, has not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Acquired Companies) or to the detriment of the Acquired Companies. No Proprietary Information is subject to any adverse claim or has been challenged or threatened in any way.

         3.18 REGULATORY MATTERS

         (a) Part 3.18(a) of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, any Acquired Company, including but not limited to product approvals and clearances issued by the FDA and similar foreign Governmental Bodies and product submissions to the FDA and similar foreign Governmental Bodies which are currently in process (the "SUBMISSIONS"). Except for the Submissions, each Governmental Authorization issued by a United States Governmental Body, and, to the Knowledge of the Company, each Governmental Authorization issued by a foreign Governmental Body, listed or required to be listed in Part 3.11(b) of the Disclosure Letter is valid and in full force and effect.

         (b) Except as set forth in Part 3.11(b) of the Disclosure Letter, to the Knowledge of the Company, the Governmental Authorizations listed in Part 3.18(a) of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets.

         (c) In calendar year 1999, the Company recorded no "complaints" (as such term is defined in 21 C.F.R. Section 820.198) and reported no Medical Device Reports ("MDRS"). From January 1, 2000 through the date of this Agreement, the Company recorded no "complaints" and reported no MDRs. Except as set forth in Part 3.18(c) of the Disclosure Letter, to the Knowledge of the Company, these "complaints" and MDRs would not reasonably lead to the conclusion that there is a trend or failure mode with respect to a particular product.

         (d) The Acquired Companies manufacture and for the past three years have manufactured their products in all material respects in accordance with all applicable FDA rules and regulations (including the Good Manufacturing Practices and the Quality System regulations promulgated by the FDA) and the European Medical Device Directive (93142/ECC) and quality control procedures of the Acquired Companies in effect at the time of manufacture. To the extent required, all of the products currently sold by the Acquired Companies have been approved for sale by the FDA and all other applicable federal, state, local and foreign regulatory agencies. The Acquired Companies are authorized by their "notified body" to apply the "CE" mark to the products listed in Part 3.18(d) of the Disclosure Letter. No Acquired Company has received any notice from the FDA or any other federal, state, local or foreign regulatory agency questioning its manufacturing practices or threatening to revoke or curtail any product approval, and no Acquired Company is aware of any intent to deliver any such notice. Part 3.18(d) of the Disclosure Letter contains a complete list of all products manufactured or marketed by the Acquired Companies, including those that require the approval of or notice to, or registration with, the FDA or any other United States federal or state or foreign governmental agency or bureau under any existing law, regulation or policy, specifying the type of approval or notice of registration required and the reference number or identification of each currently effective approval or notice and registration. Since January 1, 1995, none of the Acquired Companies has received any FDA "warning letter." None of the products identified in Part 3.18(d) of the Disclosure Letter has been the subject of any voluntary or involuntary recall or any governmental investigation other than routine inspections of the Acquired Companies' facilities and all United States and, except as set forth in Part 3.18(d) of the Disclosure Letter, international regulatory approvals therefor are owned by and registered in the name of an Acquired Company and are in full force and effect.

         3.19 CERTAIN PAYMENTS

         Since January 1, 1995, no Acquired Company or director, officer, agent, or employee of any Acquired Company, or to the Knowledge of the Company any other Person associated with or acting for or on behalf of any Acquired Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or any Affiliate of an Acquired Company, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.

         3.20 STRYKER REGISTRATION STATEMENT; COMPANY PROXY STATEMENT

         None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Stryker in connection with the issuance of Stryker Common Stock in the Merger, together with all amendments thereto (the "STRYKER REGISTRATION STATEMENT"), will, at the time the Stryker Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Company Proxy Statement will, at the date it is first mailed to the Company's shareholders and the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Stryker specifically for inclusion or incorporation by reference in the Company Proxy Statement.



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         3.21 STATE TAKEOVER STATUTES

         To the Knowledge of the Company, no state takeover statute is applicable to the Merger or any other Contemplated Transaction.

         3.22 DISCLOSURE

         (a) No representation or warranty of the Company in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

         (b) No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

         (c) There is no fact known to any Acquired Company that has specific application to any Acquired Company (other than general economic or industry conditions) and that materially adversely affects or, as far as any Acquired Company can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Acquired Companies (on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Letter.

         3.23 TRANSACTIONS WITH RELATED PERSONS

         Except as set forth in Part 3.23 of the Disclosure Letter, no Related Person of any Acquired Company has, or since January 1, 1995 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Companies' businesses. Except as set forth in Part 3.23 of the Disclosure Letter, no Related Person of any Acquired Company is, or since January 1, 1995 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with any Acquired Company or (ii) engaged in competition with any Acquired Company with respect to any line of the products or services of such Acquired Company in any market presently served by such Acquired Company. Except as set forth in Part 3.23 of the Disclosure Letter, no Related Person of any Acquired Company is a party to any Contract with, or has any claim or right against, any Acquired Company.

         3.24 BROKERS

         Other than as set forth in Part 3.24 of the Disclosure Letter, the Company has not incurred and will not incur any obligation for any finder's or broker's fee or agents' commission or other similar payment in connection with the Contemplated Transactions.



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


4. REPRESENTATIONS AND WARRANTIES OF STRYKER AND MERGER SUB

         Each of Stryker and Merger Sub represents and warrants to the Company as follows:

         4.1 ORGANIZATION AND GOOD STANDING

         Stryker is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado.

         4.2 CAPITALIZATION

         The authorized capital stock of Stryker consists of (i) 500,000,000 shares of Stryker Common Stock and (ii) 500,000 shares of preferred stock, $1.00 par value. As of May 31, 2000, (i) 194,919,584 shares of Stryker Common Stock were issued and outstanding and (ii) no shares of Stryker Preferred Stock were issued and outstanding. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Stryker having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Stryker may vote are issued or outstanding. All outstanding shares of Stryker Common Stock are, and all shares of Stryker Common Stock that may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

         4.3 AUTHORITY; NO CONFLICT

         (a) This Agreement is a legal, valid, and binding obligation of Stryker and Merger Sub, enforceable against each in accordance with its terms. The execution, delivery and performance by Stryker and Merger Sub of this Agreement and the consummation by Stryker and Merger Sub of the Contemplated Transactions have been duly authorized by the respective boards of directors of Stryker and Merger Sub and no other corporate proceedings on the part of Stryker or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement by Stryker and Merger Sub and the consummation of the Contemplated Transactions.

         (b) Neither the execution and delivery of this Agreement by Stryker or Merger Sub nor the consummation or performance of any of the Contemplated Transactions by Stryker or Merger Sub will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                  (i) any provision of Stryker's or Merger Sub's Organizational Documents;

                  (ii) any resolution adopted by the board of directors or the stockholders of Stryker or Merger Sub;

                  (iii) any Legal Requirement or Order to which Stryker or Merger Sub may be subject; or

                  (iv) any Contract to which Stryker or Merger Sub is a party or by which Stryker or Merger Sub may be bound.



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

         (c) No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Stryker or Merger Sub in connection with the execution and delivery of this Agreement by Stryker and Merger Sub or the consummation by Stryker and Merger Sub of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of (A) the Stryker Registration Statement and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the Contemplated Transactions; (ii) the filing of the Articles of Merger with the Secretary of State of the State of Colorado and appropriate documents with the relevant authorities of other states in which Stryker is qualified to do business; (iii) such filings with and approvals of the New York Stock Exchange to permit the shares of Stryker Common Stock that are to be issued in the Merger to be listed on the New York Stock Exchange; (iv) filings with Governmental Bodies to satisfy the applicable requirements of state securities or "blue sky" laws and (v) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

         4.4 CERTAIN PROCEEDINGS

         There is no pending Proceeding that has been commenced against either Stryker or Merger Sub that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of Stryker, no such Proceeding has been threatened.

         4.5 SEC DOCUMENTS; UNDISCLOSED LIABILITIES

         Stryker has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 1999 (the "STRYKER SEC DOCUMENTS"). As of their respective dates, the Stryker SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Stryker SEC Documents. Except to the extent that information contained in any Stryker SEC Document has been revised or superseded by a later filed Stryker SEC Document, none of the Stryker SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Stryker included in the Stryker SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Stryker and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except for liabilities (i) reflected in such financial statements or in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practice since the date of the most recent audited financial statements included in the Stryker

SEC Documents or (iii) incurred in connection with this Agreement or the transactions contemplated hereby or thereby neither Stryker nor any of its Subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         4.6 INFORMATION SUPPLIED

         None of the information supplied or to be supplied by Stryker specifically for inclusion or incorporation by reference in (i) the Stryker Registration Statement will, at the time the Stryker Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Company Proxy Statement will, at the date it is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Stryker Registration Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Stryker with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Stryker Registration Statement.

         4.7 INTERIM OPERATIONS OF MERGER SUB

         Merger Sub was formed solely for the purpose of engaging in transactions of the type contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

         4.8 NO OTHER REPRESENTATIONS OR WARRANTIES

         Except for the representations and warranties contained in this Agreement, neither Stryker nor Merger Sub makes any representation or warranty, and hereby disclaims any such representations by Stryker or Merger Sub with respect to the execution and delivery of the Agreement or the Contemplated Transactions.

5. COVENANTS OF THE COMPANY

         5.1 ACCESS AND INVESTIGATION

         Between the date of this Agreement and the Closing Date, the Company will, and will cause each Acquired Company (other than the Company) and the Representatives of each Acquired Company (other than the Company) to, (a) afford Stryker and its Representatives full and free access during normal business hours to each Acquired Company's personnel, contracts, books and records, and other documents and data, as Stryker may reasonably request and (b) furnish Stryker and its Representatives with copies of all such contracts, books and records and other documents and data as Stryker or its Representatives may reasonably request.

         5.2 OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES

         Between the date of this Agreement and the Closing Date, except as specifically contemplated by this Agreement and the Disclosure Letter, the Company will, and will cause each Acquired Company other than the Company to:

         (a) conduct the business of such Acquired Company only in the Ordinary Course of Business;

         (b) use their Best Efforts to preserve intact the current business organization of such Acquired Company, keep available the services of the current officers, employees, and agents of such Acquired Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company;

         (c) confer with Stryker concerning operational matters of a material nature; and

         (d) otherwise report periodically to Stryker concerning the status of the business, operations and finances of such Acquired Company.

         5.3 NEGATIVE COVENANT

         Between the date of this Agreement and the Closing Date, except as specifically permitted by this Agreement and the Disclosure Letter, the Company will not, and will cause each other Acquired Company not to, without the prior consent of Stryker, take any affirmative action, or fail to take any reasonable action within their or its control as a result of which any of the changes or events listed in Section 3.12 is likely to occur.

         5.4 REQUIRED APPROVALS

         Between the date of this Agreement and the Closing Date, the Company will, and will cause each other Acquired Company and each of its and their Related Person to, cooperate with Stryker with respect to all filings that Stryker is required by Legal Requirements to make in connection with the Contemplated Transactions.

         5.5 NOTIFICATION

         Between the date of this Agreement and the Closing Date, the Company will promptly notify Stryker in writing if the Company or any other Acquired Company becomes aware of any fact or condition that causes or constitutes a Breach of any of the Company's representations and warranties as of the date of this Agreement, or if the Company or any other Acquired Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, the Company will promptly deliver to Stryker a supplement to the Disclosure Letter specifying such change. During the same period, the

Company will promptly notify Stryker of the occurrence of any Breach of any covenant of the Company in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

         5.6 PAYMENT OF INDEBTEDNESS BY RELATED PERSONS

         The Company will cause all indebtedness owed to any Acquired Company by any Related Person of any Acquired Company to be paid in full prior to Closing.

         5.7 NO SOLICITATION BY THE COMPANY

         (a) The Company shall not, nor shall it permit any other Acquired Company to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, at any time prior to the date of the Company Shareholders Meeting (the "APPLICABLE PERIOD"), the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Company and its representatives may, in response to a Superior Proposal which was not solicited by it or which did not otherwise result from a breach of this Section 5.7(a), and subject to providing prior written notice of its decision to take such action to Stryker and compliance with Section 5.7(c), (x) furnish information with respect to the Company and its Subsidiaries to any person making a Superior Proposal pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such Superior Proposal. For purposes of this Agreement, "TAKEOVER PROPOSAL" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of assets of the Company other than in the Ordinary Course of Business, or any shares of any class or series of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer for shares of any class or series of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

         (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Stryker, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing (each, an "ACQUISITION AGREEMENT") related to any Takeover Proposal, other than any such agreement entered into concurrently with a termination pursuant to the next sentence in order to facilitate such action. Notwithstanding the foregoing, during the Applicable Period, in response to a Superior Proposal which was not solicited by the Company and which did not otherwise result from a breach of Section 5.7(a), if the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Board of Directors of the Company may (subject to this and the following sentence) terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Acquisition Agreement with respect to any Superior Proposal), but only at a time that is during the Applicable Period and is after the tenth business day following Stryker's receipt of written notice advising Stryker that the Board of Directors of the Company is prepared to accept a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of the Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of its financial advisor referred to in Part 3.24 of the Disclosure Letter) to be more favorable to the Company's shareholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being obtained by such third party.

         (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.7, the Company shall promptly (and no later than 48 hours) advise Stryker orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the Person making such request or Takeover Proposal. The Company will keep Stryker informed of the status and material terms and conditions (including amendments or proposed amendments) of any such request or Takeover Proposal.

         (d) Nothing contained in this Section 5.7 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, that, except as expressly permitted by this Section 5.7, neither the Company nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal.

         5.8 PREPARATION OF THE STRYKER REGISTRATION STATEMENT AND COMPANY PROXY
         STATEMENT: COMPANY SHAREHOLDERS MEETING

         (a) As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Company Proxy Statement and Stryker shall prepare and file with the SEC the Stryker Registration Statement, in which the Company Proxy Statement will be included as a prospectus. Each of the Company and Stryker shall use its reasonable best efforts to have the Stryker Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. The Company will use its reasonable best efforts to cause the Company Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after the Stryker Registration Statement is declared effective under the Securities Act. Stryker shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Stryker Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Stryker Registration Statement will be made by Stryker, or the Company Proxy Statement will be made by the Company, without providing the other party the opportunity to review and comment thereon. Stryker will advise the Company, promptly after it receives notice thereof, of the time when the Stryker Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Stryker Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Stryker Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. The Company will inform Stryker, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Company Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Stryker, or any of their respective affiliates, officers or directors, should be discovered by the Company or Stryker which should be set forth in an amendment or supplement to any of the Stryker Registration Statement or the Company Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of the Company.

         (b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date (which will be as soon as practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its shareholders (the "COMPANY SHAREHOLDERS MEETING") solely for the purpose of obtaining the Company Shareholder Approval. The Company shall, through its Board of Directors, recommend to its shareholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing but subject to its right to terminate this Agreement pursuant to Section 5.7(b), the Company agrees that its obligations pursuant to the first sentence of this Section 5.8(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal.

         5.9 LETTER OF THE COMPANY'S ACCOUNTANTS; LETTER OF STRYKER'S
         ACCOUNTANTS

         (a) The Company shall use its reasonable best efforts to cause its independent public accountants to deliver to Stryker two letters from the Company's independent public accountants, one dated the date on which the Stryker Registration Statement is declared effective by the SEC and one dated the Closing Date, each addressed to Stryker, in form and substance reasonably satisfactory to Stryker and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Stryker Registration Statement.

         (b) Stryker shall use its reasonable best efforts to cause its independent public accountants to deliver to the Company two letters from Stryker's independent public accountants, one dated the date on which the Stryker Registration Statement is declared effective by the SEC and one dated the Closing Date, each addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Stryker Registration Statement.

         5.10 BEST EFFORTS

         Between the date of this Agreement and the Closing Date, the Company will use its Best Efforts to cause the conditions in Sections 7.1 and 7.2 to be satisfied.

         6. COVENANTS OF STRYKER AND MERGER SUB

         6.1 REQUIRED APPROVALS

         Between the date of this Agreement and the Closing Date, Stryker will, and will cause each of its Related Persons to, cooperate with the Company with respect to all filings that the Company is required by Legal Requirements to make in connection with the Contemplated Transactions.

         6.2 BEST EFFORTS

         Between the date of this Agreement and the Closing Date, Stryker will use its Best Efforts to cause the conditions in Sections 7.1 and 7.3 to be satisfied.

         6.3 OFFICERS' AND DIRECTORS' INDEMNIFICATION

         (a) Stryker will cause the Surviving Corporation to keep in effect in each of its Articles and Bylaws provisions providing for exculpation and indemnification of the respective officers and directors of the Company to the fullest extent permitted under Colorado law.

         (b) For a period of six years after the Effective Time, Stryker shall cause to be maintained in effect the current officers' and directors' liability insurance maintained by the Company with respect to its officers and directors covering acts or omissions occurring prior to the Effective Time; provided that Stryker may substitute therefor policies of at least the same coverage and amounts that contain terms and conditions that are no less advantageous to the officers and directors of the Company than such existing insurance and provided, further, that if the existing coverage cannot be maintained or equivalent coverage cannot be obtained or can be obtained only by paying an annual premium in excess of $35,000, Stryker shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to $35,000.

         (c) In the event Stryker or any of its successors or assigns (i) consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 6.3, proper provision will be made so that the successors and assigns of Stryker assume the obligations set forth in this
Section 6.3 and none of the actions described in clauses (i) or (ii) will be taken until such provision is made.

         (d) Any person seeking indemnification under this Section 6.3 shall be entitled to such indemnification only if such person notifies Stryker promptly after such person becomes aware of any claim, action, suit or proceeding in respect of which such person is making a claim hereunder and cooperate in the defense thereof. Absent a conflict of interest under standards of professional conduct, Stryker is entitled to select counsel to represent the indemnitee, which selection must be approved by the indemnitee, such approval not to be unreasonably withheld. So long as the proceeding (or settlement) involves only the payment of money by Stryker, Stryker is entitled to control the conduct of the proceeding.

         (e) Present and former officers and directors of the Company are intended third-party beneficiaries of the provisions set forth in this Section
6.3 and will be entitled to enforce such provisions against Stryker and Merger Sub and their successors and assigns.

         (f) Notwithstanding the foregoing, no person who is or was an officer or director of the Company prior to the Effective Time shall be entitled to the benefit of the provisions set forth in subsections (a), (c) and (d) of this
Section 6.3 with respect to any loss, claim, damage or expense incurred in connection with a matter as to which such person had knowledge that should have been, but was not, set forth in the Disclosure Letter and the Articles and Regulations may be amended to so provide.

7. CONDITIONS PRECEDENT

         7.1. CONDITIONS PRECEDENT TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.

         The respective obligations of each party hereto to effect the merger shall be subject to the fulfillment or satisfaction, prior to or on the closing date of each of the following conditions precedent:

         (a) Shareholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the shares of Company Common Stock. There shall not have been written demands or objections made and not withdrawn or otherwise terminated under Section 7-113-101 et. seq. of the CBCA by shareholders of the Company holding in the aggregate more than 200,000 shares of Company Common Stock.

         (b) No Litigation. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Body of competent jurisdiction or other legal restraint or prohibition (collectively, "RESTRAINTS") shall be in effect, and there shall not be pending any suit, action or proceeding by any Governmental Body (i) preventing the consummation of the Merger or (ii) which otherwise is reasonably likely to have a Material Adverse Effect on the Company or Stryker, as applicable; provided, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

         (c) Stryker Registration Statement. The Stryker Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Stryker Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated.

         (d) Stock Exchange Listing. The shares of Stryker Common Stock issuable in accordance with the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

         7.2.     CONDITIONS PRECEDENT TO OBLIGATIONS OF STRYKER AND MERGER SUB.

         All obligations of Stryker and Merger Sub under this Agreement are subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following additional conditions precedent:

         (a) Performance of Obligations, Representations and Warranties. The Company shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing. Each of the Company's representations and warranties contained in Section 3 of this Agreement shall be true and correct as of the date hereof and as of the Closing with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) does not have, and could not reasonably be expected to result, individually or in the aggregate, in losses, liabilities, claims, damages (including incidental and consequential damages), expenses and diminution in value, whether or not involving a third party claim, in an amount exceeding $600,000. Stryker and Merger Sub shall have received a certificate dated the Closing Date and signed by the Chairman, President or a Vice-President of the Company, certifying that, the conditions specified in this
Section 7.2(a) have been satisfied.

         (b) Employment Agreements. Paul L. Ray and Waldean A. Schulz, Ph.D. shall each have entered into an Employment Agreement with the Surviving Corporation, substantially in the form of Exhibits II and III, respectively, hereto, and such agreements shall be in full force and effect.

         (c) Affiliates. Stryker shall have received from each Person referred to in Section 2.13, an executed copy of an agreement substantially in the form of Exhibit I.

         (d) Termination of Options and Warrants. IGT shall have taken action to terminate all Options and Warrants that have not been exercised as contemplated by Section 2.9.

         7.3.     CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS.

         All obligations of the Company under this Agreement are subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following additional conditions precedent:

         (a) Performance of Obligations; Representations and Warranties. Stryker and Merger Sub shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by them prior to or at the Closing. Each of the representations and warranties of Merger Sub and Stryker contained in Section 4 of this Agreement shall be true and correct as of the date hereof and as of the Closing with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) does not have, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Stryker. The Company shall have received certificates dated the Closing Date and signed by the President or a Vice-President of Stryker and Merger Sub, certifying that the conditions specified in this Section 7.3(a) have been satisfied.

         (b) Tax Opinion. The Company shall have received a written opinion from Ireland, Stapleton, Pryor & Pascoe, P.C., counsel to the Company, on the date on which the Stryker Registration Statement is declared effective by the SEC and on the Closing Date, in each case dated as of such respective date, to the effect that on the basis of certain facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

         7.4.     FRUSTRATION OF CLOSING CONDITIONS.

         None of the Company, Stryker or Merger Sub may rely on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement.

8. NON-SURVIVAL OF REPRESENTATION AND WARRANTIES.

         None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section shall not limit any covenant or agreement by the parties which expressly requires performance after the Effective Time.

9. TERMINATION

         9.1 TERMINATION EVENTS

         This Agreement may, by written notice given prior to or at the Closing, be terminated:

         (a) by Stryker if any of the conditions in Section 7.1 or 7.2 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Stryker to comply with its obligations under this Agreement) and Stryker has given Company written notice of Stryker's intent to terminate at least 30 days before the effective date of the proposed termination, and the Company has not satisfied the condition nor provided reasonable assurances that the condition will, in due course, be satisfied on or before the Closing Date;

         (b) by the Company if any of the conditions in Section 7.1 or 7.3 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Company to comply with its obligations under this Agreement) and the Company has given Stryker written notice of the Company's intent to terminate at least 30 days before the effective date of the proposed termination, and Stryker has not satisfied the condition nor provided reasonable assurances that the condition will, in due course, be satisfied on or before the Closing Date;

         (c) by the agreement of each of the Board of Directors of Stryker, Merger Sub and the Company;

         (d) by Stryker, if the Company or any of its directors or officers shall participate in discussions or negotiations or furnish information in breach of Section 5.7;

         (e) by the Company in accordance with Section 5.7(b); provided that, in order for the termination of this Agreement pursuant to this paragraph (e) to be deemed effective, the Company shall have complied with all provisions of Section 5.7, including the notice provisions therein, and with applicable requirements, including the payment of the Termination Fee;

         (f) by either Stryker or the Company if (i) the requisite approval of the shareholders of the Company shall not have been obtained at a Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof or (ii) the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 2000.

         9.2 RIGHTS AND OBLIGATIONS UPON TERMINATION

         Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated by a party because of the breach of this Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired. If this Agreement is terminated pursuant to

Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 10.1 and 10.5 will survive.

10. GENERAL PROVISIONS

         10.1 FEES AND EXPENSES

         (a) Except as provided in this Section 10.1, all fees and expenses incurred in connection with the Merger, this Agreement and the Contemplated Transactions shall be paid by the party incurring such fees or expenses whether or not the Merger is consummated.

         (b) In the event that (i) a bona fide Takeover Proposal shall have been made directly to the shareholders of the Company generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and thereafter this Agreement is terminated by either Stryker or the Company pursuant to Section 9.1(f), or (ii) this Agreement is terminated by the Company pursuant to Section 9.1(e) or (iii) this Agreement is terminated by Stryker pursuant to Section 9.1(d), then the Company shall promptly, but in no event later than the date of such termination, pay Stryker a fee equal to $600,000 (the "Termination Fee"), payable by wire transfer of same day funds; provided, that no Termination Fee shall be payable to Stryker pursuant to clause (i) of this Section 10.1(b) unless within nine (9) months of such termination the Company or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Takeover Proposal. The Company acknowledges that the agreements contained in this Section 5.10(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Stryker would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 10.1(b), and, in order to obtain such payment, Stryker commences a suit which results in a judgment against the Company for the fee set forth in this Section 10.1(b), the Company shall pay to Stryker its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

         10.2 PUBLIC ANNOUNCEMENTS

         Stryker and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national trading system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

         10.3 AFFILIATES

         As soon as practicable after the date hereof, the Company shall deliver to Stryker a letter identifying all Persons who are, at the time this Agreement is submitted for adoption by the shareholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such Person to deliver to Stryker as of the Closing Date, a written agreement substantially in the form attached as Exhibit I hereto.

         10.4 LISTINGS

         Stryker shall use its reasonable best efforts to cause the Stryker Common Stock issuable in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

         10.5 CONFIDENTIALITY

         Between the date of this Agreement and the Closing Date or, if this Agreement is terminated pursuant to the provisions of Article 9 hereof, for a period of two years thereafter, Stryker and the Company will maintain in confidence and will not use except for the purposes set forth herein, and will cause the respective Representatives of Stryker and the Acquired Companies to maintain in confidence, any information furnished by another party or an Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information was already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the transactions contemplated hereby are not closed, Stryker shall return to the Company all data, information and other written material relating to the Company obtained by it from the Company in connection with this Agreement or its negotiation.

         10.6 NOTICES

         All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by telecopier (with confirmation of receipt), or (c) received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

             Company:                      Image Guided Technologies, Inc.
                                           5710-B Flatiron Parkway
                                           Boulder, Colorado 80301
                                           Attention:  Paul L. Ray
                                           Facsimile No.: (303) 473-9059
           with a copy to:             Ireland, Stapleton, Pryor & Pascoe, P.C.
                                       Suite 2600
                                       1675 Broadway
                                       Denver, Colorado  80202-4685
                                       Attention:  William E. Tanis
                                       Facsimile No.:  (303) 623-2062

           Stryker or Merger Sub:      Stryker Corporation
                                       2725 Fairfield Road
                                       Kalamazoo, Michigan 49002
                                       Attention: David J. Simpson
                                       Facsimile No.: (616) 385-2216

           with a copy to:             Whitman Breed Abbott & Morgan LLP
                                       200 Park Avenue
                                       New York, New York 10166
                                       Attention: John H. Denne
                                       Facsimile No.: (212) 351-3131


         10.7 WAIVER

         The rights and remedies of the parties to this Agreement are cumulative and not alternative. The failure or any delay by any party in exercising any right, power, or privilege under this Agreement is not a waiver of such right, power, or privilege, and no single or partial exercise of any right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

         10.8 ENTIRE AGREEMENT AND MODIFICATION

         This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

         10.9 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

         Neither party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.

         10.10 SEVERABILITY

         If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         10.11 SECTION HEADINGS, CONSTRUCTION

         The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         10.12 GOVERNING LAW

         This Agreement is governed by the laws of the State of Colorado without giving effect to its principles of conflicts of laws.

         10.13 COUNTERPARTS

         This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, are one and the same Agreement.

         10.14 PERFORMANCE BY MERGER SUB

         Stryker will cause Merger Sub to comply with its obligations hereunder and cause Merger Sub to consummate the Merger as contemplated by this Agreement.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                  IMAGE GUIDED TECHNOLOGIES, INC.

                                  By:  /s/ PAUL L. RAY
                                     -----------------------------------------
                                       Name:  Paul L. Ray
                                       Title:  President



                                  STRYKER CORPORATION

                                  By:  /s/ STEPHEN SI JOHNSON
                                     -----------------------------------------
                                       Name:  Stephen Si Johnson
                                       Title:  Group President Med Surg



                                  IGT ACQUISITION CO.

                                  By:  /s/ DAVID J. SIMPSON
                                     -----------------------------------------
                                       Name:  David J. Simpson
                                       Title:  Vice President

                                                                         ANNEX B


                                   ARTICLE 113

                               DISSENTERS' RIGHTS


                                     PART 1

                               RIGHT OF DISSENT -
                               PAYMENT FOR SHARES

7-113-101. Definitions.
7-113-102. Right to dissent.
7-113-103. Dissent by nominees and beneficial owners.

                                     PART 2

                             PROCEDURE FOR EXERCISE
                              OF DISSENTERS' RIGHTS

7-113-201. Notice of dissenters' rights.
7-113-202. Notice of intent to demand payment.
7-113-203. Dissenters' notice.
7-113-204. Procedure to demand payment.
7-113-205. Uncertificated shares.
7-113-206. Payment.
7-113-207. Failure to take action.
7-113-208. Special provisions relating to shares acquired after announcement of proposed corporate action.
7-113-209. Procedure if dissenter is dissatisfied with payment or offer.

                                     PART 3

                          JUDICIAL APPRAISAL OF SHARES

7-113-301. Court action.
7-113-302. Court costs and counsel fees.

                                     PART 1

                               RIGHT OF DISSENT -
                               PAYMENT FOR SHARES


7-113-101. DEFINITIONS. For purposes of this article:

(1) "Beneficial shareholder" means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

(3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

(4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

(5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

(6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

(7) "Shareholder" means either a record shareholder or a beneficial shareholder.



7-113-102. RIGHT TO DISSENT. (1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party if:

(I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation; or

(II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

(c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102 (1); and

(d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102 (2).

(1.3) A shareholder is not entitled to dissent and obtain payment, under subsection (1) of this section, of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the national association of securities dealers automated quotation system, or were held of record by more than two thousand shareholders, at the time of:

(a) The record date fixed under section 7-107-107 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;

(b) The record date fixed under section 7-107-104 to determine shareholders entitled to sign writings consenting to the corporate action; or

(c) The effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

(1.8) The limitation set forth in subsection (1.3) of this section shall not apply if the shareholder will receive for the shareholder's shares, pursuant to the corporate action, anything except:

(a) Shares of the corporation surviving the consummation of the plan of merger or share exchange;

(b) Shares of any other corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the national association of securities dealers automated quotation system, or will be held of record by more than two thousand shareholders;

(c) Cash in lieu of fractional shares; or

(d) Any combination of the foregoing described shares or cash in lieu of fractional shares.

(2) (Deleted by amendment, L. 96, p. 1321, Section 30, effective June 1, 1996.)

(2.5) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

(3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

(4) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.


7-113-103. DISSENT BY NOMINEES AND BENEFICIAL OWNERS. (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if:

(a) The beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

(b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

(3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights. Any such requirement shall be stated in the dissenters' notice given pursuant to section 7-113-203.


                                     PART 2

                             PROCEDURE FOR EXERCISE
                              OF DISSENTERS' RIGHTS

7-113-201. NOTICE OF DISSENTERS' RIGHTS. (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) shall not affect any action taken at the shareholders' meeting for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202 (1).

(2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give notice as provided by this subsection (2) shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202 (2).


7-113-201. NOTICE OF DISSENTERS' RIGHTS. (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) shall not affect any action taken at the shareholders' meeting for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202 (1).

(2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give notice as provided by this subsection (2) shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202 (2).


7-113-203. DISSENTERS' NOTICE. (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this article.

(2) The dissenters' notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters' rights under section 7-113-102 and shall:

(a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

(b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

(c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

(e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

(f) State the requirement contemplated in section 7-113-103 (3), if such requirement is imposed; and

(g) Be accompanied by a copy of this article.


7-113-204. PROCEDURE TO DEMAND PAYMENT. (1) A shareholder who is given a dissenters' notice pursuant to section 7-113-203 and who wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:

(a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203 (2) (d), duly completed, or may be stated in another writing; and

(b) Deposit the shareholder's certificates for certificated shares.

(2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder's exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of such corporate action.

(3) Except as provided in section 7-113-207 or 7-113-209 (1) (b), the demand for payment and deposit of certificates are irrevocable.

(4) A shareholder who does not demand payment and deposit the shareholder's share certificates as required by the date or dates set in the dissenters' notice is not entitled to payment for the shares under this article.


7-113-205. UNCERTIFICATED SHARES. (1) Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

(2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.


7-113-206. PAYMENT. (1) Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters' rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

(2) The payment made pursuant to subsection (1) of this section shall be accompanied by:

(a) The corporation's balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

(b) A statement of the corporation's estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter's right to demand payment under section 7-113-209; and

(e) A copy of this article.


7-113-207. FAILURE TO TAKE ACTION. (1) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters' notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.


7-113-208. SPECIAL PROVISIONS RELATING TO SHARES ACQUIRED AFTER ANNOUNCEMENT OF PROPOSED CORPORATE ACTION. (1) The corporation may, in or with the dissenters' notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter's payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters' rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters' rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

(2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206 (2).


7-113-209. PROCEDURE IF DISSENTER IS DISSATISFIED WITH PAYMENT OR OFFER. (1) A dissenter may give notice to the corporation in writing of the dissenter's estimate of the fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation's offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

(a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

(b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

(c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207 (1).

(2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection
(1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

                                     PART 3

                          JUDICIAL APPRAISAL OF SHARES

7-113-301. COURT ACTION. (1) If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

(2) The corporation shall commence the proceeding described in subsection (1) of this section in the district court of the county in this state where the corporation's principal office is located or, if the corporation has no principal office in this state, in the district court of the county in which its registered office is located. If the corporation is a foreign corporation without a registered office, it shall commence the proceeding in the county where the registered office of the domestic corporation merged into, or whose shares were acquired by, the foreign corporation was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter's payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, or as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter's shares for which the corporation elected to withhold payment under section 7-113-208.


7-113-302. COURT COSTS AND COUNSEL FEES. (1) The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this article; or

(b) Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

                                     PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The following is a brief summary of certain indemnification provisions of the Michigan Business Corporation Act (the "MBCA") and the registrant's Restated Articles of Incorporation (the "Restated Articles") and By-Laws. The summary is qualified in its entirety by reference to the provisions of MBCA, the Restated Articles and the By-Laws.

         The MBCA permits a Michigan corporation to include in its articles of incorporation a provision that a director is not personally liable to the corporation or its stockholders for monetary damages for a breach of the director's fiduciary duty of care under certain circumstances. The registrant's Restated Articles provide that the personal liability of the registrant's directors to the registrant and its stockholders shall be limited and eliminated to the full extent authorized or permitted under the MBCA as from time to time in effect, thus automatically incorporating any future revisions of the MBCA with respect to director liability without the necessity of any further action by the registrant's stockholders.

         In general, the MBCA allows a corporation to indemnify its directors and officers if the director or officer acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant or its shareholders and with respect to any criminal action or proceeding, had no reason to believe his or her conduct was unlawful. The registrant's By-Laws provide for the registrant to indemnify, to the full extent authorized by law, any person who is made, or threatened to be made, a party in any civil, criminal, administrative or investigative proceeding by reason of the fact that such person is or was a director or officer of the registrant or served another corporation at the request of the registrant. Such indemnification could include liabilities arising under the Securities Act.

         The registrant has a directors and officers liability insurance policy designed to reimburse the registrant, subject to certain exclusions, for payments made pursuant to the indemnification provisions set forth above. Such policy covers up to $75,000,000 of losses in any year.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

2. Plan of acquisition, reorganization, arrangement, liquidation or succession.

                  (i) Agreement and Plan of Merger, dated as of June 1, 2000, among Image Guided Technologies, Inc., the registrant and IGT Acquisition Co. -- incorporated herein by reference from Annex A to the Proxy Statement/Prospectus that forms a part of this registration statement. The registrant hereby agrees to furnish supplementally a copy of any omitted schedules to this agreement to the Securities and Exchange Commission upon its request.

4. Instruments defining the rights of security holders, including indentures -- The registrant agrees to furnish to the Securities and Exchange Commission upon request a copy of each instrument pursuant to which long-term debt of the registrant and its subsidiaries not exceeding 10% of the total assets of the registrant and its consolidated subsidiaries is authorized.

                  (i) Restated Articles of Incorporation of registrant and Certificate of Amendment thereto dated December 28, 1993 -- incorporated by reference to Exhibit No. 3(i) to registrant's Annual Report on Form 10-K for the year ended December 31, 1993.

                  (ii) Certificate of Amendment to Restated Articles of Incorporation of registrant dated April 19, 2000.

                  (iii) Bylaws of registrant-- incorporated by reference to Exhibit No. 3(ii) to registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1988.

                  (iv) Form of Amended and Restated Credit and Guaranty Agreement, dated as of June 4, 1999, among the registrant, certain subsidiaries of the registrant, as guarantors, the Lenders named therein and certain other parties - Incorporated by reference to
         Exhibit 10.1 to the registrant's Form 8-K dated June 15, 1999 (Commission File No. 0-9165).

5. Opinion re legality.

                  Opinion of Whitman Breed Abbott & Morgan LLP, including the consent of such counsel.

8. Opinion re tax matters.

                  Opinion of Ireland, Stapleton, Pryor & Pascoe, P.C. as to certain United States federal income tax consequences of the merger, including the consent of such counsel.

23. Consents of experts and counsel.

                  (i) Consent of Ernst & Young LLP.

                  (ii) Consent of PricewaterhouseCoopers LLP.

                  (iii) The consent of Whitman Breed Abbott & Morgan LLP is contained in the opinion filed as Exhibit 5 of this Registration Statement.

                  (iv) The consent of Ireland, Stapleton, Pryor & Pascoe, P.C. is contained in the opinion filed as Exhibit 8 of this Registration Statement.

24. Powers of Attorney.

                  Included in Part II of this Registration Statement.

99. Additional Exhibits.

                  Form of Proxy to be mailed to holders of IGT common stock.

ITEM 22. UNDERTAKINGS

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's Annual Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT, HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF KALAMAZOO, STATE OF MICHIGAN, ON JUNE 27, 2000.

                                       STRYKER CORPORATION


                                       By: /s/John W. Brown
                                          -----------------
                                           John W. Brown,
                                           Chairman of the Board, President
                                           and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints John W. Brown and David J. Simpson, and each of them, with full power of substitution and resubstitution, as attorneys or attorney to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file with the Securities and Exchange Commission the same, with all exhibits thereto, and any and all applications or other documents to be filed with the Securities and Exchange Commission pertaining thereto, with full power and authority to do and perform any and all acts and things whatsoever required and necessary to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, hereby ratifying and confirming all that said attorneys, and any of them and any such substitute, may lawfully do or cause to be done by virtue hereof.

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON JUNE 27, 2000.

         Signature                                                  Title
         ---------                                                  -----
/s/John W. Brown                                      Chairman of the Board, President and
-------------------                                   Chief Executive Officer (Principal
John W. Brown                                         Executive Officer)

/s/David J. Simpson                                   Vice President, Chief Financial Officer
-------------------                                   and Secretary (Principal Financial
David J. Simpson                                      Officer)

/s/Dean H. Bergy                                      Vice President, Finance (Principal
-------------------                                   Accounting Officer)
Dean H. Bergy

/s/Howard E. Cox, Jr.                                 Director
---------------------
Howard E. Cox, Jr.

/s/Donald M. Engelman                                 Director
---------------------
Donald M. Engelman

/s/Jerome H. Grossman                                 Director
---------------------
Jerome H. Grossman

/s/John S. Lillard                                    Director
---------------------
John S. Lillard

/s/William U. Parfet                                  Director
---------------------
William U. Parfet

/s/Ronda E. Stryker                                   Director
---------------------
Ronda E. Stryker

                                  EXHIBIT INDEX


EXHIBIT
NUMBER                     DESCRIPTION
------                     -----------
2(i)                       Agreement and Plan of Merger, dated as of June 1,
                           2000, among Image Guided Technologies, Inc., the
                           registrant and IGT Acquisition Co. -- included as
                           Annex A to the Proxy Statement/Prospectus that forms
                           a part of this registration statement.

4(i)* Restated Articles of Incorporation of registrant and Certificate of Amendment thereto dated December 28,
                           1993 -- incorporated by reference to Exhibit No. 3(i) to registrant's Annual Report on Form 10-K for the year ended December 31, 1993.

4(ii)                      Certificate of Amendment to Restated Articles of
                           Incorporation of registrant dated April 19, 2000.

4(iii)* Bylaws of registrant-- incorporated by reference to Exhibit No. 3(ii) to registrant's Quarterly Report on
                           Form 10-Q for the quarter ended June 30, 1988.

4(iv)*                     Form of Amended and Restated Credit and Guaranty
                           Agreement, dated as of June 4, 1999, among the registrant, certain subsidiaries of the registrant, as guarantors, the Lenders named therein and certain other parties - Incorporated by reference to Exhibit
                           10.1 to the registrant's Form 8-K dated June 15, 1999
                           (Commission File No. 0-9165).

5 Opinion of Whitman Breed Abbott & Morgan LLP, including the consent of such counsel.

8                          Opinion of Ireland, Stapleton, Pryor & Pascoe, P.C.
                           as to certain United States federal income tax consequences of the merger, including the consent of such counsel.

23(i)                      (i) Consent of Ernst & Young LLP.

23(ii)                     (ii) Consent of PricewaterhouseCoopers LLP.

23(iii)                    (iii) The consent of Whitman Breed Abbott & Morgan
                           LLP is contained in the opinion filed as Exhibit 5 of this Registration Statement.

23(iv)                     (iv) The consent of Ireland, Stapleton, Pryor &
                           Pascoe, P.C. is contained in the opinion filed as
                           Exhibit 8 of this Registration Statement.

24                         Powers of Attorney - included in Part II of this
                           Registration Statement.

99 Form of Proxy to be mailed to holders of IGT common stock.

----------

*  Incorporated by reference.